Exhibit (19)

WACHOVIA

Third Quarter Ended September 30, 2008

Quarterly Financial Supplement

Management's Discussion and Analysis

WACHOVIA CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL SUPPLEMENT
NINE MONTHS ENDED SEPTEMBER 30, 2008
TABLE OF CONTENTS

FINANCIAL HIGHLIGHTS

	Three Months Ended		Percent	Nine Months Ended		Percent
	September 30,		Increase	September 30,		Increase
(Dollars in millions, except per share data)	2008	2007	(Decrease)	2008	2007	(Decrease)

EARNINGS SUMMARY
Net interest income (GAAP)	$4,991	4,551	10%	$14,033	13,500	4%
Tax-equivalent adjustment	48	33	45	155	108	44

Net interest income (Tax-equivalent)	5,039	4,584	10	14,188	13,608	4
Fee and other income	733	2,933	(75)	6,675	10,907	(39)

Total revenue (Tax-equivalent)	5,772	7,517	(23)	20,863	24,515	(15)
Provision for credit losses	6,629	408	—	15,027	764	—
Other noninterest expense	5,966	4,397	36	17,439	13,645	28
Merger-related and restructuring expenses	697	36	—	1,189	78	—
Goodwill impairment	18,786	—	—	24,846	—	—
Other intangible amortization	96	92	4	296	313	(5)

Total noninterest expense	25,545	4,525	—	43,770	14,036	—
Minority interest in income (loss) of consolidated subsidiaries	(105)	189	—	32	464	(93)

Income (loss) from continuing operations before income taxes (benefits) (Tax-equivalent)	(26,297)	2,395	—	(37,966)	9,251	—
Tax-equivalent adjustment	48	33	45	155	108	44
Income taxes (benefits)	(2,647)	656	—	(4,844)	2,794	—

Income (loss) from continuing operations	(23,698)	1,706	—	(33,277)	6,349	—
Discontinued operations, net of income taxes	—	(88)	—	—	(88)	—

Net income (loss)	(23,698)	1,618	—	(33,277)	6,261	—
Dividends on preferred stock	191	—	—	427	—	—

Net income (loss) available to common stockholders	$(23,889)	1,618	—%	$(33,704)	6,261	—%

Diluted earnings per common share (a)
Net income (loss) available to common stockholders	$(11.18)	0.85	—%	$(16.28)	3.26	—%
Return on average common stockholders’ equity	(157.43)%	9.19	—	(65.08)%	12.04	—
Return on average assets (b)	(11.91)%	0.88	—	(5.62)%	1.18	—

ASSET QUALITY
Allowance for loan losses as % of loans, net	3.18%	0.78	—	3.18%	0.78	—
Allowance for loan losses as % of nonperforming assets	102	115	—	102	115	—
Allowance for credit losses as % of loans, net	3.24	0.82	—	3.24	0.82	—
Net charge-offs as % of average loans, net	1.57	0.19	—	1.11	0.16	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	3.05%	0.66	—	3.05%	0.66	—

CAPITAL ADEQUACY
Tier I capital ratio	7.49%	7.10	—	7.49%	7.10	—
Total capital ratio	12.40	10.84	—	12.40	10.84	—
Leverage ratio	5.70%	6.10	—	5.70%	6.10	—

OTHER FINANCIAL DATA
Net interest margin	2.94%	2.92	—	2.81%	2.98	—
Fee and other income as % of total revenue	12.70	39.02	—	31.99	44.49	—
Effective income tax rate	10.04%	27.33	—	12.71%	30.49	—

BALANCE SHEET DATA
Securities	$107,693	111,827	(4)%	$107,693	111,827	(4)%
Loans, net	482,373	449,206	7	482,373	449,206	7
Total assets	764,378	754,168	1	764,378	754,168	1
Total deposits	418,840	421,937	(1)	418,840	421,937	(1)
Long-term debt	183,350	158,584	16	183,350	158,584	16
Stockholders’ equity	$50,003	70,140	(29)%	$50,003	70,140	(29)%

OTHER DATA
Average basic common shares (In millions)	2,137	1,885	13%	2,070	1,890	10%
Average diluted common shares (In millions)	2,143	1,910	12	2,080	1,918	8
Actual common shares (In millions)	2,161	1,901	14	2,161	1,901	14
Dividends paid per common share	$0.05	0.64	(92)	$1.07	1.76	(39)
Dividend payout ratio on common shares	(0.45)%	75.29	—	(6.54)%	53.99	—
Book value per common share	$18.59	36.90	(50)	$18.59	36.90	(50)
Common stock price	3.50	50.15	(93)	3.50	50.15	(93)
Market capitalization	$7,563	95,326	(92)	$7,563	95,326	(92)
Common stock price to book value	19%	136	(86)	19%	136	(86)
FTE employees	117,227	109,724	7	117,227	109,724	7
Total financial centers/brokerage offices	4,820	4,167	16	4,820	4,167	16
ATMs	5,303	5,123	4%	5,303	5,123	4%

(a)	Calculated using average basic common shares in 2008.

(b)	Net income (loss) as a percentage of average assets.

Management’s Discussion and Analysis
This discussion contains forward-looking statements. Please refer to our Third Quarter 2008 Report on Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.
Executive Summary
Summary of Results of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In millions, except per share data)	2008	2007	2008	2007

Net interest income (GAAP)	$4,991	4,551	14,033	13,500
Tax-equivalent adjustment	48	33	155	108

Net interest income (a)	5,039	4,584	14,188	13,608
Fee and other income	733	2,933	6,675	10,907

Total revenue (a)	5,772	7,517	20,863	24,515
Provision for credit losses	6,629	408	15,027	764
Other noninterest expense	5,966	4,397	17,439	13,645
Goodwill impairment	18,786	-	24,846	-
Merger-related and restructuring expenses	697	36	1,189	78
Other intangible amortization	96	92	296	313

Total noninterest expense	25,545	4,525	43,770	14,036
Minority interest in income (loss) of consolidated subsidiaries	(105)	189	32	464
Income taxes (benefits)	(2,647)	656	(4,844)	2,794
Tax-equivalent adjustment	48	33	155	108

Net income (loss)	(23,698)	1,706	(33,277)	6,349

Discontinued operations, net of income taxes	-	(88)	-	(88)
Dividends on preferred stock	191	-	427	-

Net income (loss) available to common stockholders	(23,889)	1,618	(33,704)	6,261

Diluted earnings (loss) per common share from continuing operations	(11.18)	0.90	(16.28)	3.31

Diluted earnings (loss) available to common stockholders	$(11.18)	0.85	(16.28)	3.26

(a) Tax-equivalent.
Following tumultuous events in the financial services industry in the third quarter of 2008, Wachovia entered into a merger agreement with Wells Fargo & Company on October 3, 2008. Details about the merger agreement are discussed in the Wachovia-Wells Fargo Merger section. The merger agreement with Wells Fargo was preceded by Wachovia’s deteriorating financial and liquidity position, which included its inability to access the debt capital markets, following the bankruptcy of Lehman Brothers, the Federal Reserve’s assistance to AIG, the Federal Deposit Insurance Corporation (FDIC) seizure of Washington Mutual Bank, and the announcement that a tentative agreement in the U.S. Congress regarding banking relief legislation had collapsed. On September 29, 2008, we announced we had entered into a nonbinding agreement-in-principle with Citigroup, Inc. and the FDIC, providing for Citigroup’s acquisition of Wachovia’s banking entities with federal assistance from the FDIC. The agreement-in-principle with Citigroup was subject to the execution of definitive agreements between Wachovia and Citigroup. Prior to executing such definitive agreements with Citigroup, we entered into the merger agreement with Wells Fargo.
Wachovia reported a net loss available to common stockholders of $33.7 billion, or a net loss of $16.28 per share, in the first nine months of 2008 compared with earnings of $6.3 billion, or $3.26 per share, in the first nine months of 2007. Key drivers in the pre-tax loss were:
•	A $24.8 billion noncash goodwill impairment charge reflecting declining equity market valuations and the terms of the merger with Wells Fargo. The goodwill impairment charge did not affect Wachovia’s tangible capital levels, regulatory capital ratios or liquidity. More information is in the Critical Accounting Policies and Balance Sheet Analysis: Goodwill sections.

•	A $15.0 billion loan loss provision, which increased reserves by $10.9 billion since December 31, 2007, including an increase in reserves of $7.8 billion for the payment option mortgage portfolio called Pick-a-Payment.

•	$5.7 billion in market disruption-related losses, including $2.1 billion of securities impairment write-downs. More information is in the Market Disruption-Related Losses section. These losses included:
o	$3.1 billion in Corporate and Investment Bank distribution-related losses. More information is in the Market Disruption-Related Losses section;

o	$1.6 billion in the Parent, which included $1.3 billion of securities impairments;

o	$1.0 billion in Capital Management, which included $766 million in securities losses primarily related to the support of three Evergreen money market funds.
•	A $975 million noncash charge related to certain leasing transactions widely referred to as “sale in, lease out” or SILO transactions.

•	$481 million in net gains related to the adoption of new fair value accounting standards on January 1, 2008.

•	A $225 million gain from our ownership interest in Visa, Inc., which completed its initial public offering in March 2008.

•	A $1.7 billion addition to legal reserves, including $997 million of costs related to a previously disclosed auction rate securities settlement ($783 million net of minority interest).

•	$1.2 billion of merger-related and restructuring charges, including $515 million related to expense reductions announced in the second quarter of 2008.
On October 3, 2008, Wachovia and Wells Fargo & Company signed a definitive merger agreement that provides for Wachovia common stockholders to receive 0.1991 of a share of Wells Fargo common stock for each Wachovia common share they own. The merger is expected to be consummated in the fourth quarter of 2008, pending stockholder approval. More information is in the Wachovia-Wells Fargo Merger section.
Revenues and expenses also reflect the impact of the A.G. Edwards, Inc. acquisition from October 1, 2007.
In the first nine months of 2008, we added $11.55 billion in capital through common and preferred stock offerings. In April 2008, we issued in concurrent offerings $4.025 billion of convertible preferred stock and $4.025 billion of common stock and in February 2008 we issued $3.5 billion of preferred stock.
Prompted by continuing significant home price devaluation in stressed real estate markets, particularly in Florida and California, and our current expectation for continued devaluation through mid 2010, we increased the allowance for credit losses by $10.9 billion in the first nine months of 2008, to $15.6 billion or 3.24 percent of loans at September 30, 2008. The $7.8 billion increase in Pick-a-Payment reserves in the first nine months of 2008, $3.4 billion of which was in the third quarter, reflected a continued severe decline in home prices and the related effects on borrowers’ behavior in the face of the loss of equity in their homes.

The provision for credit losses was $15.0 billion compared with $764 million in the first nine months of 2007, and exceeded net charge-offs by $11.1 billion. In the first nine months of 2008 our net charge-offs were $3.9 billion, an increase of $3.4 billion from the first nine months of 2007. This represented a 95 basis point increase in the net charge-off ratio to 1.11 percent of average net loans. The provision in the third quarter of 2008 amounted to $6.6 billion compared with $5.6 billion in the second quarter of 2008 and $2.8 billion in the first quarter of 2008.
Nonperforming assets, including loans held for sale, were $15.0 billion, representing a ratio of nonperforming assets to loans, foreclosed properties and loans held for sale of 3.05 percent at September 30, 2008, an increase from $5.4 billion, or 1.14 percent, at December 31, 2007, largely reflecting increases relating to our Pick-a-Payment mortgage product and residential-related commercial real estate. We continue to mitigate the risk and volatility of our balance sheet through risk management practices, including increased collection efforts.
Other Factors in Results
Credit headwinds and the capital markets disruption overwhelmed results in the first nine months of 2008. In the first nine months of 2008 compared with the first nine months of 2007, results also included:
•	4 percent growth in net interest income, driven by higher loans and deposits and improved margins, somewhat offset by the effect of the $975 million SILO-related lease charge and increasing nonaccrual loans.

•	A 12 percent increase in average loans to $473.7 billion. Average consumer loans rose 5 percent, driven by higher traditional mortgage loans. Average commercial loan growth of 23 percent reflected strength in large corporate and middle-market commercial loans and in commercial real estate. Increased consumer and commercial loans included the transfer of $4.1 billion in commercial loans and $2.9 billion in consumer loans from the held-for-sale portfolio in the first nine months of 2008.

•	A 4 percent increase in average core deposits to $392.5 billion, although period-end core deposits of $370.0 billion were down 7 percent from year-end 2007. The Liquidity and Capital Adequacy: Core Deposits section has more information. We continue to expand product distribution in the recently integrated former World Savings branches, offer retail brokerage deposits in the former A.G. Edwards franchise, increase productivity in our de novo (or new) branches and benefit from product introductions, such as Way2Save and competitive certificate of deposit campaigns. In the first nine months of 2008, we opened 59 de novo branches, consolidated 101 branches, and expanded our commercial banking presence, all of which added $129 million to noninterest expense.

•	Higher fiduciary and asset management fees and brokerage commissions largely reflecting the A.G. Edwards acquisition.
In the first nine months of 2008 compared with the first nine months of 2007, the General Bank’s earnings declined to $3.2 billion, down $1.2 billion, driven by rapidly rising credit costs and related expenses primarily in the mortgage business, which overshadowed continued sales momentum as reflected by 7 percent growth in revenue to $14.1 billion. Wealth Management earned $276 million on 5 percent revenue growth in challenging markets. The capital markets disruption continued to negatively affect results in the Corporate and Investment Bank (CIB), which had a loss of $566 million driven by $3.1 billion in net market disruption-related valuation losses and reduced origination volume in most markets-related businesses. Capital Management results were a net loss of $134 million due to continued market disruption-related valuation losses and our settlement agreement on auction rate securities.

Other Matters
Leveraged Lease Charge The noncash charge of $975 million, or $855 million after tax, recorded in the second quarter of 2008 relates to certain cross-border leasing transactions we entered into between 1999 and 2003 involving lease-to-service contracts and leases of qualified technological equipment, which are widely known as sale-in, lease-out or SILO transactions. We discontinued originating these transactions in 2003. The decision to record the noncash charge came after our analysis of a federal appeals court opinion in a case involving another financial institution where the opinion disallowed tax benefits associated with certain lease-in, lease-out or LILO transactions. We believe some aspects of the court decision could be extended to SILO transactions. Subsequently, a federal court issued an adverse decision on a SILO transaction entered into by two other financial institutions. While the tax law involving SILO transactions remains unsettled, as we disclosed in Note 1 to Consolidated Financial Statements in our 2007 Annual Report, applicable accounting standards require us to update the tax cash flow assessment on our SILO transactions in light of the federal court ruling. A majority of the charge will be recognized as income over the remaining terms of the affected leases, generally 35 to 40 years. However, because this charge occurs relatively early in the term of the SILOs, the effect on net interest income of recording this charge is expected to be a decrease through 2018, then positive thereafter. More information is in Note 1 to Consolidated Financial Statements in our Third Quarter 2008 Report on Form 10-Q.
On August 5, 2008, as part of an Internal Revenue Service (IRS) initiative, a number of companies including Wachovia received from the IRS a resolution offer regarding SILO transactions. On October 3, 2008, we submitted a nonbinding acceptance to participate in the initiative. As discussions with the IRS evolve, we will continue to evaluate any potential effect to our financial condition and results of operations were we to enter into a final settlement agreement with the IRS. Such an agreement would have no effect on our LILO portfolio as we settled all issues related to this portfolio with the IRS in 2004.
Fair Value Implementation On January 1, 2008, we adopted Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 157 establishes a framework for measuring fair value under U.S. GAAP, expands disclosures about fair value measurements and provides new income recognition criteria for certain derivative contracts. SFAS 157 does not establish any new fair value measurements; rather it defines “fair value” for other accounting standards that require the use of fair value for recognition or disclosure. SFAS 159 permits companies to elect to carry certain financial instruments at fair value with corresponding changes in fair value recorded in the results of operations. The effect of adopting SFAS 157 was recorded either directly to first quarter 2008 results of operations or as a cumulative effect of a change in accounting principle through an adjustment to beginning retained earnings on January 1, 2008, depending on the nature of the fair value adjustment. The transition adjustment for SFAS 159 was recorded as a cumulative effect of a change in accounting principle through an adjustment to beginning retained earnings on January 1, 2008.
The adoption of SFAS 157 resulted in net gains in the first quarter 2008 results of operations of $481 million pre-tax related primarily to a change in the methodology used to calculate the fair value of certain investments in private equity funds held in a wholly owned investment company. This amount excludes the ongoing effect in the first nine months of 2008 related to the application of SFAS 157. Also, on January 1, 2008, we recorded a $38 million after-tax gain ($61 million pre-tax) as a cumulative effect adjustment to beginning retained earnings related to removal of blockage discounts previously applied in determining the fair value of certain actively traded public equity investments and to profits previously deferred on certain derivative transactions. SFAS 157 prohibits the use of blockage discounts in determining the fair value of certain financial instruments.

Upon adoption of SFAS 159, we elected to record certain existing securities classified as available for sale and a small percentage of our loans held-for-sale portfolio at fair value, and as a result recorded a $38 million after-tax charge ($60 million pre-tax) to 2008 beginning retained earnings as a cumulative effect of the adoption of SFAS 159.
Market Disruption-Related Losses, Net (a)

	2008				2007
	Nine Months Year-to-Date				2nd Half	Cumulative

	Trading	Securities
	profits	gains	Other
(Pre-tax dollars in millions)	(losses)	(losses)	Income	Total	Total	Total

Corporate and Investment Bank
ABS CDO and other subprime-related	$(434)	(388)	10	(812)	(1,048)	(1,860)
Commercial mortgage (CMBS)	(662)	(25)	(390)	(1,077)	(1,088)	(2,165)
Consumer mortgage	(367)	-	(98)	(465)	(205)	(670)
Leveraged finance	189	-	(374)	(185)	(179)	(364)
Other	(479)	(49)	(2)	(530)	(50)	(580)

Total	(1,753)	(462)	(854)	(3,069)	(2,570)	(5,639)
Capital Management
Impairment and trading losses	(176)	(766)	(22)	(964)	(57)	(1,021)
Auction Rate securities (ARS) losses	(85)	-	-	(85)	-	(85)
Parent
Impairment losses/other (b)	-	(1,274)	(321)	(1,595)	(94)	(1,689)

Total, net	(2,014)	(2,502)	(1,197)	(5,713)	(2,721)	(8,434)
Discontinued operations (Bluepoint)	$-	-	-	-	(330)	(330)

ARS Settlement costs in sundry expense
Capital Management(c)	$-	-	-	(932)	-	(932)
Corporate and Investment Bank	-	-	-	(65)	-	(65)

Total	$-	-	-	(997)	-	(997)

(a) Net of associated hedges.
(b) 2nd half of 2007 includes $50 million of provision expense related to loan impairments.
(c) Includes $99 million and $115 million pre-tax relating to Prudential Financial’s minority interest in 3Q08 and 2Q08, respectively.
Market Disruption-Related Losses Net market disruption-related valuation losses were $5.7 billion in the first nine months of 2008, with $2.3 billion in the first quarter of 2008, $936 million in the second quarter of 2008 and $2.5 billion in the third quarter of 2008. We began to incur market disruption-related losses in the second half of 2007 and such losses amounted to $2.7 billion in 2007, excluding discontinued operations. Of the 2008 losses, $3.1 billion were in the Corporate and Investment Bank, $1.6 billion were in the Parent, and $1.0 billion were in Capital Management, as detailed in the Market Disruption-Related Losses, Net table.
For a number of years, we have been a major participant in structuring and underwriting fixed income investment products backed by pools of loans, such as commercial mortgage-backed securities (CMBS) and residential mortgage-backed securities (RMBS), as well as collateralized debt obligations (CDOs) that are typically backed by pools of bonds including CMBS and RMBS, loans and other assets. We have also been a participant in underwriting and syndicating leveraged commercial loans. Our CMBS and RMBS structuring activities involved consumer and commercial real estate loans underwritten primarily through our direct origination channels. Our CDO business involved transactions predominantly backed by commercial loans and commercial real estate loans. We purchased subprime residential assets such as RMBS as part of our CDO distribution strategy.
The markets for subprime RMBS and for CDOs collateralized by subprime RMBS, which we refer to as ABS CDOs, as well as for CMBS, have been particularly hard hit by the market disruption, while the market for leveraged loans has been affected by spread widening.
Rising defaults and delinquencies in subprime residential mortgages as well as rating agencies’ downgrades of a large number of subprime RMBS have led to continued declines in the valuations of these types of securities and certain indices that serve as a reference point for determining the value of such securities. The continued pressures of the weaker housing markets, particularly in income-producing categories, as well as continuing concerns over the U.S. economy and illiquidity in the commercial real estate sector have led to continuing declines in the value of CMBS and CDOs backed by commercial real estate loans.

Leveraged finance results included net market disruption-related losses of $309 million in the first quarter of 2008 and net gains of $102 million in the second quarter of 2008 and $22 million in the third quarter of 2008. The first quarter results were driven by losses on several large unfunded commitments partially offset by gains on economic hedges. Second quarter results were driven by recoveries of previous write-downs related to the resolution of certain commitments, partially offset by $372 million of losses related to ineffectiveness of economic hedges that were largely unwound during the second quarter. Third quarter results were driven by gains on economic hedges.
With respect to our monoline-related structured products exposure, in the first nine months of 2008 we recorded $411 million of reserves based on monoline exposure profiles and our assessments of the credit quality of each monoline.
Market disruption-related losses in Capital Management in the first nine months of 2008 amounted to $1.0 billion of write-downs largely on trading and available for sale securities. This included $761 million related to the support of Evergreen money market funds, $172 million related to the liquidation of an Evergreen fund, $85 million related to auction rate securities in our portfolio, and $31 million related to other securities impairment write-downs. Market disruption-related losses in the Parent in the first nine months of 2008 amounted to $1.6 billion, including impairment write-downs on securities available for sale of $1.3 billion, and valuation losses of $314 million related to our bank-owned life insurance (BOLI) portfolio.
In the second half of 2007, we recorded market disruption-related losses of $330 million related to BluePoint Re Limited, a Bermuda-based monoline bond reinsurer that was a consolidated subsidiary of Wachovia. There were no additional BluePoint losses in the first nine months of 2008. Further information on BluePoint is in the Parent section.
The fair values of all of our assets that are subject to market valuation adjustments, including but not limited to subprime RMBS and ABS CDOs, CMBS warehouse assets and leveraged finance commitments, depend on market conditions and assumptions that may change over time. Accordingly, the fair values of these assets in future periods and their effect on our financial results will depend on future market developments and assumptions and may be materially greater or less than the changes in values discussed above.
Further information on these market disruption-related losses is provided in the Corporate Results of Operations: Fee Income, Corporate and Investment Bank, Capital Management and Parent sections that follow.
Subprime-related, CMBS and Leveraged Finance
Distribution Exposure, Net (a)

		9/30/08
		Exposure
	9/30/08	Hedged With	9/30/08	6/30/08	12/31/07
	Gross	Various	Net	Net	Net
($ in millions)	Exposure	Instruments	Exposure	Exposure	Exposure

ABS CDO-related exposures:
Super senior ABS CDO exposures
High grade	$2,287	(2,287)	-	-	-
Mezzanine	1,075	(726)	349	419	613

Total super senior ABS CDO exposures	3,362	(3,013)	349	419	613
Other retained ABS CDO-related exposures	50	(16)	34	12	208

Total ABS CDO-related exposures (b)	3,412	(3,029)	383	431	821
Subprime RMBS exposures:
AAA rated	1,420	-	1,420	1,524	1,948
Below AAA rated (net of hedges) (c)	144	-	144	(46)	(253)

Total subprime RMBS exposures	1,564	-	1,564	1,478	1,695
Total subprime-related exposure	4,976	(3,029)	1,947	1,909	2,516
Commercial mortgage-related (CMBS)	649	-	649	756	7,564
Leveraged finance (net of applicable fees)	$ n.a.	n.a.	2,270	3,766	9,149

(a) Certain amounts herein are subject to SFAS 157 valuations and other are notional amounts. At September 30, 2008, substantially all of the amounts subject to SFAS 157 measurement were Level 3 assets. The valuation techniques and inputs used are found in Note 18 to Consolidated Financial Statements.
(b) At 9/30/08, $2.0 billion was hedged with highly rated monoline financial guarantors; $1.0 billion was hedged with AIG.
(c) Net short position due to hedging activities.

Market Disruption-Related Distribution Exposure The Subprime-related, CMBS and Leveraged Finance Distribution Exposure, Net table shows our remaining exposure to structured products and leveraged finance assets originally intended for distribution, specifically ABS CDOs, subprime RMBS, CMBS and leveraged finance commitments, at September 30, 2008, and the comparable net exposures at June 30, 2008, and December 31, 2007.
Since the market disruption began in July 2007, we have elected to transfer certain assets that were originally intended for distribution to the loan portfolio based on our view that the market valuations provide attractive longer term investment returns. These assets were transferred at fair value and are no longer being marketed. In the first nine months of 2008, these transfers amounted to $4.4 billion of commercial and commercial real estate funded and unfunded exposure and $2.1 billion of consumer real estate loans.
As of September 30, 2008, our notional ABS CDO distribution exposure, net of hedges with financial guarantors, was $383 million. Of our subprime RMBS exposure of $1.6 billion at September 30, 2008, $1.4 billion is rated AAA or equivalent by rating agencies.
Our CMBS mark-to-market exposure of $649 million at September 30, 2008, was down from $7.6 billion at December 31, 2007. More than 50 percent of the remaining exposure at September 30, 2008, is AAA-rated or equivalent.
Our leveraged finance exposure of $2.3 billion at September 30, 2008, was down from $9.1 billion at December 31, 2007, with the decrease attributable in part to cancellation of a large unfunded commitment. Of the September 30, 2008 exposure, $1.6 billion related to unfunded commitments. There was no bridge equity exposure at September 30, 2008.
Wachovia-Wells Fargo Merger
On October 3, 2008, Wells Fargo & Company and Wachovia announced they had entered into a merger agreement providing for Wells Fargo to purchase Wachovia in its entirety and without government assistance, in a stock-for-stock merger transaction. In addition, as announced on October 3, 2008, Wachovia entered into a share exchange agreement with Wells Fargo under which Wells Fargo agreed to acquire 10 newly issued shares of Wachovia’s Series M, Class A preferred stock, representing 39.9 percent of the aggregate voting power exercisable by Wachovia common stockholders and Wells Fargo as holder of the preferred stock, in exchange for the issuance of 1,000 shares of Wells Fargo common stock to Wachovia. The share exchange was completed on October 20, 2008.
The proposed merger with Wells Fargo will create the nation’s premier coast-to-coast community banking presence with community banks in 39 states and the District of Columbia. The new company will also operate the nation’s second largest retail brokerage firm and many complementary financial services businesses. The merger is expected to close by year-end 2008, subject to regulatory approvals and Wachovia stockholder approval.
Auction Rate Securities Wachovia has entered into agreements in principle with the Securities and Exchange Commission (SEC), the attorney general for the State of New York and the Missouri secretary of state (as the lead state in the North American Securities Administrators Association task force investigating the marketing and sale of auction rate securities, or ARS). The agreements in principle require that Wachovia purchase certain ARS sold to customers in accounts at Wachovia, reimburse investors who sold ARS purchased at Wachovia for less than par, provide liquidity loans to customers at no net interest until the ARS are repurchased, offer to participate in special arbitration procedures with customers who claim consequential damages from the lack of liquidity in ARS and refund refinancing fees to certain municipal issuers who issued ARS and later refinanced those securities through Wachovia. In addition Wachovia, without admitting or denying the allegations, will pay a total fine of $50 million to the state regulatory agencies and agree to the entry of consent orders by the state regulators and an injunction by the SEC. Wachovia intends to begin buying back the auction rate securities in November 2008. We recorded a $997 million pre-tax increase to legal reserves in the second and third quarters of 2008 related to this matter. More information is in the Noninterest Expense and Business Segments: Capital Management sections and Note 1 to Consolidated Financial Statements.
Critical Accounting Policies
Our accounting and reporting policies are in accordance with U.S. GAAP, and conform to general practices within the applicable industries. We use a significant amount of judgment and estimates based on assumptions for which the actual results are uncertain when we make the estimations. There are five policies that we identify as being particularly sensitive to judgments and the extent to which significant estimates are used: allowance for loan losses and the reserve for unfunded lending commitments (which is recorded in other liabilities); fair value of certain financial instruments (which includes assessment of available for sale securities for other-than-temporary impairment); consolidation; goodwill impairment; and contingent liabilities. Because of the relative significance of the provision for credit losses and the goodwill impairment charges to our results in the first nine months of 2008, we include information regarding the related policies below. For more information on the other critical accounting policies, please refer to our 2007 Annual Report on Form 10-K.
Allowance for Loan Losses and Reserve for Unfunded Lending Commitments The allowance for loan losses and reserve for unfunded lending commitments, which we refer to collectively as the allowance for credit losses, are maintained at levels we believe are adequate to absorb probable losses inherent in the loan portfolio and unfunded lending commitments as of the date of the consolidated financial statements. We monitor various qualitative and quantitative credit metrics and trends, including changes in the levels of past due, criticized and nonperforming loans as part of our allowance modeling process. In addition, we rely on estimates and exercise judgment in assessing credit risk. At September 30, 2008, the allowance for loan losses was $15.4 billion and the reserve for unfunded lending commitments was $254 million.
We employ a variety of modeling and estimation tools for measuring credit risk. These tools are periodically reevaluated and refined as appropriate. The following provides a description of each component of our allowance for credit losses, the techniques we use and the estimates and judgments inherent in each.
Our model for the allowance for loan losses has four components: formula-based components for both the commercial and consumer portfolios, each including a factor for historical loss variability; a reserve for impaired loans; and an unallocated component.
For commercial loans, the formula-based component of the allowance for loan losses is based on statistical estimates of the average losses observed by credit grade. Average losses for each credit grade reflect the annualized historical default rate and the average losses realized for defaulted loans.
For consumer loans, the formula-based component of the allowance for loan losses is based on statistical estimates of the average losses observed by product classification. We compute average losses for each product class using historical loss data, including analysis of delinquency patterns, origination vintage and various credit risk forecast indicators. In addition, for certain residential real estate loans, primarily the Pick-a-Payment portfolio, we use borrowers’ standard credit scoring measure (FICO), loan-to-value ratios for underlying properties, home price appreciation or depreciation data and other general economic data in estimating losses. In certain cases, we may stratify the portfolio geographically in the estimation of future home value changes. Credit loss estimates derived from statistical models may be augmented by amounts reflecting management’s judgment regarding probable incurred losses not captured by the applicable models. In the second and third quarters of 2008, we updated our model inputs to reflect expected continued deterioration in housing and a general worsening of the overall economy. Model inputs for our Pick-a-Payment portfolio were adjusted to include a more severe home price decline scenario and greater sensitivity to changes in borrower equity, which resulted in an increased cumulative loss output. More information is in the Provision and Allowance for Credit Losses section.
For both commercial and consumer loans, the formula-based components include additional amounts to establish reasonable ranges that consider observed historical variability in losses. This historical loss variability component represents a measure of the potential for significant volatility above average losses over short periods. Factors we may consider in setting these amounts include, but are not limited to, industry-specific data, geographic data, portfolio-specific risks or concentrations, and macroeconomic conditions.
At September 30, 2008, the formula-based components of the allowance were $2.5 billion for commercial loans and $11.6 billion for consumer loans, compared with $2.2 billion and $2.0 billion, respectively, at December 31, 2007.
We have established specific reserves within the allowance for loan losses for impaired commercial loans and for loans that have been modified in a troubled debt restructuring. We individually review any nonaccrual commercial loan with a minimum total exposure of $10 million in the Corporate and Investment Bank and $5 million in other segments to determine the amount of impairment, if any. In addition, certain nonaccrual commercial real estate loans in the Corporate and Investment Bank having a minimum exposure of $5 million are also reviewed individually. The reserve for each individually reviewed loan is based on the difference between the loan’s recorded investment and the loan’s estimated value, primarily determined based on the fair value of the collateral securing the loan. No other reserve is provided on impaired loans that are individually reviewed. At September 30, 2008, the allowance for loan losses included $529 million and the reserve for unfunded lending commitments included $25 million for individually reviewed impaired loans compared with $226 million and $4 million, respectively, at December 31, 2007.
The allowance for loan losses is supplemented with an unallocated component to reflect the inherent uncertainty of our estimates. The amount of this component and its relationship to the total allowance for loan losses may change from one period to another as warranted by facts and circumstances. We anticipate the unallocated component of the allowance will generally not exceed 5 percent of the total allowance for loan losses. At September 30, 2008, the unallocated component of the allowance for loan losses was $770 million, or 5 percent of the allowance for loan losses, compared with $165 million, or 4 percent, at December 31, 2007.
The reserve for unfunded lending commitments, which relates only to commercial business where our intent is to hold the funded loan in the loan portfolio, is based on a modeling process that is consistent with the methodology described above for the commercial portion of the allowance. In addition, this model includes as a key factor the historical average rate at which unfunded commercial exposures have been funded at the time of default. The reserve for unfunded lending commitments, including the reserve for impaired commitments, was $254 million at September 30, 2008, and $210 million at December 31, 2007.
The factors supporting the allowance for loan losses and the reserve for unfunded lending commitments as described above do not diminish the fact that the entire allowance for loan losses and reserve for unfunded lending commitments are available to absorb losses in the loan portfolio and related commitment portfolio, respectively. Our principal focus, therefore, is on the adequacy of the total allowance for loan losses and reserve for unfunded lending commitments.

Additionally, our primary bank regulators regularly conduct examinations of the allowance for credit losses and make assessments regarding its adequacy and the methodology employed in its determination.
Goodwill Impairment We test goodwill for impairment on an annual basis, or more often if events or circumstances indicate there may be impairment. As discussed in the Business Segments section, we operate in four core business segments. Goodwill impairment testing is performed at the sub-segment level (referred to as a reporting unit). The eight reporting units are General Bank: Commercial, and Retail and Small Business; Wealth Management; Corporate and Investment Bank: Corporate Lending, Investment Banking, and Treasury and International Trade Finance; and Capital Management: Retail Brokerage Services and Asset Management.
Goodwill is assigned to reporting units at the date the goodwill is initially recorded. Once goodwill has been assigned to reporting units, it no longer retains its association with a particular acquisition, and all of the activities within a reporting unit, whether acquired or organically grown, are available to support the value of the goodwill.
Under applicable accounting standards, goodwill impairment analysis is a two-step test. The first step, used to identify potential impairment, involves comparing each reporting unit’s fair value to its carrying value including goodwill. If the fair value of a reporting unit exceeds its carrying value, applicable goodwill is considered not to be impaired. If the carrying value exceeds fair value, there is an indication of impairment and the second step is performed to measure the amount of impairment.
The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated impairment. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step, over the aggregate fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill in the “pro forma” business combination accounting as described above exceeds the goodwill assigned to the reporting unit, there is no impairment. If the goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss recognized cannot exceed the amount of goodwill assigned to a reporting unit, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment losses is not permitted under applicable accounting standards.
Prior to 2008, we utilized two methods of estimating the fair values of the reporting units, the earnings multiple (EM) and discounted cash flow (DCF) methods. As our market capitalization declined and financial sector volatility increased, we focused on methods that were more representative of a market participant’s view. For the test as of March 31, 2008, a third method, transaction premium (TP), was added as an additional data point for management’s review in assessing the estimated fair values of the reporting units. The EM and TP methods are used in the analysis; however, there are significant differences in the products, services, and operating characteristics of the reporting units as compared to a set of selected comparable companies. As a result, in 2008, we relied primarily on the DCF method, using management projections for each reporting unit and risk-adjusted discount rates, as we considered it to be most reflective of a market participant’s view of fair value given the current market conditions. For segment reporting purposes, we allocate a provision for loan losses to each core business segment based on net charge-offs, and the difference between the total provision for the segments and the consolidated provision is recorded in the Parent segment. However, for purposes of the goodwill impairment analysis, the provision for loan losses is fully allocated to reporting units.
The DCF method used at each period-end utilized discount rates that we believe adequately reflected the risk and uncertainty in the financial markets generally and specifically in our internally developed earnings projections. Our DCF method employs a capital asset pricing model in estimating the discount rate (i.e., cost of equity financing) for each reporting unit. The inputs to this model include: risk-free rate of return; beta, a measure of the level of non-diversifiable risk associated with comparable companies for each specific reporting unit; market equity risk premium; and an unsystematic (company-specific) risk factor. The unsystematic risk factor is the input that specifically addresses uncertainty related to our projections of earnings and growth, including the uncertainty related to loss expectations.
For the September 30, 2008, goodwill impairment test, we used a total company fair value of $15.1 billion based on the exchange ratio of the proposed Wachovia-Wells Fargo merger and the closing price of Wells Fargo common stock of $35.16 on October 2, 2008. Using this total company fair value, we estimated the relative fair values of the reporting units, using market observable data, where available. As such, we did not use additional methods to estimate fair value of the reporting units for the third quarter of 2008.
The Goodwill Modeling Assumptions table details estimated fair values at each period-end as well as market capitalization. The table also includes the range of discount rates used in the DCF method at each reporting date and the implied control premium. Estimating the fair value of reporting units is a very subjective process that involves the use of estimates and judgments, particularly related to cash flows, the appropriate discount rates and an applicable control premium.
Goodwill Modeling Assumptions

	2008				2007
	Third		Second	First	Fourth
($ in billions)	Quarter		Quarter	Quarter	Quarter

Earnings multiple method	$ n/ a		74.0	90.8	94.4
Transaction premium method	n/ a		94.8	116.0	n/ a
Discounted cash flow method	n/ a		46.4	91.3	92.3
Wells Fargo transaction	$15.1		n/ a	n/ a	n/ a
Discount rate range	n/ a		14.2% to 20.9%	13.6% to 16.2%	11.4% to 17.2%
Market capitalization - 1 month’s average	$29.2		40.3	56.0	80.2
Implied control premium	n/ a	%	14.9	63.0	15.2
As shown above, the estimated fair values at each period-end with the exception of September 30, 2008, exceeded the market capitalization, representing an implied control premium. We evaluated the control premium against those in previous market transactions for financial services companies and determined that the indicated control premium was reasonable at each period end.
The more significant fair value adjustments in the pro forma business combination in the second step were to loans in each of the reporting units. Also, our step two analysis included adjustments to previously recorded identifiable intangible assets to reflect them at fair value and also included the fair value of additional intangibles not previously recognized (generally related to businesses not acquired in a purchase business combination). The adjustments to measure the assets, liabilities and intangibles at fair value are for the purpose of measuring the implied fair value of goodwill and such adjustments are not reflected in the consolidated balance sheet.
The Goodwill section has further information on the goodwill impairment charges in the second and third quarters of 2008. Applicable Notes to Consolidated Financial Statements provide additional information.

Corporate Results of Operations
Average Balance Sheets and Interest Rates

	Nine Months Ended		Nine Months Ended
	September 30, 2008		September 30, 2007

	Average	Interest	Average	Interest
(In millions)	Balances	Rates	Balances	Rates

Interest-bearing bank balances	$7,179	3.11%	$3,807	6.06%
Federal funds sold	14,514	2.80	13,480	5.25
Trading account assets	41,630	5.00	34,561	5.93
Securities	115,812	5.47	109,322	5.43
Commercial loans, net (a)	204,579	4.49	165,888	7.12
Consumer loans, net	269,157	6.69	256,272	7.52

Total loans, net	473,736	5.74	422,160	7.36

Loans held for sale	9,712	7.08	18,213	6.62
Other earning assets	10,818	5.12	8,057	6.98

Risk management derivatives	-	0.05	-	0.03

Total earning assets	673,401	5.62	609,600	6.88

Interest-bearing deposits	384,698	2.53	347,439	3.67
Federal funds purchased	39,557	2.79	39,203	4.98
Commercial paper	5,036	1.98	5,290	4.60
Securities sold short	6,409	3.54	7,758	3.79
Other short-term borrowings	9,236	1.60	7,463	2.69
Long-term debt	175,495	4.19	145,604	5.39

Risk management derivatives	-	0.04	-	0.10

Total interest-bearing liabilities	620,431	3.05	552,757	4.31

Net interest income and margin	$14,188	2.81%	$13,608	2.98%

(a) Includes the effect of the $975 million leverage lease recalculation charge in the second quarter of 2008.
Net Interest Income and Margin Tax-equivalent net interest income increased 4 percent in the first nine months of 2008 from the first nine months of 2007. The effect of higher earning assets, improving loan spreads and deposit growth, the effect of our preferred stock issuances in the first half of 2008 and in December 2007, and the benefit of a liability sensitive rate position were partially offset by the noncash $975 million SILO lease-related charge, the shift to lower spread deposits, increased liquidity levels and higher funding costs in response to the market disruption, as well as increased nonperforming loans.
The net interest margin declined 17 basis points to 2.81 percent in the first nine months of 2008 from the first nine months of 2007. The net interest margin was 3.00 percent in the first nine months of 2008, excluding the 19 basis point impact of the SILO charge, an improvement of 2 basis points from the same period a year ago reflecting improving loan spreads, deposit growth as well as the benefit of a liability sensitive rate position. Offsets to margin improvement, excluding the impact of the SILO charge, were a shift in deposits toward lower-spread categories, the impact of increased liquidity levels and higher wholesale funding costs in response to the market disruption, as well as increased nonperforming loans.
The average federal funds rate in the first nine months of 2008 was 279 basis points lower than the average rate in the first nine months of 2007, while the average longer-term two-year treasury note rate decreased 238 basis points and the average 10-year treasury note rate decreased 95 basis points.
In order to maintain our targeted interest rate risk profile, derivatives are often used to manage the interest rate risk inherent in our assets and liabilities. We routinely deploy hedging strategies designed to protect future net interest income. These strategies may reduce income in the short-term, although we expect them to benefit future periods. In the first nine months of 2008, interest rate risk management-related derivatives reduced net interest income by $64 million, which had a 1 basis point impact on the net interest margin, compared with a decrease in the first nine months of 2007 of $278 million, or 6 basis points.

Fee and Other Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In millions)	2008	2007	2008	2007

Service charges	$717	689	2,102	1,970
Other banking fees	525	471	1,541	1,336
Commissions	799	600	2,623	1,908
Fiduciary and asset management fees	1,291	1,029	4,085	2,997
Advisory, underwriting and other investment banking fees	243	393	784	1,254
Trading account profits (losses)	(701)	(301)	(1,519)	22
Principal investing	(310)	372	272	718
Securities gains (losses)	(1,978)	(34)	(2,991)	42
Other income	147	(286)	(222)	660

Total fee and other income	$733	2,933	6,675	10,907

Fee and Other Income Fee and other income declined 39 percent in the first nine months of 2008 compared with the first nine months of 2007 due to net market disruption-related valuation losses of $5.7 billion and reduced volume in many of our investment banking businesses. Results included $481 million in net gains in the first quarter of 2008 related to adoption of new fair value accounting standards and a $225 million gain related to the Visa initial public offering. In addition, in the first nine months of 2008 compared with the first nine months of 2007:
•	Service charge growth was driven by consumer service charges on higher volume and improved pricing, while commercial service charges rose on increased volume.

•	Other banking fees rose largely due to mortgage banking income and interchange fees.

•	Higher commissions reflected the impact of the A.G. Edwards acquisition, partially offset by lower retail brokerage transactional revenue as well as lower insurance commissions.

•	Increased fiduciary and asset management fees were driven by the impact of the A.G. Edwards acquisition, continued growth in retail brokerage managed account and other asset-based fees reflecting organic growth, somewhat offset by the effect of lower market valuations.

•	Advisory and underwriting results declined 37 percent from the year ago period driven by lower origination activity in businesses affected by the market disruption.

•	Trading account losses of $1.5 billion compared with profits of $22 million in the same period a year ago. Trading account losses in the first nine months of this year were driven by net market disruption-related losses of $2.0 billion, compared with losses of $447 million in the third quarter of 2007 (there were none in the first half of 2007), which included:
o	$434 million of losses in subprime residential asset-backed CDOs and other subprime-related products largely relating to losses on warehouse positions compared with $230 million of losses in the third quarter of 2007.

o	$662 million of losses in commercial mortgage structured products compared with $129 million of losses in the third quarter of 2007.

o	$367 million of losses in consumer mortgage structured products compared with $41 million of losses in the third quarter of 2007.

o	$189 million of hedging gains on economic hedges in leveraged finance compared with hedging gains of $62 million in the third quarter of 2007.

o	$479 million of losses in non-subprime collateralized debt obligations and other structured products compared with losses of $109 million in the third quarter of 2007.

o	$176 million in trading securities write-downs, substantially all of which were recorded in connection with the liquidation of an Evergreen fund compared with no write-downs in the third quarter of 2007.

o	$85 million of write-downs related to auction rate securities compared with no write-downs in the third quarter of 2007.
•	Principal investing results declined from the first nine months of 2007 despite the $466 million of net gains related to the adoption of new fair value accounting standards on January 1, 2008, as a result of strong results in the year ago period compared with the current nine month period, which included $310 million of net losses in the third quarter of 2008.

•	Net securities losses of $3.0 billion were driven by $2.5 billion of market disruption-related losses and $788 million of losses (of which $720 million were in the Parent) reflecting our change in intent from holding certain securities to selling them in the near term. The $2.5 billion of market disruption-related securities losses included $462 million of CIB distribution-related losses, $766 million of losses in Capital Management primarily related to the support of three Evergreen money market funds, and $1.3 billion of impairment losses in the Parent securities portfolio. These results also included the $225 million gain related to the Visa initial public offering. The losses in the first nine months of 2008 compared with net gains of $42 million in the year ago period, which included a $40 million valuation loss related to the purchase of certain asset-backed commercial paper investments from Evergreen money market funds in the third quarter of 2007.

•	Other income was a net loss of $222 million in the first nine months of 2008 compared with income of $660 million in the same period a year ago. The decline was partially attributable to $1.2 billion of market disruption-related losses in other income in the first nine months of this year compared with $734 million of losses in the third quarter of 2007 (there were none in the first half of 2007). The year over year results included:
o	A $394 million loss in the commercial sales and securitization business largely related to the market disruption with a loss of $140 million in the same period a year ago, which included $359 million of market disruption-related losses offsetting strong results earlier in 2007.

o	A $420 million decline in results for certain corporate investments largely reflecting the $314 million loss on certain BOLI contracts in the first quarter of 2008 as well as lower returns in 2008.

o	A $175 million decline in consumer loan sale and securitization results on lower volume largely in real estate secured.

o	Leveraged finance net market disruption-related losses of $374 million compared with $334 million in the third quarter of 2007 largely related to net write-downs on unfunded commitments. The first quarter of 2008 included $792 million of net write-downs; the second quarter results were a net gain of $438 million reflecting recoveries of previous write-downs related to the resolution of certain leveraged finance commitments and a net $20 million of write-downs in the third quarter of 2008. Related economic hedge results are reflected in trading. Unfunded commitments are valued assuming the commitments are fully funded under the current contractual terms.

The same trends described above in the nine month period also were the primary drivers of fee and other income results in the third quarter of 2008 compared with the third quarter of 2007, with the exception of other income, which was higher in the third quarter of 2008 compared with the same quarter a year ago, driven by higher losses in commercial mortgage-related sale and securitization activity in the third quarter of 2007.
Noninterest Expense

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In millions)	2008	2007	2008	2007

Salaries and employee benefits	$3,489	2,628	10,184	8,722
Occupancy	381	325	1,137	968
Equipment	325	283	965	899
Marketing	68	74	260	214
Communications and supplies	173	176	543	527
Professional and consulting fees	242	194	656	576
Sundry expense	1,288	717	3,694	1,739

Other noninterest expense	5,966	4,397	17,439	13,645
Merger-related and restructuring expenses	697	36	1,189	78
Goodwill impairment	18,786	-	24,846	-
Other intangible amortization	96	92	296	313

Total noninterest expense	$25,545	4,525	43,770	14,036

Noninterest Expense Noninterest expense increased 212 percent in the first nine months of 2008 from the first nine months of 2007. The overwhelming driver of the increase was the $24.8 billion noncash goodwill impairment charge as well as increased credit-related sundry expense primarily related to maintaining foreclosed properties, and previously mentioned legal expense. In addition, salaries and employee benefits expense contributed to the increase, largely attributable to the effect of the A.G. Edwards acquisition as well as increased incentives. Nonmerger-related severance expense increased $31 million in the first nine months of 2008 compared with the same period a year ago.
Additions to legal reserves in the first nine months of 2008 amounted to $1.7 billion, primarily related to previously disclosed matters, and $997 million for the effect of our settlement related to auction rate securities, partially offset by the first quarter 2008 reversal of $102 million of litigation reserves related to our ownership interest in Visa. The first nine months of 2008 also included $129 million associated with our strategic initiatives, including de novo expansion, branch consolidations and western expansion, compared with $120 million in the same period of 2007.
The same trends described above in the nine month period also drove noninterest expense results in the third quarter of 2008 compared with the third quarter of 2007.
Merger-Related and Restructuring Expenses Merger-related and restructuring expenses in the first nine months of 2008 of $1.2 billion included $577 million related to A.G. Edwards, $95 million related to Golden West, and $515 million related to our previously announced expense reduction strategies. In the first nine months of 2007, we recorded $78 million of merger-related and restructuring expenses.
Income Taxes Income tax benefit on a tax-equivalent basis was $4.7 billion in the first nine months of 2008 compared with income tax expense of $2.9 billion in the first nine months of 2007. The related effective income tax rates were 12.35 percent and 31.32 percent, respectively. The significant decline in the tax rate was the result of the $24.8 billion goodwill impairment charge, only a very small percentage of which is deductible for income tax purposes, as well as an $826 million increase in the valuation allowance for certain deferred tax assets, the primary source of which is the allowance for loan losses.

Business Segments
We provide diversified banking and nonbanking financial services and products primarily through four core business segments, the General Bank, Wealth Management, the Corporate and Investment Bank, and Capital Management. We also have a Parent segment that includes all asset and liability management functions, including managing our securities portfolio for liquidity and interest rate risk. The Parent includes the minority interest expense associated with our retail brokerage subsidiary; the Capital Management results include 100 percent of the subsidiary’s results. Business segment data excludes goodwill impairment charges, merger-related and restructuring expenses, other intangible amortization, discontinued operations, and the effect of changes in accounting principles. A provision for credit losses is allocated to each core business segment based on net charge-offs, and the difference between the total provision for the segments and the consolidated provision is recorded in the Parent segment. This methodology holds individual business segments responsible for confirmed net losses associated with operating the business and is consistent with the way in which management reviews segment results. In the first nine months of 2008, provision for credit losses in the Parent segment amounted to $11.0 billion, the majority of which related to Pick-a-Payment loans in the General Bank. While the $24.8 billion of goodwill impairment charges is not included in segment results, the Goodwill section shows the components of the charges attributed to each sub-segment.
We continuously update segment information for changes that occur in the management of our businesses. In the first nine months of 2008, we updated our segment reporting to reflect BluePoint as a discontinued operation, which is included in the Parent. Previously, BluePoint was included in the Corporate and Investment Bank. Also, we realigned corporate overhead allocations, resulting in a shift of such allocations from the four core business segments to the Parent. Our current and historical financial reporting reflects these changes. The impact to full year 2007 segment earnings as a result of these changes was:
•	In the General Bank, an increase of $207 million.

•	In Wealth Management, an increase of $21 million.

•	In the Corporate and Investment Bank, an increase of $330 million.

•	In Capital Management, an increase of $77 million.

•	In the Parent, a decrease of $405 million, not including $230 million in 2007 losses from discontinued operations excluded from core segment earnings; previously, this amount was included in Corporate and Investment Bank segment earnings.
As a result of updated performance expectations, modeling and macroeconomic conditions, the economic capital and expected loss factors for the Pick-a-Payment mortgage portfolio within the

General Bank’s Retail and Small Business line of business were revised for the third quarter of 2008. This revision results in economic capital and expected loss factors that are more closely aligned with the risk profile of the portfolio. All of the economic capital and expected loss factors will continue to be reviewed and updated quarterly as needed to reflect current conditions and updated modeling.
General Bank
Performance Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in millions)	2008	2007	2008	2007

Income statement data
Net interest income (Tax-equivalent)	$3,763	3,466	10,922	10,240
Fee and other income	1,003	935	2,983	2,716
Intersegment revenue	50	59	162	161

Total revenue (Tax-equivalent)	4,816	4,460	14,067	13,117
Provision for credit losses	1,340	207	2,834	508
Noninterest expense	2,127	1,898	6,236	5,685
Income taxes (Tax-equivalent)	492	860	1,824	2,527

Segment earnings	$857	1,495	3,173	4,397

Performance and other data
Economic profit	$699	1,190	2,624	3,442
Risk adjusted return on capital (RAROC)	25.40%	54.30	32.54	53.61
Economic capital, average	$19,302	10,904	16,273	10,800
Cash overhead efficiency ratio (Tax-equivalent)	44.16%	42.54	44.33	43.34
Lending commitments	$128,178	132,779	128,178	132,779
Average loans, net	318,573	295,188	316,217	292,003
Average core deposits	$292,653	290,099	293,361	288,209
FTE employees	53,073	56,427	53,073	56,427

General Bank The General Bank includes our Retail and Small Business and our Commercial lines of business. The General Bank’s earnings declined to $3.2 billion, down $1.2 billion, driven by rapidly rising credit costs and related expenses, primarily in the mortgage business. These results overshadowed continued sales momentum elsewhere as reflected in total revenue of $14.1 billion, up 7 percent. Other key General Bank trends in the first nine months of 2008 compared with the first nine months of 2007 included:
•	Average loan growth of 8 percent, led by consumer real estate secured and commercial lending.

•	A 4 percent increase in mortgage lending, primarily reflecting a decline in prepayments. Significant efforts have been made in our mortgage business to mitigate risk in the face of declining housing markets by restructuring our operating model, including ceasing origination through the General Bank’s wholesale mortgage origination channel; implementing extensive loss mitigation efforts; tightening underwriting guidelines and undertaking initiatives such as waiving prepayment fees on Pick-a-Payment loans and assisting Pick-a-Payment customers in refinancing their loans.

•	Reduced home equity originations, reflecting implementation of tightened credit standards resulting in additional limitations on utilization of undrawn equity lines. More than 95 percent of our home equity loans were originated through our branch network and other direct channels.

•	A 3 percent increase in auto originations with continued focus on higher credit scores.

•	Average core deposit growth of 2 percent, largely reflecting strength in wholesale deposits, which were up 4 percent, and an increase of 1 percent in retail deposits.

•	Growth in net new retail checking accounts, reflecting retention and acquisition efforts resulting in a net increase of 645,000 in the first nine months of 2008 compared with a net increase of 845,000 in the first nine months of 2007.

•	442,000 new checking accounts linked to the new Way2Save accounts, which launched in mid-January 2008.

•	10 percent growth in fee and other income, with strength in service charges, interchange income and mortgage banking fee income. Growth in interchange income reflected a 16 percent increase in debit/credit card volume from the first nine months of 2007.

•	Noninterest expense up 10 percent due to growth in credit-related sundry expense, as well as continued strategic investment in de novo branch activity and western expansion. During the first nine months of 2008, 59 de novo branches were opened and 101 branches were consolidated.

•	An increase in the provision for credit losses to $2.8 billion largely reflecting rapid deterioration in consumer real estate particularly in certain housing markets and higher losses in auto.

The same trends described above in the nine month period also drove General Bank results in the third quarter of 2008 compared with the third quarter of 2007.
Wealth Management
Performance Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in millions)	2008	2007	2008	2007

Income statement data
Net interest income (Tax-equivalent)	$194	184	575	542
Fee and other income	192	184	610	582
Intersegment revenue	2	4	10	10

Total revenue (Tax-equivalent)	388	372	1,195	1,134
Provision for credit losses	8	6	15	9
Noninterest expense	246	240	744	730
Income taxes (Tax-equivalent)	50	46	160	144

Segment earnings	$84	80	276	251

Performance and other data
Economic profit	$64	61	207	192
Risk adjusted return on capital (RAROC)	46.00%	50.69	49.76	53.68
Economic capital, average	$729	609	713	601
Cash overhead efficiency ratio (Tax-equivalent)	63.55%	64.71	62.31	64.40
Lending commitments	$6,376	7,007	6,376	7,007
Average loans, net	22,765	20,996	22,374	20,517
Average core deposits	$14,690	17,180	16,732	17,300
FTE employees	4,516	4,547	4,516	4,547

Wealth Management Wealth Management includes private banking, personal trust, investment advisory services, charitable services, financial planning and insurance brokerage. Wealth Management earned $276 million on 5 percent revenue growth in challenging markets. Other key Wealth Management trends in the first nine months of 2008 compared with the first nine months of 2007 included:
•	6 percent growth in net interest income on 9 percent loan growth and wider deposit spreads despite a 3 percent decline in average core deposits.

•	16 percent growth in fiduciary and asset management fees as the benefits of a pricing initiative implemented in the third quarter of 2007 and sales growth overcame declines in equity valuations. Insurance commissions declined 14 percent in a soft market for insurance premiums.

•	2 percent expense growth driven by the effect of private banking and western expansion investment, partially offset by expense efficiency initiatives.

•	A 13 percent decline in assets under management since year-end 2007 to $73.2 billion largely due to market depreciation.
The same trends described above in the nine month period also drove Wealth Management results in the third quarter of 2008 compared with the third quarter of 2007.

Corporate and Investment Bank
Performance Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in millions)	2008	2007	2008	2007

Income statement data
Net interest income (Tax-equivalent)	$1,043	838	3,211	2,328
Fee and other income	(416)	176	82	2,806
Intersegment revenue	(57)	(52)	(159)	(145)

Total revenue (Tax-equivalent)	570	962	3,134	4,989
Provision for credit losses	525	1	1,160	5
Noninterest expense	1,154	626	2,867	2,556
Income taxes (Tax-equivalent)	(406)	123	(327)	887

Segment earnings	$(703)	212	(566)	1,541

Performance and other data
Economic profit (loss)	$(899)	(113)	(1,301)	663
Risk adjusted return on capital (RAROC)	(13.26)%	6.40	(1.47)	20.85
Economic capital, average	$14,732	9,791	13,933	8,995
Cash overhead efficiency ratio (Tax-equivalent)	202.09%	65.12	91.45	51.24
Lending commitments	$99,489	119,791	99,489	119,791
Average loans, net	109,323	82,979	105,708	77,736
Average core deposits	$27,497	37,208	30,932	36,077
FTE employees	5,718	6,695	5,718	6,695

Corporate and Investment Bank Our Corporate and Investment Bank includes corporate lending, investment banking and treasury and international trade finance. The capital markets disruption has hit our Corporate and Investment Bank particularly hard since the third quarter of 2007, with a loss of $566 million in first nine months of 2008 compared with earnings of $1.5 billion in the first nine months of 2007. Results in the first nine months of 2008 were driven by $3.1 billion in net valuation losses reflecting continued disruption in the capital markets and reduced origination volume in most markets-related businesses. Principal investing results declined despite $446 million of gains in the first quarter of 2008 related to the adoption of new fair value accounting standards largely attributable to $310 million of losses in the third quarter of 2008. The market disruption-related valuation losses, net of applicable hedges, recognized in the first nine months of 2008 compared with the third quarter of 2007 (there were none in the first half of 2007) included:
•	$812 million in subprime residential asset-backed CDOs and other subprime-related products largely relating to losses on warehouse positions compared with $230 billion of losses in the third quarter of 2007;

•	$1.1 billion in commercial mortgage structured products compared with $488 million of losses in the third quarter of 2007;

•	$465 million in consumer mortgage structured products compared with $82 million of losses in the third quarter of 2007;

•	$185 million in leveraged finance net of fees and macro credit hedges compared with $272 million of losses in the third quarter of 2007; and

•	$530 million related to monoline reserves and breakage of certain contracts compared with $109 million of losses in the third quarter of 2007.
Additional key Corporate and Investment Bank trends in the first nine months of 2008 compared with the first nine months of 2007 included:
•	A 38 percent increase in net interest income, which reflected a 36 percent increase in average loans including $7.3 billion of net transfers into the loan portfolio of certain loans originally slated for disposition largely in the fourth quarter of 2007 and first quarter of 2008, as well as loan growth in the corporate lending and the global financial institutions businesses.

•	Growth in equities, global rate products and high grade, offset by lower results in loan syndications, structured products and merger and advisory products and services.

•	A 12 percent increase in noninterest expense primarily due to higher compensation expense including severance, and a $65 million reserve for auction rate securities losses in our portfolio.

•	Provision for credit losses of $1.2 billion largely reflecting residential-related commercial real estate losses, compared with $5 million in the first nine months of 2007.
The same trends described above in the nine month period also drove the Corporate and Investment Bank’s results in the third quarter of 2008 compared with the third quarter of 2007.
Capital Management
Performance Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in millions)	2008	2007	2008	2007

Income statement data
Net interest income (Tax-equivalent)	$388	268	977	787
Fee and other income	968	1,444	5,155	4,457
Intersegment revenue	4	(8)	(14)	(27)

Total revenue (Tax-equivalent)	1,360	1,704	6,118	5,217
Provision for credit losses	1	-	1	-
Noninterest expense	2,145	1,241	6,328	3,772
Income taxes (benefits) (Tax-equivalent)	(287)	169	(77)	527

Segment earnings (loss)	$(499)	294	(134)	918

Performance and other data
Economic profit (loss)	$(555)	258	(307)	808
Risk adjusted return on capital (RAROC)	(97.63)%	88.96	(8.56)	92.17
Economic capital, average	$2,033	1,310	2,098	1,331
Cash overhead efficiency ratio (Tax-equivalent)	157.72%	72.82	103.43	72.29
Lending commitments	$1,657	1,164	1,657	1,164
Average loans, net	3,223	2,142	2,889	1,789
Average core deposits	$54,734	31,489	48,844	31,463
FTE employees	29,301	17,908	29,301	17,908

Capital Management Capital Management includes Retail Brokerage Services and Asset Management. Capital Management results were a net loss of $134 million in the first nine months of 2008 primarily due to market disruption-related valuation losses of $1.0 billion and $932 million of auction rate securities settlement charges compared with earnings of $918 million in the first nine months of 2007. Capital Management results in the first nine months of 2008 include the acquisition of A.G. Edwards, completed on October 1, 2007. Other key Capital Management trends in the first nine months of 2008 compared with the first nine months of 2007 included:
•	Revenue growth of 17 percent despite declining equity markets year over year.
o	$6.2 billion in revenue from our retail brokerage businesses reflecting transactional revenues of $2.3 billion and asset-based and other income of $3.9 billion. Retail brokerage fee income increased 45 percent driven by the impact of the A.G. Edwards acquisition, as well as growth in managed account and other asset-based fees, partially offset by lower brokerage transaction activity and equity syndicate distribution fees as well as losses related to auction rate securities in the portfolio.

o	Net negative revenue of $71 million from our asset management businesses reflecting $942 million of market disruption-related losses incurred in connection with providing support to Evergreen funds.
•	Fee and other income up 16 percent driven by the addition of A.G. Edwards and growth in managed account and other brokerage asset-based fees, partially offset by $1.0 billion in market disruption-related losses, including:

o	$761 million in valuation losses primarily relating to the support of three Evergreen money market funds;

o	$172 million in valuation losses on the liquidation of an Evergreen fund;

o	$85 million in valuation losses on auction rate securities held in the securities portfolio; and

o	$31 million in other securities impairment losses.
•	Net interest income up 24 percent, driven by retail brokerage core deposit growth of $17.4 billion, which was partially offset by spread compression.

•	68 percent growth in noninterest expense largely due to the effect of the $932 million of settlement charges related to auction rate securities, along with merger activity.
Total Assets Under Management (AUM)

	2008		2007
	Third Quarter		Fourth Quarter		Third Quarter

(In billions)	Amount	Mix	Amount	Mix	Amount	Mix

Equity	$61.7	30%	$83.6	30%	$84.6	30%
Fixed income	92.8	44	123.0	45	137.7	48
Money market	54.6	26	68.1	25	63.1	22

Total assets under management (a)	$209.1	100%	$274.7	100%	$285.4	100%

(a) Includes $28.5 billion in assets managed for Wealth Management, which are also reported in that segment.
Total assets under management (AUM) of $209.1 billion at September 30, 2008, decreased 24 percent from December 31, 2007, with the decline largely in the third quarter of 2008, driven by net outflows of $40.6 billion as well as $25.0 billion in lower market valuations. Total brokerage client assets were $1.0 trillion at September 30, 2008, down 14 percent from year-end 2007 primarily due to lower market valuations. Retail Brokerage client accounts held auction rate securities subject to our settlement agreement amounting to an estimated $6.0 billion at September 30, 2008.
The same trends described above in the nine month period also drove Capital Management results in the third quarter of 2008 compared with the third quarter of 2007. However, fee and other income decreased in the third quarter of 2008 compared with the same period a year ago due to higher market disruption-related losses in the third quarter of 2008.

Parent
Performance Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in millions)	2008	2007	2008	2007

Income statement data
Net interest income (Tax-equivalent)	$(349)	(172)	(1,497)	(289)
Fee and other income	(1,014)	194	(2,155)	346
Intersegment revenue	1	(3)	1	1

Total revenue (Tax-equivalent)	(1,362)	19	(3,651)	58
Provision for credit losses	4,755	194	11,017	242
Noninterest expense	390	484	1,560	1,215
Minority interest	(71)	139	153	275
Income taxes (benefits) (Tax-equivalent)	(2,128)	(445)	(5,792)	(964)
Dividends on preferred stock	191	-	427	-

Segment loss	$(4,499)	(353)	(11,016)	(710)

Performance and other data
Economic loss	$(1,414)	(319)	(3,895)	(629)
Risk adjusted return on capital (RAROC)	(1,259.81)%	(41.54)	(400.09)	(22.61)
Economic capital, average	$443	2,403	1,265	2,499
Cash overhead efficiency ratio (Tax-equivalent)	(21.45)%	1,976.53	(34.59)	1,576.74
Lending commitments	$483	529	483	529
Average loans, net	24,601	28,496	26,548	30,115
Average core deposits	$2,735	3,033	2,627	2,578
FTE employees	24,619	24,147	24,619	24,147

Parent Parent includes all asset and liability management functions, including managing our securities portfolio for liquidity and interest rate risk. Parent also includes goodwill and other intangible assets, and related funding costs; certain revenue and expenses that are not allocated to the business segments; and the results of wind-down or divested businesses, including the cross-border leasing activity. In addition, the Parent includes the provision for loan losses that exceeds net charge-offs in the business segments. Key trends in the Parent segment in the first nine months of 2008 compared with the first nine months of 2007 included:
•	A decline in net interest income, reflecting the leveraged lease-related charge, growth in wholesale funding as well as securitization of higher yielding real estate-secured loans that were largely replaced by lower yielding foreign commercial loans.

•	A $10.8 billion increase in the provision for credit losses reflecting greater credit risk and loan growth. More information is in the Provision and Allowance for Credit Losses section.

•	A $2.5 billion decrease in fee and other income, reflecting net securities losses of $1.7 billion compared with net gains of $72 million in the year ago period, as well as $314 million of valuation losses on our bank-owned life insurance portfolio (BOLI) in the first nine months of 2008. Of the $1.7 billion of net securities losses in the first nine months of 2008, $1.3 billion were market disruption-related and $788 million reflected our change in intent from holding certain securities to selling them in the near term, partially offset by the $225 million Visa gain in the first quarter of 2008.

•	A $345 million increase in noninterest expense to $1.6 billion, primarily reflecting higher legal costs.
The same trends described above in the nine month period also drove the Parent results for the third quarter of 2008 compared with the third quarter of 2007.
In the first quarter of 2008 we recorded valuation losses of $314 million in the Parent segment following a review of three stable value agreements (SVAs) provided by a third party guarantor in connection with our BOLI portfolio. SVAs are designed to protect cash surrender value on certain BOLI policies from market fluctuations on underlying investments.
BOLI assets on our balance sheet amounted to $15.0 billion at September 30, 2008, and at December 31, 2007. BOLI is an insurance investment product where we purchase life insurance policies on a group of officer-level employees, and where we are the owner and beneficiary of the policies. The insurance premiums we pay are recorded as cash surrender value on the balance sheet. The earnings from the policies, represented by increases in the cash surrender value, offset the costs of providing employee benefits. BOLI portfolio results are reported as a component of other noninterest income in our results of operations. The cash surrender value of BOLI may increase or decrease further depending on market conditions related to the underlying investments.
The Parent segment includes the impact of Prudential Financial Inc.’s (Prudential’s) minority interest in Wachovia Securities Financial Holdings, LLC (WSFH). As a result of Wachovia’s contribution to WSFH of the retail securities business of A.G. Edwards on January 1, 2008, Prudential’s percentage interest in WSFH was diluted as of that date based on the value of the contributed business relative to the value of WSFH. Although the adjustment in Prudential’s interest will be effective on a retroactive basis as of the January 1, 2008 contribution date, the valuations necessary to calculate the precise reduction in that percentage interest are not yet complete. Based on currently available information, Wachovia estimates that Prudential’s percentage interest has been diluted from its pre-contribution percentage interest of 38 percent to approximately 23 percent as a result of the A.G. Edwards contribution. This percentage interest may be adjusted higher or lower in a subsequent quarter retroactive to January 1, 2008, if the final valuations differ from Wachovia’s current estimate.
In connection with Wachovia’s acquisition of A.G. Edwards and under the terms of Wachovia Securities’ joint venture with Prudential, Prudential elected to exercise its lookback option, which permits Prudential to delay for two years following the combination of the A.G. Edwards retail brokerage business with Wachovia Securities its decision to make or not make an additional capital contribution to the joint venture or other payments to avoid or limit dilution of its ownership interest in the joint venture. During this period, Prudential’s share in the joint venture’s earnings and one-time costs associated with the combination will be based on Prudential’s diluted ownership level following the A.G. Edwards combination. At the end of the lookback period, Prudential may elect to make an additional capital contribution or other payment, based on the appraised value (as defined in the joint venture agreement) of the existing joint venture and the A.G. Edwards business as of the date of the combination with Wachovia Securities, to avoid or limit dilution. In this case, Prudential also would make a true-up payment of one-time costs to reflect the incremental increase in its ownership interest in the joint venture. In addition, in this case, Prudential may not then exercise its existing discretionary put option, described below, until the first anniversary of the end of the lookback period. Alternatively, at the end of the lookback period, Prudential may put its joint venture interests to Wachovia based on the appraised value of the joint venture, excluding the A.G. Edwards business, as of the date of the combination of the A.G. Edwards business with Wachovia Securities. Prudential also has a discretionary right to put its joint venture interests to Wachovia, including the A.G. Edwards business, at any time after July 1, 2008. If this put option is exercised, the closing would occur approximately one year from the date of exercise and the appraised value would be determined at that time. Wachovia may pay the purchase price for the put option in cash, shares of Wachovia common stock, or a combination thereof. Total minority interest expense was $32 million in the first nine months of 2008 compared with $464 million in the first nine months of 2007, of which a minority interest benefit of $117 million and expense of $307 million, respectively, related to Prudential.
Wachovia owns 100 percent of the outstanding stock of BluePoint Re Limited, a Bermuda-based monoline bond reinsurer. On August 7, 2008, BluePoint was placed in liquidation and its affairs are being wound up by a court-appointed liquidator. As a result, we de-consolidated BluePoint in the third quarter of 2008.
In the second half of 2007, BluePoint recorded significant losses on certain derivative instruments and these losses through December 31, 2007, approximated substantially all of Wachovia’s investment in BluePoint. Our consolidated results in the third and fourth quarters of 2007 were reclassified to reflect BluePoint’s results as a discontinued operation. Results from the inception of

BluePoint in 2005 through June 30, 2007, were not material, and accordingly, have not been included in discontinued operations. Having no obligation to fund additional losses in excess of those recorded in 2007, we recorded no additional BluePoint-related losses in our consolidated financial statements in the first nine months of 2008.
Balance Sheet Analysis
Securities The decrease in securities from December 31, 2007, is primarily attributable to the transfer to trading of $6.8 billion of securities in connection with the January 1, 2008, election under SFAS 159 to carry these securities at fair value, a $4.5 billion increase in net unrealized losses due to continued spread widening predominantly on our fixed rate mortgage-backed securities, approximately $3.0 billion of impairment and other realized losses, and $4.8 billion of agency mortgage swaps. The write-downs include $391 million in the second quarter of 2008 and $397 million in the third quarter of 2008 related to our change in intent from holding $2.0 billion of securities at June 30, 2008, and $715 million at September 30, 2008, to selling them in the near term. The securities on which we changed our intent include primarily agency perpetual preferred securities and certain corporate notes. Our intent changed with respect to the perpetual preferred securities as a result of previously unexpected significant declines in value and an increasingly negative outlook. With respect to the corporate notes, our intent changed as a result of the unprecedented illiquidity in fixed income markets and our desire to reduce our exposure to this market. With the exception of the specific securities on which we explicitly changed our intent, at September 30, 2008, we had the ability and intent to hold all securities in our available-for-sale portfolio to recovery, even if that equates to the maturity of the individual securities. The Realized Losses table shows losses from sales of securities and losses on securities on which our intent changed.
Securities Available For Sale

	September 30,	December 31,
(In billions)	2008	2007

Market value	$107.7	115.0
Net unrealized loss	$(5.8)	(1.3)

Memoranda (Market value)
Residual interests	$0.3	0.5
Retained bonds Investment grade (a)	$14.3	11.6

(a) $ 14.0 billion had credit ratings of AA and above at September 30, 2008.
Realized Losses

(In millions)

	Nine Months Ended September 30, 2008
Category	Sale	Change of Intent	Total

Sundry
Perpetual preferred securities	$248	251	499
Corporate notes	12	275	287

Total	$260	526	786

The average duration of our securities available for sale portfolio was 3.6 years in the first nine months of 2008, an increase from 3.5 years in the first nine months of 2007 driven largely by slowing prepayments. The average rate earned on securities available for sale was 5.47 percent in the first nine months of 2008 and 5.43 percent in the first nine months of 2007.
We retain interests in the form of either bonds or residual interests in connection with certain securitizations primarily of residential mortgage loans, home equity loans and lines, auto loans and student loans. Securities available for sale at September 30, 2008, included residual interests with a market value of $317 million, which included a net unrealized gain of $58 million, and retained bonds from securitizations with a market value of $14.3 billion, which included a net unrealized gain of $115 million.

Retained interests from securitizations recorded as either securities available for sale, trading account assets or loans amounted to $14.9 billion at September 30, 2008, and $12.4 billion at December 31, 2007.
Loans — On-Balance Sheet

	2008			2007
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Commercial
Commercial, financial and agricultural	$128,411	122,628	119,193	112,509	109,269
Real estate — construction and other	17,824	18,629	18,597	18,543	18,167
Real estate — mortgage	27,970	27,191	26,370	23,846	21,514
Lease financing	23,725	24,605	23,637	23,913	23,966
Foreign	32,344	35,168	33,616	29,540	26,471

Total commercial	230,274	228,221	221,413	208,351	199,387

Consumer
Real estate secured	224,842	230,520	230,197	227,719	225,355
Student loans	10,335	9,945	9,324	8,149	7,742
Installment loans	26,433	29,261	27,437	25,635	24,763

Total consumer	261,610	269,726	266,958	261,503	257,860

Total loans	491,884	497,947	488,371	469,854	457,247
Unearned income	(9,511)	(9,749)	(7,889)	(7,900)	(8,041)

Loans, net (On-balance sheet)	$482,373	488,198	480,482	461,954	449,206

Loans — Managed Portfolio (Including on-balance sheet)

	2008			2007
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Commercial	$231,664	230,550	224,875	217,896	213,434
Real estate secured	246,055	255,190	254,685	250,520	242,526
Student loans	14,367	12,718	12,148	11,012	12,618
Installment loans	35,271	33,710	31,571	30,487	29,365

Total managed portfolio	$527,357	532,168	523,279	509,915	497,943

Loans The 4 percent increase in net loans from year-end 2007 to $482.4 billion reflected 11 percent growth in commercial loans, which included the impact of $4.1 billion transferred to the loan portfolio from loans held for sale predominantly in early 2008 as a result of a change in management’s strategy based on our view that the market valuations provide attractive long-term investment returns.
Consumer loans were flat, with growth in student and auto loans, offset by the impact of the securitization and sale of $9.3 billion of consumer loans, including securitization of $5.7 billion of real estate secured loans, $3.3 billion of auto loans, and $234 million in student loans. We transferred to held for sale $4.8 billion of real estate secured loans and $1.3 billion of student loans. In addition, we transferred from held for sale $801 million of auto loans and $2.1 billion of consumer real estate loans.
Our loan portfolio is broadly diversified by industry, concentration and geography. Additionally, the majority of the portfolio is collateralized and we periodically estimate the impact that changes in market conditions would have on our loan-to-value (LTV) positions for loans in certain portfolios. At September 30, 2008 (percentages represent the balance of loans, not the number of loans):
•	Commercial loans represented 47 percent and consumer loans 53 percent of the loan portfolio.
o	71 percent of the commercial loan portfolio was secured by collateral.

o	98 percent of the consumer loan portfolio was either secured by collateral or guaranteed.

•	Of our $224.8 billion consumer real estate loan portfolio:
o	84 percent is secured by a first lien.

o	83 percent has an original loan-to-value ratio of 80 percent or less.

o	95 percent has an original loan-to-value ratio of 90 percent or less.

o	13 percent of the home equity and prime equity portfolios have an original loan-to-value ratio greater than 90 percent; of which 41 percent are in the first lien position.
•	$2.8 billion were reduced documentation Alt-A loans, which includes $2.0 billion of Corporate and Investment Bank non-branch originated mortgages.
Our managed loan portfolio grew 3 percent from year-end 2007, reflecting the growth discussed above. The managed loan portfolio includes the on-balance sheet loan portfolio; loans held for sale; loans securitized for which the retained interests are classified in securities; and the off-balance sheet portfolio of securitized loans sold where we service the loans.
Pick-a-Payment Loans Our Pick-a-Payment loan portfolio amounted to $118.7 billion at September 30, 2008, or 45 percent of the consumer loan portfolio. Pick-a-Payment loans are home mortgages on which the borrower had the option each month to select from among four payment options: (1) a minimum payment as described below, (2) an interest-only payment, (3) a fully amortizing 15-year payment, or (4) a fully amortizing 30-year payment. Approximately 80 percent of the Pick-a-Payment portfolio has payment options calculated using a monthly adjustable interest rate. The rest of the portfolio is fixed rate. No loans with an original fixed period of interest below market rates have been originated since 2003. Currently, all such loans are accruing interest at a fully indexed rate of interest.
Approximately 85 percent of the September 30, 2008, Pick-a-Payment loan portfolio was originated under a “Quick Qualifier” program where the level of documentation to be obtained from a prospective borrower relative to income and assets was determined based on data provided by the borrower in their loan application. As a result, loans in the “Quick Qualifier” program may have varying levels of income and asset verification. The remaining 15 percent was originated with full documentation (verified assets and verified income).
Substantially all of the Pick-a-Payment loans that we originated allowed the borrower to select an initial monthly payment for the first year of the loan. The initial monthly payment selected by the borrower was limited by a floor that we establish based on our evaluation of credit information related to the borrower. The minimum monthly payment for substantially all our Pick-a-Payment loans is reset annually. The new minimum monthly payment amount generally cannot exceed the prior year’s payment amount by more than 7.5 percent. In the current environment, the minimum payment generally is not sufficient to pay the monthly interest due, and accordingly, a loan on which the borrower has made a minimum payment is subject to “negative amortization” where unpaid interest is added to the principal balance of the loan. The amount of interest that has been added to a loan balance is referred to as “deferred interest.” For loans that are performing, we recognize the entire monthly interest amount as interest income, including the deferred interest. Our Pick-a-Payment borrowers have been fairly constant in their utilization of the minimum payment option. Of our Pick-a-Payment borrowers, approximately 65 percent at September 30, 2008, and at June 30, 2008, and 67 percent at December 31, 2007, had elected this option. At September 30, 2008, approximately 52 percent of Pick-a-Payment borrowers had elected the minimum payment option in each of the past six months. These percentages represent the number of loans, not the balance of loans.
The frequency with which a borrower elected the payment option that resulted in negative amortization is subject to a variety of factors including changes in the underlying index on which the monthly interest is based such that the lower the interest rate, the less interest that will be deferred under the minimum payment; borrower payment behavior; and the impact of general economic conditions. Deferred interest on the Pick-a-Payment portfolio amounted to $4.1 billion, or 3.49 percent of the portfolio, at September 30, 2008, $3.9 billion or 3.18 percent at June 30, 2008, and $3.1 billion or 2.58 percent at December 31, 2007. Deferred interest for all Pick-a-Payment borrowers with a deferred interest balance in excess of 10 percent of the current outstanding loan balance amounted to approximately $474 million or 3.6 percent of borrowers at September 30, 2008, $300 million or 2.2 percent at June 30, 2008, and $22 million or 0.2 percent at December 31, 2007. The Deferred Interest by Original LTV table provides information related to deferred interest balances by original loan-to-value (LTV):
Deferred Interest by Original LTV

	2008			2007
	Third	Second	First	Fourth
(In millions)	Quarter	Quarter	Quarter	Quarter

At or below 80%
60% or less	$353	343	329	305
60.01% to 70%	469	456	434	402
70.01% to 80%	1,178	1,149	1,090	991

Subtotal	2,000	1,948	1,853	1,698
80.01% to 85%	1,071	1,057	1,033	935
85.01% to 90%	714	614	466	327
Greater than 90%	355	266	174	129

Subtotal	2,140	1,937	1,673	1,391

Total deferred interest	$4,140	3,885	3,526	3,089

Deferral of interest on a loan may continue as long as the loan balance remains below a predefined principal cap, which is based on the percentage that the current loan balance represents to the original loan balance. Loans with an original LTV ratio equal to or below 85 percent have a cap of 125 percent and these loans represent substantially all our Pick-a-Payment portfolio. Loans with an original LTV ratio above 85 percent have a cap of 110 percent. Pick-a-Payment loans on which there is a deferred interest balance re-amortize (the monthly payment amount is reset or “recast”) on the earlier of the date when the loan balance reaches its cap, or the 10-year anniversary of origination. After the recast, the borrower’s new payment terms require that the loan be fully repaid by the end of the original loan term. Based on assumptions of a flat rate environment, election of the minimum payment option 100 percent of the time by all eligible borrowers and no prepayment of balances, we would expect the following balance of loans to recast based on reaching the cap: $549,000 in 2008, $6 million in 2009, $14 million in 2010, $26 million in 2011 and $80 million in 2012. In addition, we would expect the following balance of ARM loans having a payment change based on the contractual terms of the loan to recast: $8 million in 2008, $36 million in 2009, $58 million in 2010, $91 million in 2011 and $173 million in 2012.
Home prices have been declining since mid 2007, and in the second quarter of 2008, the decline accelerated as indicated by actual and forecasted home price indices. Certain geographic areas are particularly hard hit by the general economic conditions and more specifically by deterioration in home prices. We carefully monitor trends in our portfolio including home prices, borrower delinquency patterns and percent of borrowers making the minimum payment. Our credit loss modeling for our Pick-a-Payment loan portfolio incorporates a variety of credit data related to underlying collateral (loan-to-value, loan product, property type), borrower data (FICO score, negative amortization history, delinquency) and economic information (unemployment, home price data, interest rates).

In stressed housing markets with increasing delinquencies and declining home prices, the LTV ratio is a key metric in predicting future loan performance. The Pick-a-Payment Outstandings Data table provides information on the geographic distribution of our Pick-a-Payment portfolio, plus LTV and FICO data.
Pick-a-Payment Outstandings Data

(In millions)

	September 30, 2008
			Current LTV -	Original	Current
Region	Outstandings	Original LTV	AVM	FICO	FICO

Central Valley	$9,833	72	132	667	646
Inland Empire	10,938	71	115	664	645
Total California	69,300	70	104	668	654
Florida	11,853	71	92	683	656
New Jersey	5,416	71	76	691	680
Arizona	2,993	72	100	681	668
Texas	2,839	75	62	679	663
Other states	26,303	72	79	687	674

Total Pick-a-Payment	$118,704	71	95	675	661

At September 30, 2008, all of our Pick-a-Payment loans were included in our loss modeling and substantially all of our Pick-a-Payment loans had an amount of estimated loss assigned. We believe that our modeling tools and information create a reasonable estimate of probable losses that are incurred in our loan portfolio. We have obtained mortgage insurance agreements that cover $601 million of the Pick-a-Payment portfolio at September 30, 2008, $624 million at June 30, 2008, and $664 million at December 31, 2007. The Pick-a-Payment Asset Quality table provides asset quality information for the Pick-a-Payment loan portfolio:
Pick-a-Payment Asset Quality

	2008			2007
	Third	Second	First	Fourth
($ in millions)	Quarter	Quarter	Quarter	Quarter

Period-end loans, net of unearned	$119,842	123,198	122,349	120,816
Allowance for loan losses	8,648	5,214	1,963	824
Nonperforming assets	$8,989	7,049	4,623	3,052
as % of loans, net and foreclosed properties	7.47%	5.71	3.77	2.52
Nonperforming loans (NPLs)	$8,531	6,743	4,386	2,882
as % of loans	7.12%	5.47	3.58	2.39
Net charge-offs	$810	508	240	93
as % of average loans, net	2.67%	1.65	0.78	0.31
Allowance as a % of loans	7.22	4.23	1.60	0.68
Allowance as a % of NPLs	101%	77	45	29

30+ days past due	4.99%	3.92	3.62	3.67
60+ days past due	1.66%	1.28	1.12	1.02

Average original FICO	675	675	674	674
Current average FICO	661	662	664	666

Average original LTV	71%	71	71	71
Current average LTV	95%	85	78	72

To maximize return and allow flexibility for borrowers to avoid foreclosure, we have initiated several loss mitigation strategies in our Pick-a-Payment loan portfolio. We contact borrowers who are experiencing difficulty and may in certain circumstances modify the terms of a loan to meet their needs while at the same time maximizing the likelihood of full repayment of the loan. In circumstances where we make an economic concession to a borrower who is experiencing financial difficulty, which would include reducing the interest rate to a below market rate for the loan, we classify the restructured loans as a troubled debt restructuring (TDR). In the nine months ended September 30, 2008, Wachovia modified approximately $332 million (886 Pick-a-Payment loans) using this loss mitigation strategy.
Also, we have made modifications that allow a borrower to capitalize payments for principal, interest and/or taxes into the principal balance. Under a payment plan, borrowers with delinquent payments may be required to make additional monthly payments over a specified period of time, typically three to six months. We believe these borrowers are experiencing financial difficulty, but because we are not making an economic concession, these modifications are not classified as TDRs. In the nine months ended September 30, 2008, Wachovia modified $7.5 billion of Pick-a-Payment loans or approximately 23,000 loans using this loss mitigation strategy.
In June 2008, we announced we would no longer originate negative amortization Pick-a-Payment loans and that we will waive prepayment fees. In July 2008, we discontinued portfolio loan retention strategies and the origination of Pick-a-Payment loans through the General Bank’s wholesale mortgage channel. Our discontinued loan retention strategies resulted in the modification of $6.7 billion of Pick-a-Payment loans or approximately 22,000 loans in the nine months ended September 30, 2008. These modifications were made at market interest rates for those borrowers and as a result, we have not classified these modifications as TDRs.
We have also announced proactive steps to work with borrowers to refinance or restructure their Pick-a-Payment loans into other loan products. Based on a borrower’s individual situation, we will customize an approach to refinance or restructure. The offers may include rate buy-downs and/or conversions into FHA-insured loans, conversion into other conventional loans with no negative amortization features, or origination of zero percent interest second lien loans. The amount of loans restructured during the third quarter of 2008 was minimal given the recent start to this strategy. If we believe these borrowers are experiencing financial difficulty and we make an economic concession through the modification, we report these restructurings as TDRs.
We continually reassess our loss mitigation strategies and may adopt additional strategies in the future. To the extent that these strategies involve making an economic concession to a borrower experiencing financial difficulty, they will be accounted for and reported as TDRs.
Pick-a-Payment loans in a delinquent status that have been modified are considered nonperforming until six consecutive months of payments have been made, at which time the loan moves to accruing status.
Asset Quality
Asset Quality

	2008			2007
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Nonperforming assets
Nonaccrual loans	$13,476	11,049	7,788	4,995	2,715
Troubled debt restructurings (a)	646	248	48	-	-
Foreclosed properties	860	631	530	389	334

Total nonperforming assets	$14,982	11,928	8,366	5,384	3,049

as % of loans, net and foreclosed properties	3.10%	2.44	1.74	1.16	0.68

Nonperforming assets in loans held for sale	$26	63	5	62	59

Total nonperforming assets in loans and in loans held for sale	$15,008	11,991	8,371	5,446	3,108

as % of loans, net, foreclosed properties and loans held for sale	3.05%	2.41	1.70	1.14	0.66

Provision for credit losses	$6,629	5,567	2,831	1,497	408
Allowance for credit losses	$15,605	10,956	6,767	4,717	3,691

Allowance for loan losses
as % of loans, net	3.18%	2.20	1.37	0.98	0.78
as % of nonaccrual and restructured loans (b)	109	95	84	90	129
as % of nonperforming assets (b)	102	90	78	84	115
Allowance for credit losses
as % of loans, net	3.24%	2.24	1.41	1.02	0.82

Net charge-offs	$1,872	1,309	765	461	206
Commercial, as % of average commercial loans	1.05%	0.88	0.48	0.34	0.08
Consumer, as % of average consumer loans	1.97	1.26	0.79	0.46	0.27
Total, as % of average loans, net	1.57%	1.10	0.66	0.41	0.19

Past due accruing loans, 90 days and over	$1,119	1,101	866	708	590
Commercial, as a % of loans, net	0.07%	0.11	0.05	0.05	0.04
Consumer, as a % of loans, net	0.37%	0.32	0.28	0.23	0.20

(a) Troubled debt restructurings were not significant prior to the first quarter of 2008.
(b) These ratios do not include nonperforming assets included in loans held for sale.
Nonperforming Assets Increases in nonaccrual loans, troubled debt restructurings and foreclosed properties resulting from significant weakness in the housing market particularly in stressed regions of Florida and California contributed to the $9.6 billion increase in nonperforming assets from year-end 2007 to $15.0 billion, or 3.05 percent of loans, foreclosed properties and loans held for sale at September 30, 2008. Consumer nonaccrual loans were $9.3 billion at September 30, 2008, up $6.0 billion from year-end 2007, driven primarily by new nonaccruals of $5.3 billion related to our Pick-a-Payment portfolio and $267 million related to nonbranch-originated Alt-A loans in the Corporate and Investment Bank transferred from loans held for sale to the portfolio.
Commercial nonaccrual loans at September 30, 2008, were $4.1 billion, up $2.5 billion from year-end 2007, reflecting new nonaccrual loans of $4.8 billion, including $2.6 billion of residential-related commercial real estate in our Real Estate Financial Services portfolio, partially offset by gross charge-offs of $499 million. Our Real Estate Financial Services portfolio includes loans backed by residential and income producing properties. We conducted an intensive review of income producing in August 2008 with minimal negative grade migration; however, we expect weakness in this portfolio in 2009-2010 as the broader economy declines.
Nonperforming Assets

	2008			2007
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Nonaccrual Loans
Commercial:
Commercial, financial and agricultural	$1,298	1,229	908	602	354
Commercial real estate — construction and mortgage	2,836	2,203	1,750	1,059	289

Total commercial	4,134	3,432	2,658	1,661	643

Consumer:
Real estate secured:
First lien	9,197	7,430	5,015	3,234	1,986
Second lien	110	147	75	58	41
Installment and other loans (a)	35	40	40	42	45

Total consumer	9,342	7,617	5,130	3,334	2,072

Total nonaccrual loans	13,476	11,049	7,788	4,995	2,715
Troubled debt restructurings (b)	646	248	48	-	-
Foreclosed properties	860	631	530	389	334

Total nonperforming assets	$14,982	11,928	8,366	5,384	3,049
As % of loans, net, and foreclosed properties (c)	3.10%	2.44	1.74	1.16	0.68

Nonperforming assets included in loans held for sale
Commercial	$21	56	-	-	-
Consumer	5	7	5	62	50

Total nonaccrual loans	26	63	5	62	50
Foreclosed properties	-	-	-	-	9

Total nonperforming assets included in loans held for sale	26	63	5	62	59

Nonperforming assets included in loans and in loans held for sale	$15,008	11,991	8,371	5,446	3,108
As % of loans, net, foreclosed properties and loans held for sale (d)	3.05%	2.41	1.70	1.14	0.66

Past due loans, 90 days and over, and nonaccrual loans
Accruing loans past due 90 days and over	$1,119	1,101	866	708	590
Nonaccrual loans	13,476	11,049	7,788	4,995	2,715

Total past due loans 90 days and over, and nonaccrual loans	$14,595	12,150	8,654	5,703	3,305
Commercial, as a % of loans, net	1.96%	1.69	1.31	0.89	0.38
Consumer, as a % of loans, net	3.91%	3.12	2.19	1.49	1.00

(a) Principally auto loans; nonaccrual status does not apply to student loans.
(b) Troubled debt restructurings were not significant prior to the first quarter of 2008.
(c) These ratios do not include nonperforming assets included in loans held for sale.
(d) These ratios reflect nonperforming assets included in loans held for sale.
Nonperforming assets at September 30, 2008, included $646 million of troubled debt restructurings which were predominantly consumer real estate-secured loans and included $332 million of Pick-a-Payment loans, $156 million of predominantly first lien home equity loans, $127 million of first lien construction loans to consumer borrowers and $30 million of auto loans. A loan is classified as a troubled debt restructuring in situations where we modify a loan to a borrower who is unable to make payments under the terms of the loan agreement and the modification represents a concession to the borrower as measured using a discounted cash flows analysis. The majority of our troubled debt restructurings involve interest rate reductions. A loan modification that extends the payment terms where the loan is re-underwritten to current market standards at the time of modification is generally not classified as a troubled debt restructuring.

Past Due Loans Accruing loans 90 days or more past due, excluding loans that are classified as loans held for sale, were $1.1 billion, which represented 0.23 percent of total loans at September 30, 2008, compared with $708 million and 0.15 percent at December 31, 2007. Of these past due loans, $152 million were commercial loans or commercial real estate loans and $967 million were consumer loans. Loans 30 to 89 days past due, excluding loans that are classified as loans held for sale, were $9.1 billion at September 30, 2008, compared with $6.7 billion at December 31, 2007.
Charge-offs

	2008			2007
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Loan losses:
Commercial, financial and agricultural	$(286)	(254)	(171)	(67)	(41)
Commercial real estate — construction and mortgage	(279)	(216)	(81)	(117)	(5)

Total commercial	(565)	(470)	(252)	(184)	(46)
Real estate secured	(1,087)	(700)	(351)	(156)	(59)
Student loans	(29)	(3)	(3)	(4)	(5)
Installment and other loans (a)	(299)	(230)	(242)	(225)	(168)

Total consumer	(1,415)	(933)	(596)	(385)	(232)

Total loan losses	(1,980)	(1,403)	(848)	(569)	(278)
Loan recoveries:
Commercial, financial and agricultural	16	15	14	22	9
Commercial real estate — construction and mortgage	2	-	1	-	3

Total commercial	18	15	15	22	12
Real estate secured	27	18	10	9	12
Student loans	1	1	1	2	3
Installment and other loans (a)	62	60	57	75	45

Total consumer	90	79	68	86	60

Total loan recoveries	108	94	83	108	72

Net charge-offs:
Commercial, financial and agricultural	(270)	(239)	(157)	(45)	(32)
Commercial real estate — construction and mortgage	(277)	(216)	(80)	(117)	(2)

Total commercial	(547)	(455)	(237)	(162)	(34)
Real estate secured	(1,060)	(682)	(341)	(147)	(47)
Student loans	(28)	(2)	(2)	(2)	(2)
Installment and other loans (a)	(237)	(170)	(185)	(150)	(123)

Total consumer	(1,325)	(854)	(528)	(299)	(172)

Net charge-offs	$(1,872)	(1,309)	(765)	(461)	(206)
Net charge-offs as a % of average loans, net (b)
Commercial, financial and agricultural	0.66%	0.60	0.41	0.12	0.10
Commercial real estate — construction and mortgage	2.41	1.89	0.73	1.12	0.02

Total commercial	1.05	0.88	0.48	0.34	0.08
Real estate secured	1.85	1.18	0.59	0.26	0.08
Student loans	1.03	0.07	0.08	0.10	0.14
Installment and other loans (a)	3.18	2.36	2.76	2.35	1.99

Total consumer	1.97	1.26	0.79	0.46	0.27

Total, as % of average loans, net	1.57%	1.10	0.66	0.41	0.19

Consumer real estate secured net charge-offs:
First lien	$(952)	(592)	(291)	(122)	(32)
Second lien	(108)	(90)	(50)	(25)	(15)

Total consumer real estate secured net charge-offs	$(1,060)	(682)	(341)	(147)	(47)

(a) Principally auto loans.
(b) Annualized.
Net Charge-offs Net charge-offs, which represent loan amounts written off as uncollectible, net of recoveries of previously charged-off amounts, were $3.9 billion, or 111 basis points of average net loans in the first nine months of 2008, an increase of $3.4 billion from the first nine months of 2007. The increase was driven by the effect of declining home values particularly in stressed markets such as California and Florida. Commercial net charge-offs were $1.2 billion in the first nine months of 2008, compared with $90 million in the first nine months of 2007, and included $573 million in residential-related commercial real estate loans. Consumer net charge-offs were $2.7 billion, up $2.3 billion from the first nine months of 2007. The increase in consumer net charge-offs was driven by consumer real estate losses of $2.1 billion, including Pick-a-Payment losses of $1.6 billion, student lending losses of $32 million, and installment losses of $592 million, of which $463 million were in the auto portfolio.

Allowance for Credit Losses

	2008			2007
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Allowance for credit losses (a)
Allowance for loan losses, beginning of period	$10,744	6,567	4,507	3,505	3,390
Net charge-offs	(1,872)	(1,309)	(765)	(461)	(206)
Allowance relating to loans acquired, transferred to loans held for sale or sold	(108)	(69)	(16)	(10)	(63)
Provision for credit losses related to loans transferred to loans held for sale or sold (b)	17	51	7	6	3
Provision for credit losses	6,570	5,504	2,834	1,467	381

Allowance for loan losses, end of period	15,351	10,744	6,567	4,507	3,505

Reserve for unfunded lending commitments, beginning of period	212	200	210	186	162
Provision for credit losses	42	12	(10)	24	24

Reserve for unfunded lending commitments, end of period	254	212	200	210	186

Allowance for credit losses	$15,605	10,956	6,767	4,717	3,691

Allowance for loan losses
as % of loans, net	3.18%	2.20	1.37	0.98	0.78
as % of nonaccrual and restructured loans (c)	109	95	84	90	129
as % of nonperforming assets (c)	102	90	78	84	115
Allowance for credit losses
as % of loans, net	3.24%	2.24	1.41	1.02	0.82

(a) The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.
(b) The provision related to loans transferred or sold includes recovery of lower of cost or market losses.
(c) These ratios do not include nonperforming assets included in loans held for sale.
Provision and Allowance for Credit Losses Provision expense was $15.0 billion in the first nine months of 2008 compared with $764 million in the first nine months of 2007, and the allowance for loan losses increased to $15.4 billion from $4.5 billion at year-end 2007, with the increase in both periods driven mostly by the effect of dramatic deterioration in certain housing markets. Provision in the first nine months of 2008 exceeded net charge-offs by $11.1 billion, which included:
•	A $9.8 billion higher reserve for the consumer portfolio, including Pick-a-Payment, home equity, traditional mortgage, and auto portfolios on significant market weakness and changing consumer behaviors. Of this amount, $7.8 billion related to the Pick-a-Payment portfolio.

•	$448 million higher reserve on the commercial and industrial portfolio on higher loss frequency and severity expectations.

•	$164 million higher reserve on the commercial real estate portfolio, including $94 million on impaired loans.

•	$605 million higher unallocated reserves due to increased credit risk uncertainty stemming from economic and other market environmental factors.
In the first quarter of 2008, we updated our credit loss modeling for the Pick-a-Payment portfolio in the context of significant continuing deterioration in the housing market particularly in certain geographic areas. Our credit loss modeling correlates forward expected losses to changes in home prices and the resulting change in borrower behavior, while also relying on historical delinquency trends over the shorter term. In addition, the updated model incorporates a variety of loan and/or borrower characteristics to refine loss forecasting by correlating borrower propensity to default and resulting loss severity to a widely used home price index, and it connects borrower equity to projected changes in home prices by geographic region.
In both the second and third quarters of 2008, loss expectations for the Pick-a-Payment portfolio were well above the previous quarters’ expectations as trends and outlooks for both housing and the economy continued to worsen. Home prices continued to decline, but at a more rapid pace than previously anticipated. This decline was evidenced by actual and forecasted home price indices (HPI) published by independent third party sources. We employ market-specific HPI data as key model inputs in estimating default probability and loss severity after default as part of establishing the allowance for loan losses for the Pick-a-Payment portfolio.
The Composite Home Price Indices Data table summarizes the HPI data used and the expected cumulative loss over the remaining life of the portfolio.
Composite Home Price Indices Data

	2008
	Third	Second	First
	Quarter	Quarter	Quarter

Portfolio-weighted peak to trough HPI
Nationwide	(27.6)%	(20.9)	(12.4)
California	(30.2)	(23.1)	(13.9)
Florida	(36.3)%	(28.6)	(16.4)
Housing price trough occurs in	Mid-2010	Mid-2010	Mid-2009
Expected cumulative loss over remaining life	22%	12	8

HPI data for the second and third quarters reflected material home value declines particularly in certain metropolitan markets including several in California and Florida, where we have significant Pick-a-Payment exposure. This loss of equity has been a vital factor in our estimation of losses.
Principally as a result of a continuing steep decline in actual and projected HPI data, the Pick-a-Payment allowance for loan losses increased $3.4 billion in the third quarter, $3.3 billion in the second quarter and $1.1 billion in the first quarter of 2008. Approximately 70 percent of the third quarter 2008 increase can be attributed to deterioration in observed and expected home values with the remaining 30 percent driven by updated actual experience in the portfolio. We currently expect cumulative losses over the remaining life of the Pick-a-Payment portfolio to approximate 22 percent. At September 30, 2008, the Pick-a-Payment allowance for loan losses amounted to $8.6 billion.
More information on the provision for credit losses is in Table 11: Allowance for Credit Losses. The Corporate Results of Operations section has further information.
Our allowance for loan losses as a percent of nonperforming assets increased to 102 percent at September 30, 2008, from 84 percent at December 31, 2007, and our allowance as a percent of loans, net increased to 3.18 percent at September 30, 2008, from 0.98 percent at December 31, 2007. In the context of evaluating this allowance coverage ratio, it is important to note the high percentage of our portfolio that is collateralized and our low level of unsecured loans, such as credit card loans, which on an industry-wide basis typically generate higher losses.
Our coverage ratio of allowance for loan losses compared to annualized net charge-offs (using the most recent quarter) declined to 205 percent at September 30, 2008, from 244 percent at December 31, 2007. We believe these ratios are affected by the risk associated primarily with our Pick-a-Payment portfolio, including the HPI changes discussed above. These ratios are considered in our overall review of the adequacy of our allowance; however, no individual ratio is an explicit factor in establishing our allowance. Rather, as described above, our allowance methodologies for each portfolio focus on estimation of probable incurred losses in the portfolios.
The reserve for unfunded lending commitments increased $44 million from year-end 2007 to $254 million at September 30, 2008, which reflected slightly increased volume. The reserve for unfunded lending commitments relates to commercial lending activity. The loan equivalent exposure of unfunded commitments was $137.3 billion at September 30, 2008.
Loans Held for Sale Loans held for sale of $9.2 billion at September 30, 2008, declined $7.6 billion from $16.8 billion at year-end 2007. The activity in the first nine months of 2008 included $23.3 billion of originations and purchases, $28.5 billion of sales/securitizations, $6.2 billion of transfers from the loan portfolio and $7.0 billion of transfers to the loan portfolio. Net write-downs on the held for sale portfolio amounted to $530 million in the first nine months of 2008 compared with $359 million in the same period a year ago.

The loans held for sale portfolio includes loans originated for sale or securitization as part of our core business strategy and the activities related to our ongoing portfolio risk management strategies to reduce exposure to areas of perceived higher risk. Core business activity includes loans that we originate with the intent to sell to third parties. At both September 30, 2008 and December 31, 2007, core business activity represented the majority of loans held for sale.
The $23.3 billion of originations and purchases in the first nine months of 2008 included primarily $17.0 billion of residential mortgages, $3.1 billion of commercial and commercial real estate loans and $2.3 billion of leveraged finance fundings. Of the $28.5 billion of sales/securitizations in the first nine months of 2008, $8.4 billion were commercial loans and $20.1 billion were consumer loans. In the first nine months of 2007, we sold or securitized $47.3 billion of loans out of the loans held for sale portfolio, including $30.3 billion of commercial loans and $17.0 billion of consumer loans, primarily residential mortgages. Substantially all of the loans sold in both periods were performing.
We transferred $6.2 billion of loans from the portfolio into loans held for sale in the first nine months of 2008 based on a change in our intent with respect to these specific loans from holding them to marketing them for sale. These transfers included $1.9 billion, $2.9 billion and $1.3 billion of residential mortgages, home equity loans and student loans, respectively.
We transferred $7.0 billion of loans from held for sale to the loan portfolio in the first nine months of 2008 based on a change in our intent with respect to these specific loans from selling them to holding them in portfolio for the foreseeable future where the term “foreseeable future” refers generally to the time horizon of our budgeting and forecasting process, but not less than twelve to 24 months. The following describes the loans transferred from held for sale to the loan portfolio, along with the reasons for the transfers:
•	Consumer real estate loans represented $2.1 billion of the amounts transferred. Due to the market declines and the large liquidity discount applied to consumer real estate assets, particularly in the subprime, Alt-A and jumbo lending markets, we determined that the economic benefit of the loans would be maximized by holding the loans in the portfolio.

•	Commercial real estate loans represented $3.5 billion of the amounts transferred. These loans were originated with the intent to sell into commercial mortgage-backed securitizations. During the second half of 2007, liquidity in the CMBS market deteriorated precipitously. After considering other potential exit strategies, the forecasted length of the CMBS market disruption, and the deteriorating prices for this asset class, we decided that the economic benefit of the loans would be maximized by holding the loans in the portfolio indefinitely.

•	Auto loans represented $801 million of the amounts transferred. Liquidity in the auto loan securitization market diminished in late 2007 and accordingly, we decided that the economic benefit of the loans would be maximized by holding the loans in the portfolio.

•	Commercial loans from our leveraged finance business represented $644 million of the amounts transferred. These are amounts in excess of the amount we intended to retain at underwriting.

Goodwill
Goodwill amounted to $18.4 billion at September 30, 2008, compared with $43.1 billion at December 31, 2007, with the decrease related to goodwill impairment charges of $18.8 billion in the third quarter of 2008 and $6.1 billion in the second quarter of 2008 as described below.
In connection with acquisitions, we record purchase accounting adjustments to reflect the respective fair values of the assets and liabilities of acquired entities, as well as certain exit costs related to these acquisitions. Purchase accounting adjustments are subject to refinement for up to one year following acquisition consummation.
Related to the October 1, 2007, A.G. Edwards acquisition, in the first nine months of 2008, we recorded fair value and exit cost purchase accounting adjustments amounting to a net $172 million increase in goodwill. Based on a purchase price of $6.8 billion, A.G. Edwards tangible stockholders’ equity of $2.2 billion and a customer relationship intangible of $850 million ($513 million after-tax), $4.3 billion of goodwill was recorded on this acquisition through September 30, 2008.
Goodwill impairment testing is performed at the sub-segment level (referred to as a reporting unit). The eight reporting units are General Bank: Commercial, and Retail and Small Business; Wealth Management; Corporate and Investment Bank: Corporate Lending, Investment Banking, and Treasury and International Trade Finance; and Capital Management: Retail Brokerage Services and Asset Management. The Critical Accounting Policies: Goodwill Impairment section discusses our methodology, including the two-step testing process, and the key estimates and judgments involved in testing goodwill for impairment.
We performed goodwill impairment testing for all eight reporting units at December 31, 2007, March 31, 2008, June 30, 2008, and September 30, 2008. There was no indication of impairment in the first step of the test in any of our reporting units at either December 31, 2007, or March 31, 2008, and accordingly, we did not perform the second step. At June 30, 2008, there was an indication of impairment in four of our eight reporting units, and accordingly, the second step was performed on these four reporting units. Based on the results of the second step, we recorded a $6.1 billion goodwill impairment charge in the second quarter of 2008 across three of the four reporting units resulting in write-off of all of the goodwill in two reporting units.
The primary cause of impairment of our goodwill in the three reporting units as of June 30, 2008, was the 38 percent decline in our market capitalization from March 31, 2008, to $33.5 billion at June 30, 2008. The decline was a function of both financial services industry-wide and company-specific factors. Although there was an initial indication of possible impairment in the General Bank Retail and Small Business reporting unit, which holds the Pick-a-Payment portfolio, the step two measurement indicated no impairment largely due to the value that the retail banking network contributes to that reporting unit.
At September 30, 2008, there was an indication of impairment in four reporting units (two of which had no indication of impairment at June 30, 2008), and accordingly, the second step was performed on these four reporting units. Based on the results of the second step, we recorded an $18.8 billion goodwill impairment charge in the third quarter of 2008 across all four reporting units resulting in write-off of all of the goodwill in two reporting units. Of the total third quarter goodwill impairment charge, 63 percent was in the General Bank Retail and Small Business reporting unit where the Pick-a-Payment portfolio resides, and amounted to a write-off of 51 percent of that reporting unit’s goodwill. The value of the retail franchise and branch network was sufficient to support the remaining goodwill in that reporting unit.

The primary drivers of the third quarter goodwill impairment were declining market valuations and the terms of the Wells Fargo merger. The Goodwill Impairment table provides a summary of the goodwill impairment charges by reporting unit and the remaining goodwill in each.
Goodwill Impairment

	General	General Bank		CIB	CIB		All Other
	Bank	Retail and Small	Wealth	Corporate	Investment	CMG Asset	Reporting
(Dollars in millions)	Commercial	Business	Management	Lending	Banking	Management	Units (a)	Total

Second quarter impairment	$2,526	-	-	2,937	597	-	-	6,060
Third quarter impairment	4,557	12,332	998	-	-	899	-	18,786

Total impairment	7,083	12,332	998	2,937	597	899	-	24,846

Remaining goodwill at 9/ 30/ 08	$-	11,633	-	-	-	231	6,489	18,353

(a) Includes Brokerage of $6.0 billion and CIB Treasury and Trade Finance of $465 million.
Liquidity and Capital Adequacy
In July 2008, we announced a series of initiatives intended to protect, preserve and generate capital and enhance liquidity, including a common stock dividend reduction, reducing loans and securities by $20 billion by year-end, expense reductions and possible asset sales. We estimated these initiatives would generate or preserve approximately $6 billion in capital and enhance liquidity. Following the market events described previously in the Executive Summary section, we experienced significant and abrupt end-of-quarter outflows in commercial core deposits, evidenced by a 24 percent period-end decrease in commercial core deposits and an 8 percent decrease in total core deposits compared with the second quarter of 2008. This deposit outflow, coupled with growth in funded assets and inability to access the debt capital markets, placed significant pressure on our liquidity. We understand this pressure on liquidity was a contributing factor in the FDIC’s determination to exercise its powers under the Federal Deposit Insurance Act to effect the proposed open bank assisted transaction between Wachovia and Citigroup, announced September 29, 2008.
Following our entry into the merger agreement with Wells Fargo, we have taken specific steps to enhance our liquidity position and we are experiencing stabilizing deposit activities, including improved commercial deposit trends. On October 6, 2008, we entered into overnight, collateralized financing arrangements with Wells Fargo to provide access to funding for operations in addition to the other financing sources available to us including the Federal Reserve. Our Federal Reserve borrowings have maturities through January 2009.
In addition, Wachovia is participating in the FDIC’s Temporary Liquidity Guarantee Program (TLGP), which became effective on October 14, 2008. The TLGP has two components: the Debt Guarantee Program, which provides a temporary guarantee of newly issued senior unsecured debt issued by eligible entities; and the Transaction Account Guarantee Program, which provides a temporary unlimited guarantee of funds in noninterest-bearing transaction accounts at FDIC-insured institutions. All eligible entities, which include Wachovia and its depository institution subsidiaries, are automatically covered under the TLGP for the first 30 days, during which time eligible entities may choose to opt out of either or both components of the TLGP. Wachovia and its depository institution subsidiaries will continue to participate in the Debt Guarantee Program and the Transaction Account Guarantee Program through their respective termination dates of June 30 and December 31, 2009. Eligible entities participating in the TLGP will be assessed fees payable to the FDIC for coverage under the program. Under the Debt Guarantee Program, there will be an annualized fee equal to 75 basis points multiplied by the amount of covered debt issued. For the Transaction Account Guarantee Program, there will be an annualized fee in the form of a 10 basis point assessment on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000. This assessment will be in addition to risk-based deposit insurance assessments currently imposed under FDIC rules and regulations.
Core Deposits Core deposits, which are total deposits excluding foreign deposits and time deposits of $100,000 or more, decreased 7 percent from year-end 2007 to $370.1 billion at September 30, 2008, with substantially all of the decrease occurring in the third quarter of 2008. The majority of this decrease was due to a 47 percent decline in higher cost commercial money market accounts, which are more sensitive to the market turmoil. Compared with the first nine months of 2007, average core deposits in the first nine months of 2008 increased 4 percent to $392.5 billion; average low-cost core deposits, which exclude consumer certificates of deposit, increased 6 percent, to $270.5 billion; and average consumer certificates of deposit rose $2.1 billion from the first nine months of 2007.
Purchased Funds Purchased funds, which include federal funds purchased, commercial paper, other short-term borrowings and foreign and other time deposits with maturities of 12 months or less, were $116.7 billion at September 30, 2008, compared with $102.9 billion at June 30, 2008, and $102.1 billion at December 31, 2007.
Average purchased funds were $103.3 billion in the first nine months of 2008 and $84.3 billion in the first nine months of 2007. The level of average purchased funds has increased since the beginning of the third quarter of 2007, reflecting significantly higher liquidity levels in response to the market disruption. Average purchased funds were $106.8 billion in the third quarter of 2008 compared with $102.6 billion in the second quarter of 2008.
Long-term Debt Long-term debt was $183.4 billion at September 30, 2008, and $161.0 billion at December 31, 2007, reflecting borrowings of $61.2 billion, including $37.5 billion in Federal Home Loan Bank advances in the first nine months of 2008, partially offset by maturities. Scheduled maturities of long-term debt amount to $10.9 billion in the fourth quarter of 2008, including $2.1 billion in Federal Home Loan Bank advances and $867 million in structured debt.
Wachovia and Wachovia Bank, National Association have a $25.0 billion Euro medium-term note programme (EMTN), under which we may issue senior and subordinated debt securities. These securities are not registered with the Securities and Exchange Commission (SEC) and may not be offered in the United States without applicable exemptions from registration. Under the EMTN, Wachovia and Wachovia Bank issued $2.3 billion of USD-equivalent of Euro-denominated debt securities in the first nine months of 2008 and had up to $22.4 billion available for issuance at September 30, 2008.
In addition, Wachovia and Wachovia Bank, National Association have an A$10.0 billion Australian medium-term note programme (AMTN), under which we may issue senior and subordinated debt securities. These securities are not registered with the SEC and may not be offered in the United States without applicable exemptions from registration. No AMTN debt securities were issued in the first nine months of 2008. We had up to A$8.5 billion available for issuance at September 30, 2008.
At September 30, 2008, we had $17.5 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance under our current shelf registration statement filed with the SEC. In the first nine months of 2008, we issued $11.55 billion of common stock and preferred stock under this program. The Stockholders’ Equity section has more information. In addition, we had available for issuance up to $8.4 billion under a medium-term note program covering senior or subordinated debt securities under a separate shelf registration filed with the SEC. We issued $6.3 billion of senior and subordinated debt securities in the first nine months of 2008 under this program. Wachovia Bank has a global note program under which we issued $7.4 billion of senior and subordinated bank notes in the first nine months of 2008. We had $49.0 billion available for issuance under this program at September 30, 2008.
We also have a shelf registration with the SEC under which we may offer and sell hybrid trust preferred securities. At September 30, 2008, $2.5 billion was available for issuance under this shelf registration.
In June 2008, Wachovia Bank, National Association obtained $6.0 billion of term funding in a transaction with a third party. This funding, due to its terms, is considered one-year financing for liquidity management purposes, but it has a contractual maturity of June 2038, and accordingly, is included in long-term debt on the balance sheet.
The issuance of debt or equity securities may continue under any of our programs and depends on future market conditions, funding needs and other factors.
Following our second quarter 2008 earnings announcement on July 22, 2008, Fitch Ratings, Standard and Poor’s, and Moody’s each downgraded the long-term debt ratings of Wachovia Corporation and its rated subsidiaries by one notch. All short-term ratings were affirmed. Following the announcement of the definitive merger agreement with Wells Fargo, all three of these rating agencies placed Wachovia’s debt ratings under review for a possible upgrade.

Credit Lines At September 30, 2008, Wachovia Bank had a $1.9 billion committed back-up line of credit that was scheduled to expire in 2010. We have not used this line of credit and it was terminated in October 2008.
Stockholders’ Equity Stockholders’ equity declined 35 percent from $76.9 billion at year-end 2007 to $50.0 billion at September 30, 2008. In February 2008, we issued $3.5 billion of perpetual preferred stock. In April 2008, we issued in concurrent public offerings an aggregate $8.05 billion of capital consisting of 168 million shares or $4.025 billion of common stock and 4 million shares or $4.025 billion of 7.5 percent perpetual convertible preferred stock. The effect on stockholders’ equity of the issuance of $11.55 billion of additional capital from these offerings was more than offset by $33.3 billion of net losses in the first nine months of 2008, $2.2 billion of common stock dividends and $427 million of preferred stock dividends paid in the first nine months of 2008, a $20 million reduction related to share repurchases, a $24 million reduction related to adoption of new accounting standards, and a $4.5 billion increase in after-tax depreciation in securities available for sale to $5.8 billion at September 30, 2008.
Dividend and Share Activity

	Nine Months Ended
	September 30,
(In millions, except per share data)	2008	2007

Dividends on common shares	$2,190	3,352
Dividends per common share	$1.07	1.76
Common shares repurchased	1	22
Average diluted common shares outstanding	2,080	1,918

In the nine months ended September 30, 2008, we repurchased 540,000 common shares at a cost of $20 million. At September 30, 2008, we had authorization to buy back approximately 19 million shares of common stock. Our Third Quarter 2008 Report on Form 10-Q has additional information related to share repurchases.
In the first nine months of 2008, we reduced the quarterly dividend on our common stock twice; first, from 64 cents to 37.5 cents per common share effective with the June 2008 dividend, and then from 37.5 cents to 5 cents per common share effective with the September 2008 dividend.
In connection with the January 1, 2008, adoption of new fair value accounting standards, certain of the effects of adoption were recorded as an adjustment to January 1, 2008, retained earnings and the amount was insignificant. Also on January 1, 2008, we adopted two new accounting pronouncements relating to the accounting for split-dollar life insurance policies that we hold on certain current and former employees. The effect of adoption of these standards amounted to a $19 million after-tax reduction in January 1, 2008, retained earnings.
Subsidiary Dividends Historically, Wachovia Bank and Wachovia Mortgage, FSB (formerly World Savings Bank, FSB) are the largest sources of subsidiary dividends paid to the parent company. Capital requirements established by regulators limit dividends that these subsidiaries and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at September 30, 2008, our subsidiaries had $7.1 billion available for dividends that could be paid without prior regulatory approval. Our banking subsidiaries did not pay dividends to the parent company in the first nine months of 2008. Our nonbank subsidiaries paid $68 million to the parent company in the first nine months of 2008.

Regulatory Capital Our capital ratios were above regulatory minimums at September 30, 2008, and we continued to be classified as well capitalized. The tier 1 capital ratio was 7.49 percent at September 30, 2008, compared with 7.35 percent at December 31, 2007. Our total capital ratio was 12.40 percent and our leverage ratio was 5.70 percent at September 30, 2008, and 11.82 percent and 6.09 percent, respectively, at December 31, 2007. The goodwill impairment charges had no impact on our regulatory capital ratios or tangible capital levels because goodwill is deducted when computing those ratios.
Off-Balance Sheet Transactions
Summary of Off-Balance Sheet Exposures

	September 30, 2008		December 31, 2007
	Carrying		Carrying
(In millions)	Amount	Exposure	Amount	Exposure

GUARANTEES
Securities and other lending indemnifications	$-	37,652	-	59,238
Standby letters of credit	126	32,604	124	29,295
Liquidity agreements	643	25,821	14	36,926
Loans sold with recourse	44	6,244	44	6,710
Residual value guarantees	-	1,372	-	1,220
Written put options	2,124	12,900	2,001	15,273

Total guarantees	$2,937	116,593	2,183	148,662

In the normal course of business, we engage in a variety of financial transactions that under GAAP either are not recorded on the balance sheet or are recorded in amounts that differ from the full contract or notional amounts. These transactions, included in the Summary of Off-Balance Sheet Exposures table, involve varying elements of market, credit and liquidity risk. Generally these transactions are forms of guarantees that contingently require us to make payments to a guaranteed party based on an event or change in an underlying asset, liability, rate or index.
The decrease in securities and other lending indemnifications exposure reflected unfavorable market conditions. The decrease in liquidity agreement exposure was due to lower volume in our off-balance sheet commercial paper conduit as a result of our strategic focus on customer relationships and protecting our liquidity profile. The decrease in written put option exposure relates primarily to liquidation of certain CDOs. Of the written put option exposure, approximately $400 million is included in our market disruption-related distribution exposure.
In addition to the off-balance sheet exposures in the table above, the Business Segments: Parent section provides information on the option Prudential holds relative to their minority interest in our retail brokerage joint venture, and the Business Segments: Capital Management section provides information on the second quarter 2008 consolidation of a fund we manage.

Risk Governance and Administration
Market Risk Management We trade a variety of equities, debt securities, foreign exchange instruments and other derivatives to provide customized solutions for the risk management needs of our customers and for proprietary trading. Market risk is inherent in all these activities.
Our risk measures include the Value at Risk (VaR) methodology, which assesses market volatility over the most recent 252 trading days to estimate within a given level of confidence the maximum trading loss over a period of time that we would expect to incur from an adverse movement in market rates and prices over the period. We calculate 1-day VaR at the 97.5 percent and 99 percent confidence levels, and 10-day VaR at the 99 percent confidence level. The VaR model is supplemented by stress testing on a daily basis. The analysis captures all financial instruments that are considered trading positions. As of January 1, 2008, we chose to split our VaR analysis into two categories: discretionary VaR, which is subject to limits, and nondiscretionary VaR, which is reserved for positions in runoff and for positions under the discretion of the asset and liability committee. On May 20, 2008, the market risk committee increased our 1-day VaR limit on the discretionary portion from $50 million to $70 million due to volatility arising from the market disruptions and the effect of the adoption of fair value accounting, which resulted in the addition of the mortgage pipeline and associated hedges to the VaR analysis. The total 1-day VaR was $54 million at September 30, 2008, and $62 million at December 31, 2007, and was primarily related to interest rate risk and credit spread risk. The high, low and average VaRs in the first nine months of 2008 were $78 million, $48 million and $63 million, respectively.
Interest Rate Risk Management One of the fundamental roles in banking is the management of interest rate risk, or the risk that changes in interest rates may diminish the net interest income we earn on loans, securities and other earning assets. The following discussion explains how we oversee the interest rate risk management process and describes the actions we take to protect net interest income from interest rate risk.
A balance sheet is considered asset sensitive when its assets (loans and securities) reprice faster or to a greater extent than liabilities (deposits and borrowings). An asset-sensitive balance sheet will produce more net interest income when interest rates rise and less net interest income when interest rates decline. Historically, our large and relatively rate-insensitive deposit base has funded a portfolio of primarily floating rate commercial and consumer loans. This mix naturally creates an asset-sensitive balance sheet. To achieve more neutrality or to establish a liability-sensitive position, we maintain a large portfolio of fixed rate discretionary instruments such as loans, securities and derivatives.
We expect to rely on our large base of low-cost core deposits as well as diverse wholesale sources to fund incremental investments in loans and securities. The characteristics of the loans we add will prompt different strategies. Fixed rate loans, for example, diminish the need to buy discretionary investments, so if more fixed rate loans were added to our loan portfolio, we would likely allow existing discretionary investments to mature or we would liquidate them. If more variable rate loans were added to our loan portfolio, we would likely allow fixed rate securities to mature or we would liquidate them, and then add new derivatives that, in effect, would convert the incremental variable rate loans to fixed rate loans.
We often elect to use derivatives to protect assets, liabilities and future financial transactions from changes in interest rates. When deciding whether to use derivatives instead of investing in securities to reach the same goal, we consider a number of factors, such as cost, efficiency, the effect on our liquidity and capital, and our overall interest rate risk management strategy. We choose to use derivatives when they provide greater relative value or more efficient execution of our strategy than securities. The derivatives we use for interest rate risk management include interest rate swaps, futures, forwards and various option strategies, which in some cases are designated and accounted for as accounting hedges. We fully incorporate the market risk associated with interest rate risk management derivatives into our earnings simulation model in the same manner as other on-balance sheet financial instruments.
Our policy is to limit the risk we can take through balance sheet management actions such that consolidated net interest income will not be negatively affected by more than 3.5 percent in both rising and falling rate environments over the policy measurement period. We analyze and manage the amount of risk we are taking to changes in interest rates by forecasting a wide range of interest rate scenarios for time periods as long as 36 months. In analyzing interest rate sensitivity for policy measurement, we compare forecasted net interest income in both “high rate” and “low rate” scenarios to the “market forward rate.” Our policy measurement period is 12 months in length, beginning with the first month of the forecast. Our objective is to ensure we prudently manage interest-bearing assets and liabilities in ways that improve financial performance without unduly putting net interest income at risk.
The “market forward rate” is constructed using currently implied market forward rate estimates for all points on the yield curve over the next 36 months. Our standard approach evaluates expected net interest income in a 400 basis point range, or 200 basis points both above and below the “market forward rate” scenario. However, due to the currently low absolute level of the federal funds rate, we modified the “low rate” scenario to measure a decline of only 50 basis points. Based on our October 2008 forward rate expectation, our various scenarios together measure net interest income volatility to a September 2009 federal funds rate ranging from 0.90 percent to 3.40 percent. We always incorporate into our modeling all repricing and balance sheet dynamics that depend on interest rate levels. For example, in the current market outlook and low rate scenario referenced above, we particularly stress the repricing characteristics of our deposit portfolio. We expect further deposit repricing downward to be slowed in very low rate environments and we have taken actions to mitigate this risk.
We simultaneously measure the impact of a parallel and nonparallel shift in rates on each of our interest rate scenarios. A parallel shift would, as the term implies, shift all points on the yield curve by the same increments. For example, by the twelfth month in our policy measurement period, short-term rates such as the federal funds rate would increase by 200 basis points over the “market forward rate,” while longer term rates such as the 10-year treasury note rate and 30-year treasury note rate would increase by 200 basis points as well. A nonparallel shift would consist of a 200 basis point increase in short-term rates, while long-term rates would increase by a different amount. A rate shift in which short-term rates rise to a greater degree than long-term rates is referred to as a “flattening” of the yield curve. Conversely, long-term rates rising to a greater degree than short-term rates is a “steepening” of the yield curve. The impact of a nonparallel shift in rates depends on the types of assets in which funds are invested and the shape of the yield curve implicit in the “market forward rate” scenario.
Net Interest Income Sensitivity The Policy Period Sensitivity Measurement table provides a summary of our interest rate sensitivity measurements.
Policy Period
Sensitivity Measurement

		Implied	Percent
	Fed Funds	Fed Funds	Net Interest
	Rate at	Rate for	Income
	September 30, 2008	September 2009	Sensitivity

Market Forward Rate Scenarios (a)	2.00%	1.40	-

High Rate Composite		3.40	(1.40)

Low Rate		0.90	0.10

(a) Assumes base federal funds rate mirrors market expectations.
On October 8, 2008, the target federal funds rate was lowered from 2.00 percent to 1.50 percent. The October 2008 forward rate expectations imply a high probability that the federal funds rate will decrease by an additional 25 basis points to 1.25 percent in late 2008, and will increase to 1.40 percent by the end of our policy period in September 2009. If forward rates prevail, the spread between the 10-year treasury note rate and the target federal funds rate would migrate from a positive 183 basis points of slope at September 30, 2008, to a positive slope of 265 basis points by September 2009. The long-term average spread is a positive 114 basis points. Because it is unlikely short-term rates would rise an additional 200 basis points above the market forward rates while all other points on the yield curve would move in simultaneous parallel increments, our high rate sensitivity to the “market forward rate” scenario is measured using three different yield curve shapes. These yield curves are constructed to represent the more likely range of yield curve shapes that may prevail throughout the policy period in an environment where short-term rates rise 200 basis points above current market expectations. The reported high rate sensitivity is a composite of these three scenarios. On October 29, 2008, the Federal Reserve reduced the target federal funds rate by 50 basis points.
In October 2008, our earnings simulation model indicated net interest income would be negatively affected by 1.4 percent in a “high rate composite” scenario relative to the “market forward rate” over the policy period. Additionally, we measure a scenario where short-term rates gradually decline 50 basis points over a 12-month period while the longer-term rates also decline by 50 basis points relative to the “market forward rate” scenario. The model indicates net interest income would be positively affected by 0.1 percent in this scenario. These percentages are for a full year but may be higher or lower in individual reporting periods.
While our interest rate sensitivity modeling assumes management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to net interest income and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, we formulate strategies aimed at protecting net interest income from the potentially negative effects of changes in interest rates.
Accounting and Regulatory Matters
The following information addresses significant new accounting and regulatory developments that will affect us, as well as new or proposed legislation that will continue to have a significant impact on our industry.
Business Combinations and Noncontrolling Interests In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141 (revised), Business Combinations (SFAS 141(R)), and SFAS 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB 51. These new standards will significantly change the accounting and reporting for business combinations and noncontrolling interests (previously referred to as minority interests).
SFAS 141(R) retains the fair value model for assets and liabilities acquired in a business combination while making other significant changes to business combination accounting. The more significant changes include: recognizing 100 percent of the fair values of assets and liabilities acquired in acquisitions of less than a 100 percent controlling interest, measuring shares issued as consideration in a business combination based on their fair value at the acquisition date, recognizing contingent consideration arrangements and pre-acquisition gain and loss contingencies at their respective acquisition date fair values, expensing acquisition-related transaction costs as incurred, and capitalizing acquisition-related restructuring costs only if certain criteria are met.
SFAS 160 retains much of the existing guidance for consolidation while making significant changes to the reporting of noncontrolling interests, which we currently report as liabilities. Under SFAS 160, noncontrolling interests in consolidated subsidiaries will be reported as a component of stockholders’ equity. Also under SFAS 160, a change in ownership interests in a consolidated subsidiary that does not result in loss of control will be recorded directly to stockholders’ equity. A change in ownership interests that results in deconsolidation may trigger recognition of a gain or loss and establishment of a new fair value basis in the remaining interest held.
These standards are effective on January 1, 2009, for calendar year-end companies, with early adoption prohibited. SFAS 141(R) is effective for business combinations for which the acquisition date is on or after the adoption date. SFAS 160 must be adopted prospectively with retrospective adoption required for disclosure of noncontrolling interests held as of the adoption date.
Derivative Disclosure In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133, which enhances the disclosure requirements for derivative instruments and hedging activities. SFAS 161 requires quantitative disclosures of the fair value of all derivative instruments by primary underlying risk and accounting designation, as well as gains and losses recognized on derivative instruments. Further, SFAS 161 requires qualitative disclosures about how and why a company uses derivatives as well as any credit risk-related contingencies. This new standard is effective on January 1, 2009, for calendar year-end companies.
Hedge Accounting In June 2008, the FASB issued an exposure draft of a proposed Statement of Financial Accounting Standards, Accounting for Hedging Activities—an amendment of FASB Statement No. 133. The FASB’s primary objectives in undertaking this project are to simplify the accounting for hedging activities, improve financial reporting for hedging activities, and resolve practice issues that have arisen under SFAS No. 133. The proposed changes are substantial including an amendment that will no longer permit companies to hedge by individual risk (for example, benchmark interest rate). Further, significant changes are being proposed to the frequency and manner in which a company must assess whether a hedge is effective in offsetting the overall changes in fair value of the hedged item. Additional provisions of the exposure draft would affect a company’s ability to achieve hedge accounting and the income/expense recognition associated with hedging instruments.
The exposure draft provides for an effective date of January 1, 2010, for calendar year-end companies. We have not completed our assessment of the potential impact that a new standard, if finalized as currently drafted, would have on us.
Transfers of Financial Assets and Consolidation In September 2008, the FASB issued two exposure drafts of proposed statements: Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140, and Amendments to FASB Interpretation No. 46(R).
The exposure draft on SFAS 140 removes the concept of a qualifying special purpose entity (QSPE) from SFAS 140, thereby eliminating the exception from consolidation that is accorded to QSPEs. This would have the effect of dramatically increasing the number of variable interest entities that companies must evaluate for consolidation under FASB Interpretation (FIN) 46R. These exposure drafts also include other amendments to SFAS 140 and FIN 46R that may significantly reduce the number of transactions that qualify for off-balance sheet treatment, which may result in assets and liabilities remaining on a transferor’s or sponsor’s balance sheet.
These exposure drafts provide for an effective date of January 1, 2010, for calendar year-end companies. We cannot predict with any certainty what the provisions of final standards will be or what changes may be required to the structure of or the accounting for transactions subject to SFAS 140 or FIN 46R.
Legislative and Regulatory Matters Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the effect of any such legislation or regulations on our consolidated financial position or results of operations. For a more detailed description of the laws and regulations governing our business operations, please see our 2007 Annual Report on Form 10-K.
In June 2004, the Basel Committee on Bank Supervision published new international guidelines for determining regulatory capital (Basel II) that are designed to be more risk sensitive than the current framework. In December 2007, the U.S. bank regulatory agencies jointly adopted a final rule for Basel II that represents the U.S. version of the international guidelines. Under the final rule, which was effective April 1, 2008, we must begin a series of three one-year transitional periods for capital calculation no later than April 1, 2011. The final rule also requires that prior to beginning the three-year transitional period, we must complete a satisfactory parallel run period of no less than four consecutive calendar quarters during which we will be required to report regulatory capital confidentially under the new risk-based capital rule as well as the existing capital rule. As further required, on August 19, 2008, our board of directors approved an implementation plan, and we have established the necessary project management infrastructure, funding and management support to ensure we will comply with the final rule.

Table 1
EXPLANATION OF OUR USE OF NON-GAAP FINANCIAL MEASURES

     In addition to results of operations presented in accordance with U.S. generally accepted accounting principles (GAAP), our management uses certain non-GAAP financial measures such as expenses excluding merger-related and restructuring expenses, other intangible amortization and goodwill impairment charges; net interest income excluding charges related to certain leasing transactions widely referred to as SILO transactions; and net interest income on a tax-equivalent basis. In addition, Wachovia presents certain information regarding its loan portfolio on a “managed” basis, which is a non-GAAP financial measure that combines loans reported on-balance sheet with loans securitized for which the retained interests are classified in securities on-balance sheet, loans held for sale on-balance sheet and the off-balance sheet portfolio of securitized loans sold, where we service the loans.
     We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance and our business and performance trends, and they facilitate comparisons with the performance of others in the financial services industry. Specifically, we believe the exclusion of merger-related and restructuring expenses, other intangible amortization and goodwill impairment charges, as well as the exclusion of the SILO lease-related charge from net interest income, permits evaluation and comparison of results for ongoing business operations, and it is on this basis that our management internally assesses our performance. Those non-operating items also are excluded from our segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. For additional information related to segment performance, see the Business Segments section and the Business Segments footnote to Notes to Consolidated Financial Statements.
     This report also includes net interest income on a tax-equivalent basis. We believe the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.
     Although we believe the above mentioned non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP, to the extent any of these non-GAAP financial measures are included in this report, is presented below or elsewhere in this report, including in the Loans — On-Balance Sheet, and Managed and Servicing Portfolios table.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2008	2007	2008	2007

Net interest income (GAAP)	$4,991	4,551	14,033	13,500
Tax-equivalent adjustment	48	33	155	108

Net interest income (Tax-equivalent)	$5,039	4,584	14,188	13,608

Table 2
SELECTED STATISTICAL DATA

	2008			2007
	Third	Second	First	Fourth	Third
(Dollars in millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

PROFITABILITY
Return on average common stockholders’ equity	(157.43)%	(50.47)	(3.81)	0.28	9.19
Return on average total stockholders’ equity	(134.31)	(43.86)	(3.39)	0.28	9.19
Net interest margin (a)	2.94	2.58	2.92	2.88	2.92
Fee and other income as % of total revenue	12.70	42.15	36.62	36.99	39.02
Effective income tax rate	10.04%	18.06	26.02	122.05	27.33

ASSET QUALITY
Allowance for loan losses as % of loans, net	3.18%	2.20	1.37	0.98	0.78
Allowance for loan losses as % of nonperforming assets (b)	102	90	78	84	115
Allowance for credit losses as % of loans, net	3.24	2.24	1.41	1.02	0.82
Net charge-offs as % of average loans, net	1.57	1.10	0.66	0.41	0.19
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	3.05%	2.41	1.70	1.14	0.66

CAPITAL ADEQUACY
Tier 1 capital ratio	7.49%	8.00	7.42	7.35	7.10
Total capital ratio	12.40	12.74	12.05	11.82	10.84
Leverage	5.70	6.57	6.18	6.09	6.10
Tangible capital ratio	4.00	4.68	4.31	4.29	4.19
Tangible capital ratio (c)	4.56%	5.07	4.59	4.50	4.56

OTHER DATA
FTE employees	117,227	119,952	120,378	121,890	109,724
Total financial centers/brokerage offices	4,820	4,820	4,850	4,894	4,167
ATMs	5,303	5,277	5,308	5,139	5,123
Actual common shares (In millions) (d)	2,161	2,159	1,992	1,980	1,901
Common stock price	$3.50	15.53	27.00	38.03	50.15
Market capitalization (d)	$7,563	33,527	53,782	75,302	95,326

(a)  Tax-equivalent.
(b)  These ratios do not include nonperforming loans included in loans held for sale.
(c)  These ratios exclude the effect on tangible capital of the unamortized gains and losses under employee benefit plans, the unrealized gains and losses on available for sale securities, certain risk management derivatives and the pension accounting adjustments to stockholders’ equity.
(d)  Includes restricted stock for which the holder receives dividends and has full voting rights.

Table 3
SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA

	2008				2007
	Third		Second	First	Fourth	Third
(In millions, except per share data)	Quarter		Quarter	Quarter	Quarter	Quarter

SUMMARIES OF INCOME
Interest income	$9,400		8,646	10,179	10,910	10,831
Tax-equivalent adjustment	48		54	53	44	33

Interest income (a)	9,448		8,700	10,232	10,954	10,864
Interest expense	4,409		4,356	5,427	6,280	6,280

Net interest income (a)	5,039		4,344	4,805	4,674	4,584
Provision for credit losses	6,629		5,567	2,831	1,497	408

Net interest income after provision for credit losses (a)	(1,590)		(1,223)	1,974	3,177	4,176
Securities gains (losses)	(1,978)		(808)	(205)	(320)	(34)
Fee and other income	2,711		3,973	2,982	3,064	2,967
Merger-related and restructuring expenses	697		251	241	187	36
Goodwill impairment	18,786		6,060	-	-	-
Other noninterest expense	6,062		6,473	5,200	5,599	4,489
Minority interest in income of consolidated subsidiaries	(105)		(18)	155	107	189

Income (loss) from continuing operations before income taxes (benefits) (a)	(26,297)		(10,824)	(845)	28	2,395
Income taxes (benefits)	(2,647)		(1,963)	(234)	(209)	656
Tax-equivalent adjustment	48		54	53	44	33

Income (loss) from continuing operations	(23,698)		(8,915)	(664)	193	1,706
Discontinued operations, net of income taxes	-		-	-	(142)	(88)

Net income (loss)	(23,698)		(8,915)	(664)	51	1,618
Dividends on preferred stock	191		193	43	-	-

Net income (loss) available to common stockholders	$(23,889)		(9,108)	(707)	51	1,618

PER COMMON SHARE DATA
Basic earnings
Income (loss) from continuing operations	$(11.18)		(4.31)	(0.36)	0.10	0.91
Net income (loss) available to common stockholders	(11.18)		(4.31)	(0.36)	0.03	0.86
Diluted earnings (b)
Income (loss) from continuing operations	(11.18)		(4.31)	(0.36)	0.10	0.90
Net income (loss) available to common stockholders	(11.18)		(4.31)	(0.36)	0.03	0.85
Cash dividends	$0.05		0.38	0.64	0.64	0.64
Average common shares - Basic	2,137		2,111	1,963	1,959	1,885
Average common shares - Diluted	2,143		2,119	1,977	1,983	1,910
Average common stockholders’ equity
Quarter-to-date	$60,370		72,579	74,697	73,599	69,857
Year-to-date	69,183		73,638	74,697	70,533	69,500
Book value per common share (c)	18.59		30.25	36.24	37.66	36.90
Common stock price
High	19.06		30.08	38.76	51.80	52.64
Low	1.84		15.53	25.60	38.03	44.94
Period-end	$3.50		15.53	27.00	38.03	50.15
To earnings ratio (d)	(0.22	) X	(4.10)	15.52	11.52	11.22
To book value	19%		51	75	101	136
BALANCE SHEET DATA
Assets	$764,378		812,433	808,575	782,896	754,168
Long-term debt	$183,350		184,401	175,653	161,007	158,584

(a)	Tax-equivalent.

(b)	Calculated using average basic common shares in 2008.

(c)	Share count in the calculation includes restricted stock for which the holder receives dividends and has full voting rights.

(d)	Based on diluted earnings per common share.

Table 4
BUSINESS SEGMENTS (a)

	2008			2007
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

GENERAL BANK COMBINED (b)
Net interest income (c)	$3,763	3,697	3,462	3,404	3,466
Fee and other income	1,003	1,000	980	929	935
Intersegment revenue	50	57	55	58	59

Total revenue (c)	4,816	4,754	4,497	4,391	4,460
Provision for credit losses	1,340	922	572	320	207
Noninterest expense	2,127	2,061	2,048	2,037	1,898
Income taxes	482	637	674	732	849
Tax-equivalent adjustment	10	10	11	11	11

Segment earnings	$857	1,124	1,192	1,291	1,495

Economic profit	$699	928	997	1,043	1,190
Risk adjusted return on capital	25.40%	33.26	42.55	48.00	54.30
Economic capital, average	$19,302	16,777	12,705	11,188	10,904
Cash overhead efficiency ratio (c)	44.16%	43.35	45.55	46.40	42.54
Lending commitments	$128,178	133,201	132,805	133,733	132,779
Average loans, net	318,573	317,969	312,084	303,903	295,188
Average core deposits	$292,653	290,313	297,124	296,159	290,099
FTE employees	53,073	54,315	54,739	55,469	56,427

COMMERCIAL
Net interest income (c)	$1,025	1,030	954	932	903
Fee and other income	138	134	130	116	113
Intersegment revenue	52	46	43	43	44

Total revenue (c)	1,215	1,210	1,127	1,091	1,060
Provision for credit losses	235	180	174	178	121
Noninterest expense	408	396	402	392	347
Income taxes	199	222	189	179	205
Tax-equivalent adjustment	10	10	11	11	11

Segment earnings	$363	402	351	331	376

Economic profit	$226	234	218	239	255
Risk adjusted return on capital	27.61%	28.91	28.51	32.92	35.11
Economic capital, average	$5,406	5,253	5,018	4,333	4,197
Cash overhead efficiency ratio (c)	33.61%	32.71	35.65	35.87	32.76
Average loans, net	$89,034	88,225	84,829	82,084	80,146
Average core deposits	$40,882	45,483	47,904	46,499	42,832

RETAIL AND SMALL BUSINESS
Net interest income (c)	$2,738	2,667	2,508	2,472	2,563
Fee and other income	865	866	850	813	822
Intersegment revenue	(2)	11	12	15	15

Total revenue (c)	3,601	3,544	3,370	3,300	3,400
Provision for credit losses	1,105	742	398	142	86
Noninterest expense	1,719	1,665	1,646	1,645	1,551
Income taxes	283	415	485	553	644
Tax-equivalent adjustment	-	-	-	-	-

Segment earnings	$494	722	841	960	1,119

Economic profit	$473	694	779	804	935
Risk adjusted return on capital	24.54%	35.24	51.71	57.53	66.31
Economic capital, average	$13,896	11,524	7,687	6,855	6,707
Cash overhead efficiency ratio (c)	47.71%	46.99	48.86	49.88	45.59
Average loans, net	$229,539	229,744	227,255	221,819	215,042
Average core deposits	$251,771	244,830	249,220	249,660	247,267

(a) Certain amounts presented in this Table 5 in periods prior to the third quarter of 2008 have been reclassified to conform to the presentation in the third quarter of 2008.
(b) General Bank Combined represents the consolidation of the General Bank’s Commercial, and Retail and Small Business lines of business.
(c) Tax-equivalent.
(Continued)

Table 4
BUSINESS SEGMENTS

	2008			2007
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

WEALTH MANAGEMENT
Net interest income (a)	$194	201	180	181	184
Fee and other income	192	208	210	215	184
Intersegment revenue	2	3	5	3	4

Total revenue (a)	388	412	395	399	372
Provision for credit losses	8	5	2	7	6
Noninterest expense	246	252	246	249	240
Income taxes	50	57	53	53	46
Tax-equivalent adjustment	-	-	-	-	-

Segment earnings	$84	98	94	90	80

Economic profit	$64	74	69	72	61
Risk adjusted return on capital	46.00%	52.48	50.93	58.24	50.69
Economic capital, average	$729	720	690	609	609
Cash overhead efficiency ratio (a)	63.55%	61.24	62.21	62.55	64.71
Lending commitments	$6,376	6,915	7,007	7,011	7,007
Average loans, net	22,765	22,557	21,794	21,181	20,996
Average core deposits	$14,690	17,609	17,920	17,145	17,180
FTE employees	4,516	4,665	4,650	4,712	4,547

(a) Tax-equivalent.
(Continued)

Table 4
BUSINESS SEGMENTS

	2008			2007
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORPORATE AND INVESTMENT BANK COMBINED (a)
Net interest income (b)	$1,043	1,132	1,036	988	838
Fee and other income	(416)	656	(158)	(554)	176
Intersegment revenue	(57)	(52)	(50)	(50)	(52)

Total revenue (b)	570	1,736	828	384	962
Provision for credit losses	525	438	197	112	1
Noninterest expense	1,154	963	750	952	626
Income taxes (benefits)	(423)	104	(65)	(268)	114
Tax-equivalent adjustment	17	19	21	19	9

Segment earnings (loss)	$(703)	212	(75)	(431)	212

Economic profit (loss)	$(899)	8	(410)	(744)	(113)
Risk adjusted return on capital	(13.26)%	11.22	(1.45)	(15.21)	6.40
Economic capital, average	$14,732	13,821	13,237	11,262	9,791
Cash overhead efficiency ratio (b)	202.09%	55.50	90.58	247.26	65.12
Lending commitments	$99,489	113,559	114,114	118,734	119,791
Average loans, net	109,323	106,680	101,081	91,695	82,979
Average core deposits	$27,497	31,686	33,651	36,235	37,208
FTE employees	5,718	6,361	6,302	6,555	6,695

CORPORATE LENDING
Net interest income (b)	$415	414	434	417	413
Fee and other income	312	70	155	149	136
Intersegment revenue	10	10	13	18	16

Total revenue (b)	737	494	602	584	565
Provision for credit losses	387	350	132	103	2
Noninterest expense	141	128	141	137	139
Income taxes	75	7	120	126	153
Tax-equivalent adjustment	-	-	-	-	1

Segment earnings	$134	9	209	218	270

Economic profit (loss)	$109	(18)	47	65	82
Risk adjusted return on capital	17.02%	9.95	13.83	15.34	17.10
Economic capital, average	$7,175	6,763	6,653	5,943	5,289
Cash overhead efficiency ratio (b)	19.07%	25.99	23.47	23.45	24.56
Average loans, net	$65,659	65,459	64,038	62,339	58,528
Average core deposits	$3,891	4,455	4,576	4,632	5,120

(a) Corporate and Investment Bank Combined represents the consolidation of the Corporate and Investment Bank’s Corporate Lending, Treasury and International Trade Finance, and Investment Banking lines of business.
(b) Tax-equivalent.
(Continued)

Table 4
BUSINESS SEGMENTS

	2008			2007
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

TREASURY AND INTERNATIONAL TRADE FINANCE
Net interest income (b)	$123	127	117	110	104
Fee and other income	235	224	217	217	218
Intersegment revenue	(60)	(52)	(47)	(47)	(46)

Total revenue (b)	298	299	287	280	276
Provision for credit losses	1	-	(2)	-	(1)
Noninterest expense	172	172	178	173	170
Income taxes	46	46	41	39	39
Tax-equivalent adjustment	-	-	-	-	-

Segment earnings	$79	81	70	68	68

Economic profit	$69	69	57	56	58
Risk adjusted return on capital	90.88%	87.60	74.59	78.25	82.99
Economic capital, average	$340	363	361	334	318
Cash overhead efficiency ratio (b)	57.83%	57.44	62.20	62.02	61.24
Average loans, net	$14,701	13,606	13,461	12,309	10,811
Average core deposits	$14,045	18,111	19,619	20,844	21,240

INVESTMENT BANKING
Net interest income (b)	$505	591	485	461	321
Fee and other income	(963)	362	(530)	(920)	(178)
Intersegment revenue	(7)	(10)	(16)	(21)	(22)

Total revenue (b)	(465)	943	(61)	(480)	121
Provision for credit losses	137	88	67	9	-
Noninterest expense	841	663	431	642	317
Income taxes (benefits)	(544)	51	(226)	(433)	(78)
Tax-equivalent adjustment	17	19	21	19	8

Segment earnings (loss)	$(916)	122	(354)	(717)	(126)

Economic profit (loss)	$(1,077)	(43)	(514)	(865)	(253)
Risk adjusted return on capital	(48.27)%	8.36	(22.20)	(57.87)	(12.95)
Economic capital, average	$7,217	6,695	6,223	4,985	4,184
Cash overhead efficiency ratio (b)	(180.56)%	70.33	(706.35)	(133.99)	265.05
Average loans, net	$28,963	27,615	23,582	17,047	13,640
Average core deposits	$9,561	9,120	9,456	10,759	10,848

(Continued)

Table 4
BUSINESS SEGMENTS

	2008			2007
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CAPITAL MANAGEMENT COMBINED (a)
Net interest income (b)	$388	308	281	320	268
Fee and other income	968	1,995	2,192	2,210	1,444
Intersegment revenue	4	(8)	(10)	(11)	(8)

Total revenue (b)	1,360	2,295	2,463	2,519	1,704
Provision for credit losses	1	-	-	-	-
Noninterest expense	2,145	2,328	1,855	1,937	1,241
Income taxes (benefits)	(287)	(13)	221	212	169
Tax-equivalent adjustment	-	1	1	1	-

Segment earnings (loss)	$(499)	(21)	386	369	294

Economic profit (loss)	$(555)	(79)	327	310	258
Risk adjusted return on capital	(97.63)%	(3.95)	72.25	69.09	88.96
Economic capital, average	$2,033	2,118	2,145	2,120	1,310
Cash overhead efficiency ratio (b)	157.72%	101.39	75.34	76.91	72.82
Lending commitments	$1,657	1,544	1,348	1,281	1,164
Average loans, net	3,223	2,878	2,562	2,295	2,142
Average core deposits	$54,734	48,647	43,084	38,019	31,489
FTE employees	29,301	29,658	29,824	29,880	17,908
Assets under management	$209,097	245,940	258,691	274,697	285,422

ASSET MANAGEMENT
Net interest income (b)	$17	12	14	7	6
Fee and other income	(572)	165	295	279	244
Intersegment revenue	-	(1)	(1)	-	(1)

Total revenue (b)	(555)	176	308	286	249
Provision for credit losses	-	-	-	-	-
Noninterest expense	224	209	224	217	206
Income taxes	(284)	(13)	31	26	15
Tax-equivalent adjustment	-	-	-	-	-

Segment earnings (loss)	$(495)	(20)	53	43	28

Economic profit (loss)	$(501)	(26)	47	37	22
Risk adjusted return on capital	(898.80)%	(37.28)	99.16	82.68	56.73
Economic capital, average	$219	217	216	205	194
Cash overhead efficiency ratio (b)	(40.26)%	117.86	72.81	76.33	82.50
Average loans, net	$29	17	41	22	36
Average core deposits	$309	304	453	405	418

(a) Capital Management Combined represents the consolidation of Capital Management’s Asset Management, Retail Brokerage Services, and Other, which primarily serves to eliminate intersegment revenue.
(b) Tax-equivalent.
(Continued)

Table 4
BUSINESS SEGMENTS

	2008			2007
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

RETAIL BROKERAGE SERVICES
Net interest income (b)	$370	296	267	313	262
Fee and other income	1,542	1,832	1,899	1,933	1,202
Intersegment revenue	4	(7)	(9)	(11)	(7)

Total revenue (b)	1,916	2,121	2,157	2,235	1,457
Provision for credit losses	1	-	-	-	-
Noninterest expense	1,924	2,122	1,634	1,724	1,038
Income taxes	(4)	-	190	185	154
Tax-equivalent adjustment	-	1	1	1	-

Segment earnings (loss)	$(5)	(2)	332	325	265

Economic profit (loss)	$(55)	(54)	279	272	235
Risk adjusted return on capital	(0.91)%	(0.33)	69.04	67.36	94.13
Economic capital, average	$1,814	1,901	1,929	1,915	1,116
Cash overhead efficiency ratio (b)	100.31%	100.08	75.79	77.09	71.33
Average loans, net	$3,194	2,861	2,521	2,273	2,106
Average core deposits	$54,425	48,343	42,631	37,614	31,071

OTHER
Net interest income (b)	$1	-	-	-	-
Fee and other income	(2)	(2)	(2)	(2)	(2)
Intersegment revenue	-	-	-	-	-

Total revenue (b)	(1)	(2)	(2)	(2)	(2)
Provision for credit losses	-	-	-	-	-
Noninterest expense	(3)	(3)	(3)	(4)	(3)
Income taxes	1	-	-	1	-
Tax-equivalent adjustment	-	-	-	-	-

Segment earnings	$1	1	1	1	1

Economic profit	$1	1	1	1	1
Risk adjusted return on capital	-%	-	-	-	-
Economic capital, average	$-	-	-	-	-
Cash overhead efficiency ratio (b)	-%	-	-	-	-
Average loans, net	$-	-	-	-	-
Average core deposits	$-	-	-	-	-

(Continued)

Table 4
BUSINESS SEGMENTS

	2008			2007
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

PARENT
Net interest income (a)	$(349)	(994)	(154)	(219)	(172)
Fee and other income	(1,014)	(694)	(447)	(56)	194
Intersegment revenue	1	-	-	-	(3)

Total revenue (a)	(1,362)	(1,688)	(601)	(275)	19
Provision for credit losses	4,755	4,202	2,060	1,058	194
Noninterest expense	390	869	301	424	484
Minority interest	(71)	26	198	118	189
Income tax benefits	(2,149)	(2,666)	(1,042)	(870)	(508)
Tax-equivalent adjustment	21	24	20	13	13
Dividends on preferred stock	191	193	43	-	-

Segment loss	$(4,499)	(4,336)	(2,181)	(1,018)	(353)

Economic loss	$(1,414)	(1,635)	(846)	(480)	(319)
Risk adjusted return on capital	(1,259.81)%	(432.84)	(169.71)	(83.56)	(41.54)
Economic capital, average	$443	1,482	1,881	2,020	2,403
Cash overhead efficiency ratio (a)	(21.45)%	(45.78)	(32.99)	(114.15)	1,976.53
Lending commitments	$483	543	538	599	529
Average loans, net	24,601	26,650	28,415	30,731	28,496
Average core deposits	$2,735	2,415	2,734	2,485	3,033
FTE employees	24,619	24,953	24,863	25,274	24,147

(a) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Three Months Ended September 30, 2008
						Goodwill
						Impairment,
			Corporate			Net Merger-
			and			Related and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$3,763	194	1,043	388	(349)	(48)	4,991
Fee and other income	1,003	192	(416)	968	(1,014)	-	733
Intersegment revenue	50	2	(57)	4	1	-	-

Total revenue (a)	4,816	388	570	1,360	(1,362)	(48)	5,724
Provision for credit losses	1,340	8	525	1	4,755	-	6,629
Noninterest expense	2,127	246	1,154	2,145	390	19,483	25,545
Minority interest	-	-	-	-	(71)	(34)	(105)
Income taxes (benefits)	482	50	(423)	(287)	(2,149)	(320)	(2,647)
Tax-equivalent adjustment	10	-	17	-	21	(48)	-

Net income (loss)	857	84	(703)	(499)	(4,308)	(19,129)	(23,698)
Dividends on preferred stock	-	-	-	-	191	-	191

Net income (loss) available to common stockholders	$857	84	(703)	(499)	(4,499)	(19,129)	(23,889)

Economic profit (loss)	$699	64	(899)	(555)	(1,414)	-	(2,105)
Risk adjusted return on capital	25.40%	46.00	(13.26)	(97.63)	(1,259.81)	-	(11.49)
Economic capital, average	$19,302	729	14,732	2,033	443	-	37,239
Cash overhead efficiency ratio (a)	44.16%	63.55	202.09	157.72	(21.45)	-	103.34
Lending commitments	$128,178	6,376	99,489	1,657	483	-	236,183
Average loans, net	318,573	22,765	109,323	3,223	24,601	-	478,485
Average core deposits	$292,653	14,690	27,497	54,734	2,735	-	392,309
FTE employees	53,073	4,516	5,718	29,301	24,619	-	117,227

	Three Months Ended September 30, 2007
						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$3,466	184	838	268	(172)	(33)	4,551
Fee and other income	935	184	176	1,444	194	-	2,933
Intersegment revenue	59	4	(52)	(8)	(3)	-	-

Total revenue (a)	4,460	372	962	1,704	19	(33)	7,484
Provision for credit losses	207	6	1	-	194	-	408
Noninterest expense	1,898	240	626	1,241	484	36	4,525
Minority interest	-	-	-	-	189	-	189
Income taxes (benefits)	849	46	114	169	(508)	(14)	656
Tax-equivalent adjustment	11	-	9	-	13	(33)	-

Net income (loss) from continuing operations	1,495	80	212	294	(353)	(22)	1,706
Discontinued operations, net of income taxes	-	-	-	-	(88)	-	(88)

Net income (loss)	$1,495	80	212	294	(441)	(22)	1,618

Economic profit (loss)	$1,190	61	(113)	258	(319)	-	1,077
Risk adjusted return on capital	54.30%	50.69	6.40	88.96	(41.54)	-	28.07
Economic capital, average	$10,904	609	9,791	1,310	2,403	-	25,017
Cash overhead efficiency ratio (a)	42.54%	64.71	65.12	72.82	1,976.53	-	58.51
Lending commitments	$132,779	7,007	119,791	1,164	529	-	261,270
Average loans, net	295,188	20,996	82,979	2,142	28,496	-	429,801
Average core deposits	$290,099	17,180	37,208	31,489	3,033	-	379,009
FTE employees	56,427	4,547	6,695	17,908	24,147	-	109,724

(a) Tax-equivalent.
(b) Tax-equivalent amounts are eliminated in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.
(Continued)

Table 4
BUSINESS SEGMENTS

	Nine Months Ended September 30,

(Dollars in millions)	2008	2007

GENERAL BANK COMBINED (a)
Net interest income (b)	$10,922	10,240
Fee and other income	2,983	2,716
Intersegment revenue	162	161

Total revenue (b)	14,067	13,117
Provision for credit losses	2,834	508
Noninterest expense	6,236	5,685
Income taxes	1,793	2,495
Tax-equivalent adjustment	31	32

Segment earnings	$3,173	4,397

Economic profit	$2,624	3,442
Risk adjusted return on capital	32.54%	53.61
Economic capital, average	$16,273	10,800
Cash overhead efficiency ratio (b)	44.33%	43.34
Lending commitments	$128,178	132,779
Average loans, net	316,217	292,003
Average core deposits	$293,361	288,209
FTE employees	53,073	56,427

COMMERCIAL
Net interest income (b)	$3,009	2,605
Fee and other income	402	332
Intersegment revenue	141	122

Total revenue (b)	3,552	3,059
Provision for credit losses	589	314
Noninterest expense	1,206	1,061
Income taxes	610	583
Tax-equivalent adjustment	31	32

Segment earnings	$1,116	1,069

Economic profit	$678	697
Risk adjusted return on capital	28.33%	33.81
Economic capital, average	$5,226	4,084
Cash overhead efficiency ratio (b)	33.95%	34.70
Average loans, net	$87,369	78,086
Average core deposits	$44,742	43,187

RETAIL AND SMALL BUSINESS
Net interest income (b)	$7,913	7,635
Fee and other income	2,581	2,384
Intersegment revenue	21	39

Total revenue (b)	10,515	10,058
Provision for credit losses	2,245	194
Noninterest expense	5,030	4,624
Income taxes	1,183	1,912
Tax-equivalent adjustment	-	-

Segment earnings	$2,057	3,328

Economic profit	$1,946	2,745
Risk adjusted return on capital	34.53%	65.65
Economic capital, average	$11,047	6,716
Cash overhead efficiency ratio (b)	47.84%	45.96
Average loans, net	$228,848	213,917
Average core deposits	$248,619	245,022

(a) General Bank Combined represents the consolidation of the General Bank’s Commercial, and Retail and Small Business lines of business.
(b) Tax-equivalent.
(Continued)

Table 4
BUSINESS SEGMENTS

	Nine Months Ended September 30,

(Dollars in millions)	2008	2007

WEALTH MANAGEMENT
Net interest income (a)	$575	542
Fee and other income	610	582
Intersegment revenue	10	10

Total revenue (a)	1,195	1,134
Provision for credit losses	15	9
Noninterest expense	744	730
Income taxes	160	144
Tax-equivalent adjustment	-	-

Segment earnings	$276	251

Economic profit	$207	192
Risk adjusted return on capital	49.76%	53.68
Economic capital, average	$713	601
Cash overhead efficiency ratio (a)	62.31%	64.40
Lending commitments	$6,376	7,007
Average loans, net	22,374	20,517
Average core deposits	$16,732	17,300
FTE employees	4,516	4,547

(a) Tax-equivalent.
(Continued)

Table 4
BUSINESS SEGMENTS

	Nine Months Ended September 30,

(Dollars in millions)	2008	2007

CORPORATE AND INVESTMENT BANK COMBINED (a)
Net interest income (b)	$3,211	2,328
Fee and other income	82	2,806
Intersegment revenue	(159)	(145)

Total revenue (b)	3,134	4,989
Provision for credit losses	1,160	5
Noninterest expense	2,867	2,556
Income taxes	(384)	857
Tax-equivalent adjustment	57	30

Segment earnings	$(566)	1,541

Economic profit (loss)	$(1,301)	663
Risk adjusted return on capital	(1.47)%	20.85
Economic capital, average	$13,933	8,995
Cash overhead efficiency ratio (b)	91.45%	51.24
Lending commitments	$99,489	119,791
Average loans, net	105,708	77,736
Average core deposits	$30,932	36,077
FTE employees	5,718	6,695

CORPORATE LENDING
Net interest income (b)	$1,263	1,218
Fee and other income	537	403
Intersegment revenue	33	53

Total revenue (b)	1,833	1,674
Provision for credit losses	869	6
Noninterest expense	410	439
Income taxes	202	447
Tax-equivalent adjustment	-	1

Segment earnings	$352	781

Economic profit	$138	268
Risk adjusted return on capital	13.68%	18.29
Economic capital, average	$6,865	4,911
Cash overhead efficiency ratio (b)	22.37%	26.23
Average loans, net	$65,054	56,575
Average core deposits	$4,306	5,104

(a) Corporate and Investment Bank Combined represents the consolidation of the Corporate and Investment Bank’s Corporate Lending, Treasury and International Trade Finance, and Investment Banking lines of business.
(b) Tax-equivalent.
(Continued)

Table 4
BUSINESS SEGMENTS

	Nine Months Ended September 30,

(Dollars in millions)	2008	2007

TREASURY AND INTERNATIONAL TRADE FINANCE
Net interest income (b)	$367	295
Fee and other income	676	637
Intersegment revenue	(159)	(140)

Total revenue (b)	884	792
Provision for credit losses	(1)	(1)
Noninterest expense	522	514
Income taxes	133	102
Tax-equivalent adjustment	-	-

Segment earnings	$230	177

Economic profit	$195	147
Risk adjusted return on capital	84.26%	73.81
Economic capital, average	$355	313
Cash overhead efficiency ratio (b)	59.11%	64.83
Average loans, net	$13,925	9,549
Average core deposits	$17,246	20,763

INVESTMENT BANKING
Net interest income (b)	$1,581	815
Fee and other income	(1,131)	1,766
Intersegment revenue	(33)	(58)

Total revenue (b)	417	2,523
Provision for credit losses	292	-
Noninterest expense	1,935	1,603
Income taxes	(719)	308
Tax-equivalent adjustment	57	29

Segment earnings (loss)	$(1,148)	583

Economic profit (loss)	$(1,634)	248
Risk adjusted return on capital	(21.49)%	19.79
Economic capital, average	$6,713	3,771
Cash overhead efficiency ratio (b)	463.65%	63.58
Average loans, net	$26,729	11,612
Average core deposits	$9,380	10,210

(Continued)

Table 4
BUSINESS SEGMENTS

	Nine Months Ended September 30,

(Dollars in millions)	2008	2007

CAPITAL MANAGEMENT COMBINED (a)
Net interest income (b)	$977	787
Fee and other income	5,155	4,457
Intersegment revenue	(14)	(27)

Total revenue (b)	6,118	5,217
Provision for credit losses	1	-
Noninterest expense	6,328	3,772
Income taxes	(79)	527
Tax-equivalent adjustment	2	-

Segment earnings	$(134)	918

Economic profit	$(307)	808
Risk adjusted return on capital	(8.56)%	92.17
Economic capital, average	$2,098	1,331
Cash overhead efficiency ratio (b)	103.43%	72.29
Lending commitments	$1,657	1,164
Average loans, net	2,889	1,789
Average core deposits	$48,844	31,463
FTE employees	29,301	17,908
Assets under management	$209,097	285,422

ASSET MANAGEMENT
Net interest income (b)	$43	14
Fee and other income	(112)	828
Intersegment revenue	(2)	(1)

Total revenue (b)	(71)	841
Provision for credit losses	-	-
Noninterest expense	657	648
Income taxes	(266)	70
Tax-equivalent adjustment	-	-

Segment earnings	$(462)	123

Economic profit	$(480)	106
Risk adjusted return on capital	(284.28)%	80.13
Economic capital, average	$217	205
Cash overhead efficiency ratio (b)	(923.80)%	76.99
Average loans, net	$29	29
Average core deposits	$355	354

(a) Capital Management Combined represents the consolidation of Capital Management’s Asset Management, Retail Brokerage Services, and Other, which primarily serves to eliminate intersegment revenue.
(b) Tax-equivalent.
(Continued)

Table 4
BUSINESS SEGMENTS

	Nine Months Ended September 30,

(Dollars in millions)	2008	2007

RETAIL BROKERAGE SERVICES
Net interest income (b)	$933	772
Fee and other income	5,273	3,636
Intersegment revenue	(12)	(26)

Total revenue (b)	6,194	4,382
Provision for credit losses	1	-
Noninterest expense	5,680	3,136
Income taxes	186	455
Tax-equivalent adjustment	2	-

Segment earnings	$325	791

Economic profit	$170	698
Risk adjusted return on capital	23.11%	93.88
Economic capital, average	$1,881	1,126
Cash overhead efficiency ratio (b)	91.70%	71.58
Average loans, net	$2,860	1,760
Average core deposits	$48,489	31,109

OTHER
Net interest income (b)	$1	1
Fee and other income	(6)	(7)
Intersegment revenue	-	-

Total revenue (b)	(5)	(6)
Provision for credit losses	-	-
Noninterest expense	(9)	(12)
Income taxes	1	2
Tax-equivalent adjustment	-	-

Segment earnings	$3	4

Economic profit	$3	4
Risk adjusted return on capital	-%	-
Economic capital, average	$-	-
Cash overhead efficiency ratio (b)	-%	-
Average loans, net	$-	-
Average core deposits	$-	-

(Continued)

Table 4
BUSINESS SEGMENTS

	Nine Months Ended September 30,
(Dollars in millions)	2008	2007

PARENT
Net interest income (a)	$(1,497)	(289)
Fee and other income	(2,155)	346
Intersegment revenue	1	1

Total revenue (a)	(3,651)	58
Provision for credit losses	11,017	242
Noninterest expense	1,560	1,215
Minority interest	153	464
Income tax benefits	(5,857)	(1,199)
Tax-equivalent adjustment	65	46
Dividends on preferred stock	427	-

Segment loss	$(11,016)	(710)

Economic loss	$(3,895)	(629)
Risk adjusted return on capital	(400.09)%	(22.61)
Economic capital, average	$1,265	2,499
Cash overhead efficiency ratio (a)	(34.59)%	1,576.74
Lending commitments	$483	529
Average loans, net	26,548	30,115
Average core deposits	$2,627	2,578
FTE employees	24,619	24,147

(a) Tax-equivalent.
(Continued)

Table 4
BUSINESS SEGMENTS

	Nine Months Ended September 30, 2008

						Goodwill
						Impairment,
			Corporate			Net Merger-
			and			Related and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$10,922	575	3,211	977	(1,497)	(155)	14,033
Fee and other income	2,983	610	82	5,155	(2,155)	-	6,675
Intersegment revenue	162	10	(159)	(14)	1	-	-

Total revenue (a)	14,067	1,195	3,134	6,118	(3,651)	(155)	20,708
Provision for credit losses	2,834	15	1,160	1	11,017	-	15,027
Noninterest expense	6,236	744	2,867	6,328	1,560	26,035	43,770
Minority interest	-	-	-	-	153	(121)	32
Income taxes (benefits)	1,793	160	(384)	(79)	(5,857)	(477)	(4,844)
Tax-equivalent adjustment	31	-	57	2	65	(155)	-

Net income (loss)	3,173	276	(566)	(134)	(10,589)	(25,437)	(33,277)
Dividends on preferred stock	-	-	-	-	427	-	427

Net income (loss) available to common stockholders	$3,173	276	(566)	(134)	(11,016)	(25,437)	(33,704)

Economic profit (loss)	$2,624	207	(1,301)	(307)	(3,895)	-	(2,672)
Risk adjusted return on capital	32.54%	49.76	(1.47)	(8.56)	(400.09)	-	0.59
Economic capital, average	$16,273	713	13,933	2,098	1,265	-	34,282
Cash overhead efficiency ratio (a)	44.33%	62.31	91.45	103.43	(34.59)	-	83.58
Lending commitments	$128,178	6,376	99,489	1,657	483	-	236,183
Average loans, net	316,217	22,374	105,708	2,889	26,548	-	473,736
Average core deposits	$293,361	16,732	30,932	48,844	2,627	-	392,496
FTE employees	53,073	4,516	5,718	29,301	24,619	-	117,227

	Nine Months Ended September 30, 2007

						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$10,240	542	2,328	787	(289)	(108)	13,500
Fee and other income	2,716	582	2,806	4,457	346	-	10,907
Intersegment revenue	161	10	(145)	(27)	1	-	-

Total revenue (a)	13,117	1,134	4,989	5,217	58	(108)	24,407
Provision for credit losses	508	9	5	-	242	-	764
Noninterest expense	5,685	730	2,556	3,772	1,215	78	14,036
Minority interest	-	-	-	-	464	-	464
Income taxes (benefits)	2,495	144	857	527	(1,199)	(30)	2,794
Tax-equivalent adjustment	32	-	30	-	46	(108)	-

Net income (loss) from continuing operations	4,397	251	1,541	918	(710)	(48)	6,349
Discontinued operations, net of income taxes	-	-	-	-	(88)	-	(88)

Net income (loss)	$4,397	251	1,541	918	(798)	(48)	6,261

Economic profit (loss)	$3,442	192	663	808	(629)	-	4,476
Risk adjusted return on capital	53.61%	53.68	20.85	92.17	(22.61)	-	35.70
Economic capital, average	$10,800	601	8,995	1,331	2,499	-	24,226
Cash overhead efficiency ratio (a)	43.34%	64.40	51.24	72.29	1,576.74	-	55.66
Lending commitments	$132,779	7,007	119,791	1,164	529	-	261,270
Average loans, net	292,003	20,517	77,736	1,789	30,115	-	422,160
Average core deposits	$288,209	17,300	36,077	31,463	2,578	-	375,627
FTE employees	56,427	4,547	6,695	17,908	24,147	-	109,724

(a) Tax-equivalent.
(b) Tax-equivalent amounts are eliminated in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

Table 5
NET TRADING REVENUE — INVESTMENT BANKING (a)

	2008			2007

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Net interest income (Tax-equivalent)	$64	122	78	51	34
Trading account profits (losses)	(633)	(365)	(245)	(562)	(381)
Other fee income	123	187	187	181	140

Total net trading revenue (Tax-equivalent)	$(446)	(56)	20	(330)	(207)

(a) Certain amounts presented in periods prior to the third quarter of 2008 have been reclassified to conform to the presentation in the third quarter of 2008.

Table 6
SELECTED RATIOS

	Nine Months Ended September 30,			2008			2007

				Third	Second	First	Fourth	Third
	2008		2007	Quarter	Quarter	Quarter	Quarter	Quarter

PERFORMANCE RATIOS (a)
Assets to stockholders’ equity	10.29	X	10.19	11.28	9.74	9.95	10.32	10.44
Return on assets	(5.62)%		1.18	(11.91)	(4.50)	(0.34)	0.03	0.88
Return on common stockholders’ equity	(65.08)		12.04	(157.43)	(50.47)	(3.81)	0.28	9.19
Return on total stockholders’ equity	(57.83)%		12.04	(134.31)	(43.86)	(3.39)	0.28	9.19

DIVIDEND PAYOUT RATIOS
Common shares	(6.54)%		53.99	(0.45)	(8.70)	(177.78)	2,133.33	75.29
Preferred and common shares	(7.87)%		53.99	(1.26)	(11.24)	(198.30)	2,133.33	75.29

(a) Based on average balances and net income.

Table 7
LOANS — ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

	2008			2007

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ON-BALANCE SHEET LOAN PORTFOLIO COMMERCIAL
Commercial, financial and agricultural	$128,411	122,628	119,193	112,509	109,269
Real estate — construction and other	17,824	18,629	18,597	18,543	18,167
Real estate — mortgage	27,970	27,191	26,370	23,846	21,514
Lease financing	23,725	24,605	23,637	23,913	23,966
Foreign	32,344	35,168	33,616	29,540	26,471

Total commercial	230,274	228,221	221,413	208,351	199,387

CONSUMER
Real estate secured (a)	224,842	230,520	230,197	227,719	225,355
Student loans	10,335	9,945	9,324	8,149	7,742
Installment loans	26,433	29,261	27,437	25,635	24,763

Total consumer	261,610	269,726	266,958	261,503	257,860

Total loans	491,884	497,947	488,371	469,854	457,247
Unearned income	(9,511)	(9,749)	(7,889)	(7,900)	(8,041)

Loans, net (On-balance sheet)	$482,373	488,198	480,482	461,954	449,206

MANAGED PORTFOLIO (b) (c)

COMMERCIAL
On-balance sheet loan portfolio	$230,274	228,221	221,413	208,351	199,387
Securitized loans — off-balance sheet	100	105	120	131	142
Loans held for sale	1,290	2,224	3,342	9,414	13,905

Total commercial	231,664	230,550	224,875	217,896	213,434

CONSUMER
Real estate secured
On-balance sheet loan portfolio	224,842	230,520	230,197	227,719	225,355
Securitized loans — off-balance sheet	5,641	6,337	6,845	7,230	7,625
Securitized loans included in securities	13,081	14,918	11,683	10,755	5,963
Loans held for sale	2,491	3,415	5,960	4,816	3,583

Total real estate secured	246,055	255,190	254,685	250,520	242,526

Student
On-balance sheet loan portfolio	10,335	9,945	9,324	8,149	7,742
Securitized loans — off-balance sheet	2,700	2,721	2,772	2,811	2,856
Securitized loans included in securities	52	52	52	52	52
Loans held for sale	1,280	-	-	-	1,968

Total student	14,367	12,718	12,148	11,012	12,618

Installment
On-balance sheet loan portfolio	26,433	29,261	27,437	25,635	24,763
Securitized loans — off-balance sheet	4,629	1,630	1,968	2,263	2,572
Securitized loans included in securities	23	28	39	47	55
Loans held for sale	4,186	2,791	2,127	2,542	1,975

Total installment	35,271	33,710	31,571	30,487	29,365

Total consumer	295,693	301,618	298,404	292,019	284,509

Total managed portfolio	$527,357	532,168	523,279	509,915	497,943

SERVICING PORTFOLIO (c) (d)
Commercial	$339,790	351,277	354,624	353,464	337,721
Consumer	$33,732	29,100	27,415	27,523	28,015

(a) Includes deferred interest of $4.1 billion, $3.9 billion, $3.5 billion, $3.1 billion and $2.7 billion, at September 30, June 30 and March 31, 2008, and at December 31 and September 30, 2007, respectively.
(b) The managed portfolio includes the on-balance sheet loan portfolio, loans securitized for which the retained interests are classified in securities on-balance sheet, loans held for sale on-balance sheet and the off-balance sheet portfolio of securitized loans sold, where we service the loans.
(c) Certain amounts presented in periods prior to the third quarter of 2008 have been reclassified to conform to the presentation in the third quarter of 2008.
(d) The servicing portfolio consists of third party commercial and consumer loans for which our sole function is that of servicing the loans for the third parties.

Table 8
LOANS HELD FOR SALE

	2008			2007

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORE BUSINESS ACTIVITY (a) (b)
Core business activity, beginning of period	$7,824	10,670	15,094	19,599	17,732
Originations and/or purchases	6,955	8,069	8,144	8,160	13,007
Transfer to loans held for sale	3,439	377	2,314	511	2,411
Transfer from loans held for sale	(51)	(79)	(6,926)	(1,799)	(249)
Lower of cost or market value adjustments (c)	(41)	(87)	(364)	(223)	(255)
Market value adjustments for fair value option loans	12	(47)	42	-	-
Performing loans sold or securitized	(8,920)	(10,957)	(7,355)	(10,913)	(11,606)
Other, principally payments	(437)	(122)	(279)	(241)	(1,441)

Core business activity, end of period	8,781	7,824	10,670	15,094	19,599

PORTFOLIO MANAGEMENT ACTIVITY (a) (b)
Portfolio business activity, beginning of period	606	759	1,678	1,832	1
Originations and/or purchases	-	-	83	-	-
Transfer to loans held for sale (d)	-	56	54	339	1,831
Transfer from loans held for sale	(2)	-	-	(191)	-
Lower of cost or market value adjustments (c)	(40)	26	(31)	(30)	-
Performing loans sold or securitized	(59)	(212)	(990)	(157)	-
Nonperforming loans sold	(25)	-	-	-	-
Other, principally payments	(14)	(23)	(35)	(115)	-

Portfolio management activity, end of period	466	606	759	1,678	1,832

Total loans held for sale (e)	$9,247	8,430	11,429	16,772	21,431

(a) Core business activity means we originate and/or purchase loans with the intent to sell them to third parties, and portfolio management activity means we look for market opportunities to reduce risk in the loan portfolio by transferring loans to loans held for sale.
(b) Certain amounts presented in periods prior to the third quarter of 2008 have been reclassified to conform to the presentation in the third quarter of 2008.
(c) Lower of cost or market value adjustments exclude amounts related to unfunded commitments. Market disruption-related recoveries on unfunded commitments amounted to $438 million in the second quarter of 2008. Market disruption-related net write-downs on unfunded commitments amounted to $25 million, $729 million, $78 million and $311 million in the third and first quarters of 2008 and in the fourth and third quarters of 2007, respectively.
(d) Includes $1.8 billion in the third quarter of 2007 in connection with consolidation of a structured lending vehicle that we administered; first quarter of 2008 and fourth quarter of 2007 include funding of the structured lending vehicle’s commitments amounting to $54 million and $159 million, respectively.
(e) Nonperforming loans included in loans held for sale at September 30, June 30 and March 31, 2008, and at December 31 and September 30, 2007, were $26 million, $63 million, $5 million, $62 million and $59 million, respectively.

Table 9
ALLOWANCE FOR CREDIT LOSSES

	2008			2007
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ALLOWANCE FOR CREDIT LOSSES (a)
Balance, beginning of period	$10,956	6,767	4,717	3,691	3,552
Provision for credit losses	6,570	5,504	2,834	1,467	381
Provision for credit losses relating to loans transferred to loans held for sale or sold	17	51	7	6	3
Provision for credit losses for unfunded lending commitments	42	12	(10)	24	24
LOAN LOSSES
Commercial, financial and agricultural	(286)	(254)	(171)	(67)	(41)
Commercial real estate — construction and mortgage	(279)	(216)	(81)	(117)	(5)

Total commercial	(565)	(470)	(252)	(184)	(46)

Real estate secured	(1,087)	(700)	(351)	(156)	(59)
Student loans	(29)	(3)	(3)	(4)	(5)
Installment and other loans (b)	(299)	(230)	(242)	(225)	(168)

Total consumer	(1,415)	(933)	(596)	(385)	(232)

Total loan losses	(1,980)	(1,403)	(848)	(569)	(278)

LOAN RECOVERIES
Commercial, financial and agricultural	16	15	14	22	9
Commercial real estate — construction and mortgage	2	-	1	-	3

Total commercial	18	15	15	22	12

Real estate secured	27	18	10	9	12
Student loans	1	1	1	2	3
Installment and other loans (b)	62	60	57	75	45

Total consumer	90	79	68	86	60

Total loan recoveries	108	94	83	108	72

Net charge-offs	(1,872)	(1,309)	(765)	(461)	(206)

Allowance relating to loans acquired, transferred to loans held for sale or sold	(108)	(69)	(16)	(10)	(63)

Balance, end of period	$15,605	10,956	6,767	4,717	3,691

CONSUMER REAL ESTATE SECURED NET CHARGE-OFFS
First lien	$(952)	(592)	(291)	(122)	(32)
Second lien	(108)	(90)	(50)	(25)	(15)

Total consumer real estate secured net charge-offs	$(1,060)	(682)	(341)	(147)	(47)

ALLOWANCE FOR CREDIT LOSSES
Allocation of the allowance for loan losses
Commercial	$2,959	2,793	2,645	2,392	2,054
Consumer	11,622	7,621	3,592	1,950	1,246
Unallocated	770	330	330	165	205

Total allowance for loan losses	15,351	10,744	6,567	4,507	3,505
Reserve for unfunded lending commitments	254	212	200	210	186

Total allowance for credit losses	$15,605	10,956	6,767	4,717	3,691

(a) The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.
(b) Principally auto loans.

Table 10
ALLOWANCE AND CHARGE-OFF RATIOS

	2008			2007

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ALLOWANCE FOR LOAN LOSSES
as % of loans, net	3.18%	2.20	1.37	0.98	0.78
as % of nonaccrual and restructured loans (a)	109	95	84	90	129
as % of nonperforming assets (a)	102	90	78	84	115
ALLOWANCE FOR CREDIT LOSSES
as % of loans, net	3.24%	2.24	1.41	1.02	0.82

NET CHARGE-OFFS AS % OF AVERAGE LOANS, NET (b)
Commercial, financial and agricultural	0.66%	0.60	0.41	0.12	0.10
Commercial real estate — construction and mortgage	2.41	1.89	0.73	1.12	0.02

Total commercial	1.05	0.88	0.48	0.34	0.08

Real estate secured	1.85	1.18	0.59	0.26	0.08
Student loans	1.03	0.07	0.08	0.10	0.14
Installment and other loans (c)	3.18	2.36	2.76	2.35	1.99

Total consumer	1.97	1.26	0.79	0.46	0.27

Total as % of average loans, net	1.57%	1.10	0.66	0.41	0.19

(a) These ratios do not include nonperforming assets included in loans held for sale.
(b) Annualized.
(c) Principally auto loans.

Table 11
NONPERFORMING ASSETS

	2008			2007

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

NONPERFORMING ASSETS
Nonaccrual loans
Commercial
Commercial, financial and agricultural	$1,298	1,229	908	602	354
Commercial real estate — construction and mortgage	2,836	2,203	1,750	1,059	289

Total commercial	4,134	3,432	2,658	1,661	643

Consumer
Real estate secured
First lien	9,197	7,430	5,015	3,234	1,986
Second lien	110	147	75	58	41
Installment and other loans (a)	35	40	40	42	45

Total consumer	9,342	7,617	5,130	3,334	2,072

Total nonaccrual loans	13,476	11,049	7,788	4,995	2,715
Troubled debt restructurings (b)	646	248	48	-	-
Foreclosed properties	860	631	530	389	334

Total nonperforming assets	$14,982	11,928	8,366	5,384	3,049

as % of loans, net, and foreclosed properties (c)	3.10%	2.44	1.74	1.16	0.68

Nonperforming assets included in loans held for sale
Commercial	$21	56	-	-	-
Consumer	5	7	5	62	50

Total nonaccrual loans	26	63	5	62	50
Foreclosed properties	-	-	-	-	9

Total nonperforming assets included in loans held for sale	26	63	5	62	59

Nonperforming assets included in loans and in loans held for sale	$15,008	11,991	8,371	5,446	3,108

as % of loans, net, foreclosed properties and loans held for sale (d)	3.05%	2.41	1.70	1.14	0.66

PAST DUE LOANS 90 DAYS AND OVER, AND NONACCRUAL LOANS (c)
Accruing loans past due 90 days and over	$1,119	1,101	866	708	590
Nonaccrual loans	13,476	11,049	7,788	4,995	2,715

Total past due loans 90 days and over, and nonaccrual loans	$14,595	12,150	8,654	5,703	3,305

Commercial as % of loans, net	1.96%	1.69	1.31	0.89	0.38
Consumer as % of loans, net	3.91%	3.12	2.19	1.49	1.00

(a) Principally auto loans; nonaccrual status does not apply to student loans.
(b) Troubled debt restructurings were not significant prior to the first quarter of 2008.
(c) These ratios do not include nonperforming loans included in loans held for sale.
(d) These ratios reflect nonperforming loans included in loans held for sale. Loans held for sale are recorded at the lower of cost or market value, and accordingly, the amounts shown and included in the ratios are net of the transferred allowance for loan losses and the lower of cost or market value adjustments.

Table 12
NONACCRUAL LOAN ACTIVITY (a)

	2008			2007

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period	$11,049	7,788	4,995	2,715	1,945

COMMERCIAL NONACCRUAL LOAN ACTIVITY
Commercial nonaccrual loans, beginning of period	3,432	2,658	1,661	643	479
New nonaccrual loans and advances	1,689	1,651	1,421	1,303	298
Gross charge-offs	(566)	(470)	(252)	(184)	(46)
Transfers to loans held for sale	-	(88)	-	-	-
Transfers to other real estate owned	(53)	(7)	(26)	-	(5)
Sales	(88)	(68)	(33)	(26)	(14)
Other, principally payments	(280)	(244)	(113)	(75)	(69)

Net commercial nonaccrual loan activity	702	774	997	1,018	164

Commercial nonaccrual loans, end of period	4,134	3,432	2,658	1,661	643

CONSUMER NONACCRUAL LOAN ACTIVITY
Consumer nonaccrual loans, beginning of period	7,617	5,130	3,334	2,072	1,466
New nonaccrual loans, advances and other, net	1,729	2,487	1,696	1,262	606
Transfers from (to) loans held for sale	(4)	-	100	-	-

Net consumer nonaccrual loan activity	1,725	2,487	1,796	1,262	606

Consumer nonaccrual loans, end of period	9,342	7,617	5,130	3,334	2,072

Balance, end of period	$13,476	11,049	7,788	4,995	2,715

(a) Excludes nonaccrual loans included in loans held for sale and foreclosed properties.

Table 13
DEPOSITS

	2008			2007

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORE DEPOSITS
Noninterest-bearing	$55,752	63,393	60,951	60,893	56,825
Savings and NOW accounts	72,335	83,915	87,920	88,078	81,037
Money market accounts	108,870	139,215	128,839	124,651	114,457
Other consumer time	133,097	113,864	120,852	123,783	125,546

Total core deposits	370,054	400,387	398,562	397,405	377,865
OTHER DEPOSITS
Foreign	15,126	27,940	27,399	27,386	27,226
Other time	33,660	19,463	19,003	24,338	16,846

Total deposits	$418,840	447,790	444,964	449,129	421,937

Table 14
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

(In millions)	September 30, 2008

MATURITY OF
3 months or less	$19,843
Over 3 months through 6 months	17,963
Over 6 months through 12 months	23,738
Over 12 months	17,908

Total time deposits in amounts of $100,000 or more	$79,452

Table 15
CHANGES IN STOCKHOLDERS’ EQUITY

	2008			2007

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period, as reported	$75,127	77,992	76,872	70,140	69,266
Cumulative effect of accounting changes, net of income taxes (a)	-	-	(24)	-	-

Balance, beginning of period	75,127	77,992	76,848	70,140	69,266

Comprehensive income (loss)
Net income (loss)	(23,698)	(8,915)	(664)	51	1,618
Unamortized gains and losses under employee benefit plans	6	5	6	561	16
Net unrealized gains (losses) on debt and equity securities	(1,151)	(1,112)	(705)	459	493
Net unrealized gains (losses) on derivative financial instruments	(69)	132	91	164	3

Total comprehensive income (loss)	(24,912)	(9,890)	(1,272)	1,235	2,130
Purchases of common stock	-	-	(20)	-	(190)
Preferred shares issued	-	3,975	3,497	2,263	-
Common stock issued	-	3,969	-	-	-
Common stock issued for Stock options and restricted stock	(21)	(48)	372	404	35
Acquisitions	-	-	-	3,942	-
Deferred compensation, net	108	130	(116)	152	114
Cash dividends Preferred shares	(191)	(193)	(43)	-	-
Common shares	(108)	(808)	(1,274)	(1,264)	(1,215)

Balance, end of period	$50,003	75,127	77,992	76,872	70,140

(a) First quarter 2008 includes a net increase of $369,000 related to the adoption of SFAS 157 and SFAS 159. See Note 18 of accompanying Notes to Consolidated Financial Statements.

Table 16
CAPITAL RATIOS

	2008			2007

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
Tier 1 capital	$43,804	49,473	45,353	43,528	41,853
Total capital	72,549	78,811	73,684	70,003	63,948
Adjusted risk-weighted assets	585,065	618,736	611,596	592,065	589,844
Adjusted leverage ratio assets	$768,469	753,108	734,233	714,633	686,373
Ratios
Tier 1 capital	7.49%	8.00	7.42	7.35	7.10
Total capital	12.40	12.74	12.05	11.82	10.84
Leverage	5.70	6.57	6.18	6.09	6.10
STOCKHOLDERS’ EQUITY TO ASSETS
Quarter-end	6.54	9.25	9.65	9.82	9.30
Average	8.86%	10.26	10.05	9.69	9.58

BANK CAPITAL RATIOS
Tier 1 capital
Wachovia Bank, National Association	7.30%	7.25	7.50	7.50	7.09
Wachovia Bank of Delaware, National Association	13.76	13.90	15.04	15.60	17.14
Wachovia Mortgage, FSB (b)	10.47	11.88	11.92	12.44	13.44
Wachovia Bank, FSB (c)	20.61	22.17	19.66	17.07	15.94
Total capital
Wachovia Bank, National Association	11.64	11.58	11.72	11.45	10.57
Wachovia Bank of Delaware, National Association	15.78	16.02	17.07	17.67	19.27
Wachovia Mortgage, FSB (b)	11.85	13.19	13.18	13.70	13.81
Wachovia Bank, FSB (c)	21.91	23.45	20.91	17.95	16.25
Leverage
Wachovia Bank, National Association	6.02	6.27	6.39	6.71	6.69
Wachovia Bank of Delaware, National Association	10.41	9.48	9.99	9.82	15.66
Wachovia Mortgage, FSB (b)	5.66	6.00	6.38	6.56	7.17
Wachovia Bank, FSB (c)	5.69%	6.45	6.26	5.94	5.50

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.
(b) Formerly World Savings Bank, FSB, prior to December 31, 2007.
(c) Formerly World Savings Bank, FSB (Texas) prior to December 31, 2007, which was a subsidiary of Wachovia Mortgage, FSB (formerly World Savings Bank, FSB) prior to April 1, 2007.

WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	THIRD QUARTER 2008			SECOND QUARTER 2008
			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$12,247	77	2.51%	$4,980	39	3.11%
Federal funds sold and securities purchased under resale agreements	18,556	120	2.57	13,075	81	2.51
Trading account assets (a)	36,715	431	4.70	43,575	541	4.97
Securities (a)	120,481	1,598	5.30	116,504	1,603	5.51
Loans (a) (b)
Commercial
Commercial, financial and agricultural	122,576	1,525	4.95	120,693	1,493	4.98
Real estate — construction and other	18,438	189	4.09	18,849	204	4.35
Real estate — mortgage	27,577	347	5.00	26,730	338	5.08
Lease financing (c)	6,368	108	6.74	6,713	(857)	(51.02)
Foreign	33,947	351	4.12	33,219	360	4.34

Total commercial	208,906	2,520	4.80	206,204	1,538	3.01

Consumer
Real estate secured	228,736	3,479	6.08	231,754	3,715	6.42
Student loans	10,880	106	3.87	9,887	108	4.41
Installment loans	29,963	710	9.43	28,889	686	9.55

Total consumer	269,579	4,295	6.36	270,530	4,509	6.68

Total loans	478,485	6,815	5.68	476,734	6,047	5.09

Loans held for sale	8,416	152	7.22	9,141	141	6.17
Other earning assets	11,044	133	4.78	11,080	136	4.94

Total earning assets excluding derivatives	685,944	9,326	5.43	675,089	8,588	5.10
Risk management derivatives (d)	—	122	0.07	—	112	0.07

Total earning assets including derivatives	685,944	9,448	5.50	675,089	8,700	5.17

Cash and due from banks	12,250			11,472
Other assets	93,713			109,876

Total assets	$791,907			$796,437

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	79,077	124	0.63	86,317	137	0.64
Money market accounts	127,097	450	1.41	132,792	504	1.53
Other consumer time	128,595	1,187	3.67	113,579	1,145	4.05
Foreign	24,654	190	3.06	25,913	191	2.97
Other time	30,029	256	3.40	18,965	181	3.83

Total interest-bearing deposits	389,452	2,207	2.25	377,566	2,158	2.30
Federal funds purchased and securities sold under repurchase agreements	39,429	245	2.47	43,288	274	2.54
Commercial paper	4,421	17	1.46	5,186	20	1.61
Securities sold short	6,068	55	3.56	6,243	53	3.42
Other short-term borrowings	8,280	32	1.68	9,288	33	1.34
Long-term debt	183,384	1,810	3.94	177,473	1,737	3.93

Total interest-bearing liabilities excluding derivatives	631,034	4,366	2.76	619,044	4,275	2.77
Risk management derivatives (d)	—	43	0.02	—	81	0.06

Total interest-bearing liabilities including derivatives	631,034	4,409	2.78	619,044	4,356	2.83

Noninterest-bearing deposits	57,540			57,982
Other liabilities	33,138			37,671
Stockholders’ equity	70,195			81,740

Total liabilities and stockholders’ equity	$791,907			$796,437

Interest income and rate earned — including derivatives		$9,448	5.50%		$8,700	5.17%
Interest expense and equivalent rate paid — including derivatives		4,409	2.56		4,356	2.59

Net interest income and margin — including derivatives		$5,039	2.94%		$4,344	2.58%

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.
(b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

FIRST QUARTER 2008			FOURTH QUARTER 2007			THIRD QUARTER 2007
		Average			Average			Average
	Interest	Rates		Interest	Rates		Interest	Rates
Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
Balances	Expense	Paid	Balances	Expense	Paid	Balances	Expense	Paid

$4,253	51	4.85%	$5,083	64	5.05%	$6,459	93	5.68%
11,865	103	3.49	12,901	155	4.77	14,206	194	5.42
44,655	589	5.28	37,694	569	6.04	38,737	575	5.93
110,401	1,545	5.60	115,436	1,625	5.62	111,424	1,522	5.46

115,377	1,671	5.82	111,500	1,908	6.79	106,263	1,927	7.19
18,634	251	5.42	18,435	318	6.85	17,795	344	7.66
25,291	374	5.95	22,973	426	7.36	20,883	406	7.71
7,167	140	7.79	7,374	145	7.82	7,523	146	7.80
32,109	389	4.86	27,882	380	5.42	22,208	308	5.53

198,578	2,825	5.72	188,164	3,177	6.70	174,672	3,131	7.12

231,392	3,926	6.79	227,893	4,042	7.08	223,356	4,070	7.28
9,155	113	4.96	8,073	126	6.19	7,299	122	6.61
26,811	659	9.88	25,675	651	10.04	24,474	614	9.96

267,358	4,698	7.04	261,641	4,819	7.35	255,129	4,806	7.52

465,936	7,523	6.48	449,805	7,996	7.08	429,801	7,937	7.35

11,592	223	7.71	18,998	360	7.53	20,209	363	7.14
10,331	146	5.69	10,223	166	6.48	7,937	138	6.91

659,033	10,180	6.19	650,140	10,935	6.70	628,773	10,822	6.86
—	52	0.04	—	19	0.01	—	42	0.02

659,033	10,232	6.23	650,140	10,954	6.71	628,773	10,864	6.88

11,645			12,028			11,134
112,915			101,319			89,097

$783,593			$763,487			$729,004

86,452	236	1.10	83,370	345	1.64	81,851	357	1.73
128,074	747	2.34	121,717	949	3.09	116,404	980	3.34
123,655	1,437	4.68	127,061	1,557	4.86	122,474	1,507	4.88
26,197	231	3.55	27,354	306	4.44	23,322	292	4.97
22,643	265	4.71	20,169	263	5.16	13,776	187	5.40

387,021	2,916	3.03	379,671	3,420	3.57	357,827	3,323	3.68

35,956	308	3.45	36,386	413	4.50	44,334	556	4.98
5,509	38	2.74	7,272	78	4.27	5,799	65	4.42
6,919	62	3.63	6,728	61	3.62	7,420	70	3.74
10,154	45	1.77	10,369	58	2.24	7,793	55	2.74
165,540	1,961	4.75	158,704	2,129	5.34	151,226	2,067	5.44

611,099	5,330	3.51	599,130	6,159	4.08	574,399	6,136	4.24
—	97	0.06	—	121	0.08	—	144	0.10

611,099	5,427	3.57	599,130	6,280	4.16	574,399	6,280	4.34

56,332			57,895			58,280
37,415			32,476			26,468

78,747			73,986			69,857

$783,593			$763,487			$729,004

	$10,232	6.23%		$10,954	6.71%		$10,864	6.88%
	5,427	3.31		6,280	3.83		6,280	3.96

	$4,805	2.92%		$4,674	2.88%		$4,584	2.92%

(c) Includes the effect of the $975 million leverage lease recalculation charge in the second quarter of 2008.
(d) The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	NINE MONTHS ENDED			NINE MONTHS ENDED
	SEPTEMBER 30, 2008			SEPTEMBER 30, 2007

			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$7,179	167	3.11%	$3,807	173	6.06%
Federal funds sold and securities purchased under resale agreements	14,514	304	2.80	13,480	529	5.25
Trading account assets (a)	41,630	1,561	5.00	34,561	1,536	5.93
Securities (a)	115,812	4,746	5.47	109,322	4,450	5.43
Loans (a) (b)
Commercial
Commercial, financial and agricultural	119,560	4,689	5.24	101,925	5,468	7.17
Real estate — construction and other	18,640	644	4.62	17,217	986	7.66
Real estate — mortgage	26,536	1,059	5.33	20,432	1,164	7.62
Lease financing (c)	6,748	(609)	(12.04)	7,670	446	7.76
Foreign	33,095	1,100	4.44	18,644	769	5.51

Total commercial	204,579	6,883	4.49	165,888	8,833	7.12

Consumer
Real estate secured	230,620	11,120	6.43	223,778	12,260	7.31
Student loans	9,977	327	4.38	8,220	399	6.49
Installment loans	28,560	2,055	9.61	24,274	1,789	9.85

Total consumer	269,157	13,502	6.69	256,272	14,448	7.52

Total loans	473,736	20,385	5.74	422,160	23,281	7.36

Loans held for sale	9,712	516	7.08	18,213	903	6.62
Other earning assets	10,818	415	5.12	8,057	421	6.98

Total earning assets excluding derivatives	673,401	28,094	5.57	609,600	31,293	6.85
Risk management derivatives (d)	-	286	0.05	-	136	0.03

Total earning assets including derivatives	673,401	28,380	5.62	609,600	31,429	6.88

Cash and due from banks	11,791			11,638
Other assets	105,458			87,170

Total assets	$790,650			$708,408

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	83,931	497	0.79	83,350	1,097	1.76
Money market accounts	129,313	1,701	1.76	111,949	2,873	3.43
Other consumer time	121,967	3,769	4.13	119,828	4,331	4.83
Foreign	25,585	612	3.20	22,008	811	4.93
Other time	23,902	702	3.92	10,304	413	5.36

Total interest-bearing deposits	384,698	7,281	2.53	347,439	9,525	3.67
Federal funds purchased and securities sold under repurchase agreements	39,557	827	2.79	39,203	1,459	4.98
Commercial paper	5,036	75	1.98	5,290	182	4.60
Securities sold short	6,409	170	3.54	7,758	220	3.79
Other short-term borrowings	9,236	110	1.60	7,463	151	2.69
Long-term debt	175,495	5,508	4.19	145,604	5,870	5.39

Total interest-bearing liabilities excluding derivatives	620,431	13,971	3.01	552,757	17,407	4.21
Risk management derivatives (d)	-	221	0.04	-	414	0.10

Total interest-bearing liabilities including derivatives	620,431	14,192	3.05	552,757	17,821	4.31

Noninterest-bearing deposits	57,285			60,500
Other liabilities	36,064			25,651
Stockholders’ equity	76,870			69,500

Total liabilities and stockholders’ equity	$790,650			$708,408

Interest income and rate earned — including derivatives		$28,380	5.62%		$31,429	6.88%
Interest expense and equivalent rate paid — including derivatives		14,192	2.81		17,821	3.90

Net interest income and margin — including derivatives		$14,188	2.81%		$13,608	2.98%

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.
(b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.
(c) Includes the effect of the $975 million leverage lease recalculation charge in the second quarter of 2008.
(d) The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	2008			2007

	Third	Second	First	Fourth	Third
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

ASSETS
Cash and due from banks	$22,233	15,127	14,703	15,124	12,681
Interest-bearing bank balances	2,287	10,289	3,236	3,057	4,449
Federal funds sold and securities purchased under resale agreements	9,900	21,923	10,644	15,449	11,995

Total cash and cash equivalents	34,420	47,339	28,583	33,630	29,125

Trading account assets	56,000	62,589	72,592	55,882	54,835
Securities	107,693	113,461	114,183	115,037	111,827
Loans, net of unearned income	482,373	488,198	480,482	461,954	449,206
Allowance for loan losses	(15,351)	(10,744)	(6,567)	(4,507)	(3,505)

Loans, net	467,022	477,454	473,915	457,447	445,701

Loans held for sale	9,247	8,430	11,429	16,772	21,431
Premises and equipment	7,031	6,667	6,733	6,605	6,002
Due from customers on acceptances	664	1,302	1,109	1,418	1,295
Goodwill	18,353	36,993	43,068	43,122	38,848
Other intangible assets	1,858	1,942	2,038	2,119	1,380
Other assets	62,090	56,256	54,925	50,864	43,724

Total assets	$764,378	812,433	808,575	782,896	754,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	55,752	63,393	60,951	60,893	56,825
Interest-bearing deposits	363,088	384,397	384,013	388,236	365,112

Total deposits	418,840	447,790	444,964	449,129	421,937
Short-term borrowings	67,867	55,448	57,857	50,393	62,714
Bank acceptances outstanding	673	1,307	1,118	1,424	1,303
Trading account liabilities	18,388	26,305	28,887	21,585	17,771
Other liabilities	22,274	19,023	19,036	19,151	18,424
Long-term debt	183,350	184,401	175,653	161,007	158,584

Total liabilities	711,392	734,274	727,515	702,689	680,733

Minority interest in net assets of consolidated subsidiaries	2,983	3,032	3,068	3,335	3,295

STOCKHOLDERS’ EQUITY
Preferred stock, Class A, 40 million shares, no par value; 10 million shares, no par value; none issued	-	-	-	-	-
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at September 30, 2008	-	-	-	-	-
Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 liquidation preference per share, 25,010 shares authorized	-	-	-	-	-
Non-Cumulative Perpetual Class A Preferred Stock, Series J, $1,000 liquidation preference per share, 92 million depositary shares issued and outstanding at September 30, 2008	2,300	2,300	2,300	2,300	-
Non-Cumulative Perpetual Class A Preferred Stock, Series K, $1,000 liquidation preference per share, 3.5 million shares issued and outstanding at September 30, 2008	3,500	3,500	3,500	-	-
Non-Cumulative Perpetual Convertible Class A Preferred Stock, Series L, $1,000 liquidation preference per share, 4.025 million shares issued and outstanding at September 30, 2008	4,025	4,025	-	-	-
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 2.137 billion shares at September 30, 2008	7,124	7,121	6,551	6,534	6,283
Paid-in capital	59,883	59,797	56,367	56,149	51,938
Retained earnings (accumulated deficit)	(22,465)	1,534	11,449	13,456	14,670
Accumulated other comprehensive income (loss), net	(4,364)	(3,150)	(2,175)	(1,567)	(2,751)

Total stockholders’ equity	50,003	75,127	77,992	76,872	70,140

Total liabilities and stockholders’ equity	$764,378	812,433	808,575	782,896	754,168

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	2008			2007

	Third	Second	First	Fourth	Third
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

INTEREST INCOME
Interest and fees on loans	$6,972	6,187	7,577	7,980	7,937
Interest and dividends on securities	1,521	1,530	1,496	1,616	1,529
Trading account interest	415	522	571	557	566
Other interest income	492	407	535	757	799

Total interest income	9,400	8,646	10,179	10,910	10,831

INTEREST EXPENSE
Interest on deposits	2,231	2,176	2,941	3,433	3,334
Interest on short-term borrowings	389	418	523	673	801
Interest on long-term debt	1,789	1,762	1,963	2,174	2,145

Total interest expense	4,409	4,356	5,427	6,280	6,280

Net interest income	4,991	4,290	4,752	4,630	4,551
Provision for credit losses	6,629	5,567	2,831	1,497	408

Net interest income (loss) after provision for credit losses	(1,638)	(1,277)	1,921	3,133	4,143

FEE AND OTHER INCOME
Service charges	717	709	676	716	689
Other banking fees	525	518	498	497	471
Commissions	799	910	914	970	600
Fiduciary and asset management fees	1,291	1,355	1,439	1,436	1,029
Advisory, underwriting and other investment banking fees	243	280	261	249	393
Trading account profits (losses)	(701)	(510)	(308)	(524)	(301)
Principal investing	(310)	136	446	41	372
Securities gains (losses)	(1,978)	(808)	(205)	(320)	(34)
Other income	147	575	(944)	(321)	(286)

Total fee and other income	733	3,165	2,777	2,744	2,933

NONINTEREST EXPENSE
Salaries and employee benefits	3,489	3,435	3,260	3,468	2,628
Occupancy	381	377	379	375	325
Equipment	325	317	323	334	283
Marketing	68	95	97	80	74
Communications and supplies	173	184	186	191	176
Professional and consulting fees	242	218	196	271	194
Goodwill impairment	18,786	6,060	-	-	-
Other intangible amortization	96	97	103	111	92
Merger-related and restructuring expenses	697	251	241	187	36
Sundry expense	1,288	1,750	656	769	717

Total noninterest expense	25,545	12,784	5,441	5,786	4,525

Minority interest in income (loss) of consolidated subsidiaries	(105)	(18)	155	107	189

Income (loss) from continuing operations before income taxes (benefits)	(26,345)	(10,878)	(898)	(16)	2,362
Income taxes (benefits)	(2,647)	(1,963)	(234)	(209)	656

Income (loss) from continuing operations	(23,698)	(8,915)	(664)	193	1,706
Discontinued operations, net of income taxes	-	-	-	(142)	(88)

Net income (loss)	(23,698)	(8,915)	(664)	51	1,618
Dividends on preferred stock	191	193	43	-	-

Net income (loss) available to common stockholders	$(23,889)	(9,108)	(707)	51	1,618

PER COMMON SHARE DATA (after preferred stock dividends)
Basic earnings
Income (loss) from continuing operations	$(11.18)	(4.31)	(0.36)	0.10	0.91
Net income (loss) available to common stockholders	(11.18)	(4.31)	(0.36)	0.03	0.86
Diluted earnings (a)
Income (loss) from continuing operations	(11.18)	(4.31)	(0.36)	0.10	0.90
Net income (loss) available to common stockholders	(11.18)	(4.31)	(0.36)	0.03	0.85
Cash dividends	$0.05	0.38	0.64	0.64	0.64
AVERAGE COMMON SHARES
Basic	2,137	2,111	1,963	1,959	1,885
Diluted	2,143	2,119	1,977	1,983	1,910

(a) Calculated using average basic common shares in 2008.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,

(In millions, except per share data)	2008	2007

ASSETS
Cash and due from banks	$22,233	15,124
Interest-bearing bank balances	2,287	3,057
Federal funds sold and securities purchased under resale agreements	9,900	15,449

Total cash and cash equivalents	34,420	33,630

Trading account assets	56,000	55,882
Securities	107,693	115,037
Loans, net of unearned income (includes $22 at fair value at September 30, 2008)	482,373	461,954
Allowance for loan losses	(15,351)	(4,507)

Loans, net	467,022	457,447

Loans held for sale (includes $1,516 at fair value at September 30, 2008)	9,247	16,772
Premises and equipment	7,031	6,605
Due from customers on acceptances	664	1,418
Goodwill	18,353	43,122
Other intangible assets	1,858	2,119
Other assets	62,090	50,864

Total assets	$764,378	782,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	55,752	60,893
Interest-bearing deposits	363,088	388,236

Total deposits	418,840	449,129
Short-term borrowings	67,867	50,393
Bank acceptances outstanding	673	1,424
Trading account liabilities	18,388	21,585
Other liabilities	22,274	19,151
Long-term debt	183,350	161,007

Total liabilities	711,392	702,689

Minority interest in net assets of consolidated subsidiaries	2,983	3,335

STOCKHOLDERS’ EQUITY
Preferred stock, Class A, 40 million shares, no par value; 10 million shares, no par value; none issued	-	-
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at September 30, 2008	-	-
Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 liquidation preference per share, 25,010 shares authorized	-	-
Non-Cumulative Perpetual Class A Preferred Stock, Series J, $1,000 liquidation preference per share, 92 million depositary shares issued and outstanding at September 30, 2008	2,300	2,300
Non-Cumulative Perpetual Class A Preferred Stock, Series K, $1,000 liquidation preference per share, 3.5 million shares issued and outstanding at September 30, 2008	3,500	-
Non-Cumulative Perpetual Convertible Class A Preferred Stock, Series L, $1,000 liquidation preference per share, 4.025 million shares issued and outstanding at September 30, 2008	4,025	-
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 2.137 billion shares at September 30, 2008	7,124	6,534
Paid-in capital	59,883	56,149
Retained earnings (accumulated deficit)	(22,465)	13,456
Accumulated other comprehensive income (loss), net	(4,364)	(1,567)

Total stockholders’ equity	50,003	76,872

Total liabilities and stockholders’ equity	$764,378	782,896

See accompanying Notes to Consolidated Financial Statements.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In millions, except per share data)	2008	2007	2008	2007

INTEREST INCOME
Interest and fees on loans	$6,972	7,937	20,736	23,278
Interest and dividends on securities	1,521	1,529	4,547	4,481
Trading account interest	415	566	1,508	1,505
Other interest income	492	799	1,434	2,057

Total interest income	9,400	10,831	28,225	31,321

INTEREST EXPENSE
Interest on deposits	2,231	3,334	7,348	9,528
Interest on short-term borrowings	389	801	1,330	2,176
Interest on long-term debt	1,789	2,145	5,514	6,117

Total interest expense	4,409	6,280	14,192	17,821

Net interest income	4,991	4,551	14,033	13,500
Provision for credit losses	6,629	408	15,027	764

Net interest income (loss) after provision for credit losses	(1,638)	4,143	(994)	12,736

FEE AND OTHER INCOME
Service charges	717	689	2,102	1,970
Other banking fees	525	471	1,541	1,336
Commissions	799	600	2,623	1,908
Fiduciary and asset management fees	1,291	1,029	4,085	2,997
Advisory, underwriting and other investment banking fees	243	393	784	1,254
Trading account profits (losses)	(701)	(301)	(1,519)	22
Principal investing	(310)	372	272	718
Securities gains (losses)	(1,978)	(34)	(2,991)	42
Other income	147	(286)	(222)	660

Total fee and other income	733	2,933	6,675	10,907

NONINTEREST EXPENSE
Salaries and employee benefits	3,489	2,628	10,184	8,722
Occupancy	381	325	1,137	968
Equipment	325	283	965	899
Marketing	68	74	260	214
Communications and supplies	173	176	543	527
Professional and consulting fees	242	194	656	576
Goodwill impairment	18,786	-	24,846	-
Other intangible amortization	96	92	296	313
Merger-related and restructuring expenses	697	36	1,189	78
Sundry expense	1,288	717	3,694	1,739

Total noninterest expense	25,545	4,525	43,770	14,036

Minority interest in income (loss) of consolidated subsidiaries	(105)	189	32	464

Income (loss) from continuing operations before income taxes (benefits)	(26,345)	2,362	(38,121)	9,143
Income taxes (benefits)	(2,647)	656	(4,844)	2,794

Income (loss) from continuing operations	(23,698)	1,706	(33,277)	6,349
Discontinued operations, net of income taxes	-	(88)	-	(88)

Net income (loss)	(23,698)	1,618	(33,277)	6,261
Dividends on preferred stock	191	-	427	-

Net income (loss) available to common stockholders	$(23,889)	1,618	(33,704)	6,261

PER COMMON SHARE DATA
Basic earnings
Income (loss) from continuing operations	$(11.18)	0.91	(16.28)	3.36
Net income (loss) available to common stockholders	(11.18)	0.86	(16.28)	3.31
Diluted earnings
Income (loss) from continuing operations	(11.18)	0.90	(16.28)	3.31
Net income (loss) available to common stockholders	(11.18)	0.85	(16.28)	3.26
Cash dividends	$0.05	0.64	1.07	1.76
AVERAGE COMMON SHARES
Basic	2,137	1,885	2,070	1,890
Diluted	2,143	1,910	2,080	1,918

See accompanying Notes to Consolidated Financial Statements.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,

(In millions)	2008	2007

OPERATING ACTIVITIES
Net income (loss)	$(33,277)	6,261
Adjustments to reconcile net income to net cash provided (used) by operating activities
Accretion and amortization of securities discounts and premiums, net	(17)	(65)
Provision for credit losses	15,027	764
Gain on securitization transactions	57	(97)
Gain on sale of mortgage servicing rights	(3)	(4)
Securities transactions	2,991	(42)
Goodwill impairment	24,846	-
Depreciation and other amortization	1,468	1,369
Trading account assets, net	6,689	(10,094)
Loss (gain) on sales of premises and equipment	21	1
Valuation losses on bank-owned separate account life insurance	314	-
Contribution to qualified pension plan	-	(270)
Income tax shortfall (excess income tax benefit) from share-based payment arrangements	29	(43)
Loans held for sale, net	1,792	(6,952)
Deferred interest on certain loans	(1,051)	(1,087)
Other assets, net	(8,933)	(1,494)
Trading account liabilities, net	(3,197)	(457)
Other liabilities, net	2,463	(1,293)

Net cash provided (used) by operating activities	9,219	(13,503)

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	20,796	9,365
Maturities of securities	76,286	33,504
Purchases of securities	(99,208)	(45,876)
Origination of loans, net	(22,526)	(31,488)
Sales of premises and equipment	334	218
Purchases of premises and equipment	(1,558)	(720)
Goodwill and other intangible assets	(112)	(527)
Purchase of bank-owned separate account life insurance, net	(708)	(607)

Net cash used by investing activities	(26,696)	(36,131)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Increase (decrease) in deposits, net	(30,289)	14,479
Securities sold under repurchase agreements and other short-term borrowings, net	17,474	13,557
Issuances of long-term debt	61,172	48,267
Payments of long-term debt	(38,829)	(28,277)
Issuances of preferred shares	7,472	-
Issuances of common stock, net	3,933	323
Purchases of common stock	(20)	(1,197)
(Income tax shortfall) excess income tax benefit from share-based payment arrangements	(29)	43
Cash dividends paid	(2,617)	(3,352)

Net cash provided by financing activities	18,267	43,843

Increase (decrease) in cash and cash equivalents	790	(5,791)
Cash and cash equivalents, beginning of year	33,630	34,916

Cash and cash equivalents, end of period	$34,420	29,125

NONCASH ITEMS
Transfer to securities from loans resulting from securitizations	$-	1,119
Transfer to securities from loans held for sale resulting from securitizations	4,781	-
Transfer to trading account assets from securities	6,807	-
Transfer to loans from loans held for sale	926	(1,911)
Cumulative effect of accounting changes, net of income taxes	$(24)	(1,447)

See accompanying Notes to Consolidated Financial Statements.

WACHOVIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS
GENERAL
     Wachovia Corporation and subsidiaries (together “Wachovia” or the “Company”) is a diversified financial services company whose operations are principally domestic.
     The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, the unaudited condensed consolidated financial statements do not include all the information and footnotes required by GAAP for complete financial statements. The unaudited condensed consolidated financial statements of the Company include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such financial statements for all periods presented. The financial position and results of operations as of and for the nine months ended September 30, 2008, are not necessarily indicative of the results of operations that may be expected in the future. Please refer to the Company’s 2007 Annual Report on Form 10-K for additional information related to the Company’s audited consolidated financial statements for the three years ended December 31, 2007, including the related notes to consolidated financial statements.
     The preparation of the financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates and assumptions. The Company regularly assesses various assets, including goodwill, for impairment as dictated by applicable GAAP, giving appropriate consideration to general economic and specific market factors.
MERGER
     On October 3, 2008, Wachovia and Wells Fargo & Company signed a definitive merger agreement under which Wells Fargo will acquire all outstanding shares of common stock of Wachovia in a stock-for-stock transaction. Wachovia stockholders will receive 0.1991 of a share of Wells Fargo common stock in exchange for each share of Wachovia common stock. The transaction, based on Wells Fargo’s closing price of $35.16 on October 2, 2008, was valued at $7.00 per Wachovia share or approximately $15.1 billion. The merger, which is subject to Wachovia stockholder approval and regulatory approvals, is expected to be consummated in the fourth quarter of 2008. On October 3, 2008, in connection with the merger agreement, Wachovia entered into a share exchange agreement with Wells Fargo under which Wells Fargo agreed to acquire 10 newly issued shares of Wachovia’s Series M, Class A preferred stock, representing 39.9 percent of the aggregate voting power exercisable by Wachovia common stockholders and Wells Fargo as holder of the preferred stock, in exchange for the issuance of 1,000 shares of Wells Fargo common stock to Wachovia. The share exchange was completed on October 20, 2008.
LIQUIDITY
     Following tumultuous events in the financial services industry in the third quarter of 2008, Wachovia entered into a merger agreement with Wells Fargo & Company on October 3, 2008, as described above. The merger agreement with Wells Fargo was preceded by a deteriorating liquidity situation at the Company as evidenced by a significant level of deposit outflows, particularly commercial deposits. The deposit outflows, coupled with growth in funded assets and inability to access the debt markets, placed significant pressure on the Company’s liquidity. On October 6, 2008, the Company entered into overnight, collateralized financing arrangements with Wells Fargo to provide access to funding for operations in addition to the other financing sources available to the Company including the Federal Reserve. Our Federal Reserve borrowings have maturities through January 2009. Consummation of the merger with Wells Fargo is expected to occur by December 31, 2008, subject to regulatory approvals and Wachovia stockholder approval. If the merger with Wells Fargo is not consummated, there could be a significant adverse impact to the consolidated financial statements of the Company.
PERSONNEL EXPENSE AND RETIREMENT BENEFITS
     Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Certain Defined Benefit Pension and Other Postretirement Plans,” which the Company adopted on December 31, 2006, also requires employers to use a plan measurement date that is the same as its fiscal year-end beginning no later than December 31, 2008. The Company has historically used a measurement date of September 30, and is required under SFAS 158 to change to a December 31 measurement date by no later than December 31, 2008. The Company changed its measurement date using the alternative provided in SFAS 158 where the September 30, 2007, measurement establishes a 15-month cost, three-fifteenths of which, or $4 million, was recorded as an adjustment to retained earnings on January 1, 2008.
     The components of the retirement benefit costs (credits) included in salaries and employee benefits expense for the nine months ended September 30, 2008 and 2007, are presented on the following page.

					Other Postretirement
	Qualified Pension		Nonqualified Pension		Benefits
	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,
(In millions)	2008	2007	2008	2007	2008	2007

RETIREMENT BENEFIT COSTS (CREDITS)
Service cost	$128	138	-	2	2	3
Interest cost	193	197	16	16	34	33
Expected return on plan assets	(389)	(369)	-	-	(2)	(2)
Amortization of prior service cost	(34)	(20)	(1)	-	-	(6)
Amortization of actuarial losses	58	91	3	6	-	-

Net retirement benefit costs (credits)	$(44)	37	18	24	34	28

EXIT COST PURCHASE ACCOUNTING ACCRUAL ACTIVITY

	Nine Months Ended September 30, 2008
	Employee	Occupancy
	Termination	and
(In millions)	Benefits	Equipment	Total

Wachovia/A.G. Edwards — October 1, 2007
Balance, December 31, 2007	$16	-	16
Purchase accounting adjustments	33	42	75
Cash payments	(27)	-	(27)

Balance, September 30, 2008	$22	42	64

Wachovia/Golden West — October 1, 2006
Balance, December 31, 2007	$49	9	58
Purchase accounting adjustments	(6)	-	(6)
Cash payments	(41)	(9)	(50)

Balance, September 30, 2008	$2	-	2

Wachovia/SouthTrust — November 1, 2004
Balance, December 31, 2007, as restated	$37	-	37
Purchase accounting adjustments	-	-	-
Cash payments	(16)	-	(16)

Balance, September 30, 2008	$21	-	21

SALE-IN, LEASE-OUT TRANSACTIONS
     In the second quarter of 2008, the Company recorded a $975 million charge to interest income related to the recalculation of certain leveraged lease transactions. These transactions, which the Company entered into between 1999 and 2003, are widely known as sale-in, lease-out or “SILO” transactions. This noncash charge resulted from the Company’s analysis of a federal court of appeals opinion in a case involving another financial institution where tax benefits associated with certain lease-in, lease-out or “LILO” transactions were disallowed. The Company believes that some aspects of the court decision could be extended to SILO transactions. Subsequently, a federal court issued an adverse decision regarding a SILO transaction entered into by two other large financial institutions. While tax laws involving SILO transactions remain unsettled, applicable accounting standards, including Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN 48”) on income taxes and FASB Staff Position FAS 13-2 on leveraged leases, require the Company to update the income tax cash flow assessment on SILO transactions for potential changes in the timing of tax cash flows in light of the court rulings. See Note 1 to the Consolidated Financial Statements in the Company’s 2007 Annual Report on Form 10-K for more information on these leasing transactions and on the applicable accounting standards. On August 6, 2008, the Internal Revenue Service announced a settlement initiative related to SILO transactions. See Note 14 for more information.
GOODWILL
     The Company tests goodwill for impairment on an annual basis, or more often if events or circumstances indicate there may be impairment. The Company operates in four core business segments. Goodwill impairment testing is performed at the sub-segment (or “reporting unit”) level. There are eight reporting units within the Company, including General Bank: Commercial, and Retail and Small Business; Wealth Management; Corporate and Investment Bank: Corporate Lending, Investment Banking, and Treasury and International Trade Finance; and Capital Management: Retail Brokerage Services and Asset Management.
     Goodwill is assigned to reporting units at the date the goodwill is initially recorded. Once goodwill has been assigned to reporting units, it no longer retains its association with a particular acquisition, and all of the activities within a reporting unit, whether acquired or organically grown, are available to support the value of the goodwill.
     The goodwill impairment analysis is a two-step test. The first step, used to identify potential impairment, involves comparing each reporting unit’s fair value to its carrying value including goodwill. If the fair value of a reporting unit exceeds its carrying value, applicable goodwill is considered not to be impaired. If the carrying value exceeds fair value, there is an indication of impairment and the second step is performed to measure the amount of impairment.

     The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated impairment. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step, over the aggregate fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill exceeds the goodwill assigned to the reporting unit, there is no impairment. If the goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss recognized cannot exceed the amount of goodwill assigned to a reporting unit, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment losses is not permitted under applicable accounting standards.
     See Note 7 for more information on goodwill impairment charges recorded in the nine months ended September 30, 2008.
AUCTION RATE SECURITIES
     In August 2008, Wachovia reached an agreement in principle with various state regulators and the SEC concerning the underwriting, sale and subsequent auctions of certain auction rate securities by two subsidiaries of the Company. Auction rate securities are debt instruments with long-term maturities, but which reprice through auction on a more frequent basis. Based on current market value estimates, affected auction rate securities and expected future redemptions, the Company recorded $997 million in legal reserves in the nine months ended September 30, 2008. This expense, which is reflected in sundry, includes estimated market valuation losses on auction rate securities and applicable fines associated with the settlement agreement.
PREFERRED STOCK
     On February 8, 2008, the Company issued $3.5 billion of non-cumulative perpetual Class A preferred stock. This preferred stock pays dividends of 7.98 percent until 2018, after which dividends will be payable at a floating rate of three-month LIBOR plus 3.77 percent. If the Company does not declare a preferred stock dividend for a particular period, the Company may not pay a dividend on its common stock. Beginning on March 18, 2018, the Company may redeem the preferred stock at par plus accrued but unpaid dividends.
     On April 14, 2008, the Company issued $4.025 billion of non-cumulative perpetual convertible Class A preferred stock. This preferred stock pays dividends of 7.50 percent. If the Company does not declare a preferred stock dividend for a particular period, the Company may not pay a dividend on its common stock. The preferred stock is not redeemable by the Company.
OTHER
     The Company recorded market disruption-related net valuation losses of $103 million and $1.2 billion in other income in the consolidated statement of income for the three and nine months ended September 30, 2008, respectively. For the nine months ended September 30, 2008, this amount included net losses of $374 million related to the Company’s leveraged finance business, $390 million related to the commercial mortgage securitization business, $98 million related to wholesale consumer warehouses and $314 million related to certain bank-owned life insurance assets.
     In March 2008, Visa, Inc. (“Visa”) completed their initial public offering (“IPO”) of shares. Visa redeemed a proportionate share of member banks’ ownership interests, which resulted in the Company recording a gain of $225 million in securities gains (losses) within fee and other income. In connection with the IPO, Visa also established an escrow account of $3 billion to cover litigation, and as a result, the Company recorded a $102 million reduction to previously established reserves representing the Company’s proportionate share of that escrow account. The reduction is reported in sundry expense within noninterest expense.
DISCONTINUED OPERATIONS
     Wachovia owns 100 percent of the outstanding stock of BluePoint Re Limited, a Bermuda-based monoline bond reinsurer. On August 7, 2008, BluePoint was placed in liquidation and its affairs are being wound up by a court-appointed liquidator. In connection therewith, the Company de-consolidated BluePoint in the third quarter of 2008.
     In the second half of 2007, BluePoint recorded significant losses on certain derivative instruments and these losses through December 31, 2007, approximated substantially all of the Company’s investment in BluePoint. The Company’s consolidated results for the third and fourth quarters of 2007 were reclassified to reflect BluePoint’s results as a discontinued operation. Results from the inception of BluePoint in 2005 through June 30, 2007, were not material, and accordingly, have not been included in discontinued operations. Having no obligation to fund additional losses, the Company recorded no additional BluePoint-related losses in the consolidated financial statements in 2008 through the date of de-consolidation.
NEW ACCOUNTING PRONOUNCEMENTS
     On January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements,” SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” Emerging Issues Task Force (EITF) Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” and EITF Issue No. 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements.” The effect of adopting SFAS 157 was recorded directly to first quarter 2008 results of operations or was recorded as a cumulative effect of a change in accounting principle as an adjustment, net of applicable taxes, to beginning retained earnings on January 1, 2008, depending on the nature of the financial instrument to which the new fair value measurement is applied. For SFAS 159 and the two EITF issues, the cumulative effect of adoption was recorded as an adjustment, net of applicable taxes, to beginning retained earnings on January 1, 2008. See Note 18 for SFAS 157 and SFAS 159 disclosures. EITF Issue No. 06-4 and EITF Issue No. 06-10 address the accounting for split-dollar life insurance policies that are held on certain current and former employees. The effect of adopting these standards was a $19 million after-tax charge to January 1, 2008, retained earnings.
RECLASSIFICATIONS
     Certain amounts in 2007 were reclassified to conform with the presentation in 2008. These reclassifications had no effect on the Company’s previously reported consolidated financial position or results of operations.

NOTE 2: TRADING ACCOUNT ASSETS AND LIABILITIES

	September 30,	December 31,

(In millions)	2008	2007

TRADING ACCOUNT ASSETS
U.S. Treasury	$469	604
U.S. Government agencies	3,169	2,811
State, county and municipal	12,741	3,898
Mortgage-backed securities	2,853	2,208
Other asset-backed securities	5,244	11,427
Corporate bonds and debentures	4,472	5,340
Equity securities	1,990	4,411
Derivative financial instruments (a)	21,019	19,116
Sundry	4,043	6,067

Total trading account assets	$56,000	55,882

TRADING ACCOUNT LIABILITIES
Securities sold short	4,966	6,287
Derivative financial instruments (a)	13,422	15,298

Total trading account liabilities	$18,388	21,585

(a)	Derivative financial instruments are reported net of cash collateral received and paid.

NOTE 3: SECURITIES

	September 30, 2008

									Average
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$6,037	171	123	-	6,331	11	2	6,322	0.33
Mortgage-backed securities	380	16,366	42,498	5	59,249	352	569	59,466	6.28
Asset-backed
Residual interests from securitizations	4	215	77	21	317	76	17	258	4.01
Retained bonds from securitizations	1,279	100	93	-	1,472	1	49	1,520	1.47
Collateralized mortgage obligations	468	5,940	9,144	1,348	16,900	58	3,358	20,200	5.81
Commercial mortgage-backed	300	779	985	26	2,090	35	270	2,325	4.77
Other	718	2,488	512	218	3,936	20	625	4,541	3.23
State, county and municipal	128	694	452	2,805	4,079	92	199	4,186	13.87
Sundry	2,009	1,822	4,100	5,388	13,319	72	1,388	14,635	8.61

Total market value	$11,323	28,575	57,984	9,811	107,693	717	6,477	113,453	6.21

MARKET VALUE
Debt securities	$11,323	28,575	57,984	9,222	107,104	648	6,440	112,896
Equity securities	-	-	-	589	589	69	37	557

Total market value	$11,323	28,575	57,984	9,811	107,693	717	6,477	113,453

AMORTIZED COST
Debt securities	$11,482	30,045	61,105	10,264	112,896
Equity securities	-	-	-	557	557

Total amortized cost	$11,482	30,045	61,105	10,821	113,453

WEIGHTED AVERAGE YIELD
U.S. Treasury	1.69%	1.90	2.21	-	1.71
Mortgage-backed securities	2.91	5.31	5.41	5.99	5.36
Asset-backed
Residual interests from securitizations	-	21.51	23.89	15.88	21.67
Retained bonds from securitizations	4.56	7.56	6.27	-	4.93
Collateralized mortgage obligations	4.71	5.98	6.25	6.08	6.11
Commercial mortgage-backed	6.28	7.61	5.16	1.40	6.13
Other	4.07	4.77	4.96	6.24	4.75
State, county and municipal	7.58	7.24	6.77	6.29	6.53
Sundry	4.81	5.18	4.43	4.49	4.61
Consolidated	3.11%	5.60	5.50	5.27	5.26

     At September 30, 2008, all securities not classified as trading were classified as available for sale.
     At September 30, 2008, mortgage-backed securities consist principally of obligations of U.S. Government agencies and sponsored entities. Included in mortgage-backed securities are Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) securities with an amortized cost of $42.6 billion and a market value of $42.5 billion, and an amortized cost of $12.6 billion and a market value of $12.5 billion, respectively.
     The FNMA and FHLMC mortgage-backed securities include retained interests from the securitization of residential mortgage loans. These retained interests had an amortized cost of $12.7 billion and a market value of $12.8 billion at September 30, 2008.
     Included in asset-backed securities are retained bonds primarily from the securitization of commercial and consumer real estate, SBA, student and auto loans. At September 30, 2008, retained bonds with an amortized cost and market value of $1.5 billion were considered investment grade based on external ratings. Retained bonds with an amortized cost and market value of $1.2 billion at September 30, 2008, have an external credit rating of AA and above.
     Securities with an aggregate amortized cost of $94.6 billion at September 30, 2008, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
     Expected maturities of beneficial interests and the contractual maturities of all other securities are summarized in the table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.
     Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
     At September 30, 2008, there were forward commitments to purchase securities on both a regular way and non-regular way basis at a cost that approximates a market value of $494 million. At September 30, 2008, there were commitments to sell securities at a price that approximates a market value of $4.2 billion.
     On a quarterly basis, the Company performs an assessment to determine whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. The Company considers many factors including the severity and duration of the impairment; the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss in securities gains (losses). Gross unrealized losses at September 30, 2008, are primarily caused by interest rate changes, credit spread widening and reduced liquidity in applicable markets. The Company has reviewed securities on which there is an unrealized loss in accordance with its accounting policy for other-than-temporary impairment described above and recorded $3.1 billion of impairment losses, as noted below. The Company does not consider any other securities to be other-than-temporarily impaired. However, without recovery in the near term such that liquidity returns to the applicable markets and spreads return to levels that reflect underlying credit characteristics, additional other-than-temporary impairments may occur in future periods. With the exception of those securities on which the Company has explicitly changed its intent, at September 30, 2008, the Company had the ability and intent to hold all securities in the available-for-sale portfolio to recovery even if that equates to the maturity of individual securities.
     The components of realized gains and losses on sales of debt and equity securities for the nine months ended September 30, 2008 and 2007, are presented below.

	Nine Months Ended
	September 30,
(In millions)	2008	2007

Debt securities
Gross gains	$130	108
Gross losses (a)	(2,693)	(114)

Net gains (losses) on sales of debt securities	(2,563)	(6)

Equity securities
Gross gains	273	49
Gross losses (b)	(701)	(1)

Net gains (losses) on sales of equity securities	(428)	48

Total securities gains (losses)	$(2,991)	42

(a) Includes impairment losses of $2.7 billion and $95 million in the nine months ended September 30, 2008 and 2007, respectively. Also includes $286 million of losses in the nine months ended September 30, 2008, related to a change in intent from holding the securities to selling them in the near term.
(b) Includes impairment losses of $414 million in the nine months ended September 30, 2008; such losses were insignificant in the nine months ended September 30, 2007. Also includes $502 million of losses in the nine months ended September 30, 2008, related to a change in intent from holding the securities to selling them in the near term.

     The market values and unrealized losses on securities at September 30, 2008, segregated by those securities that have been in an unrealized loss position for less than one year and one year or more are presented below. The applicable date for determining when securities are in an unrealized loss position is September 30, 2008. As such, it is possible that a security had a market value that exceeded its amortized cost on other days during the past twelve-month period. The gross unrealized losses at September 30, 2008, were caused by interest rate changes, credit spread widening and reduced liquidity in applicable markets. The Company has reviewed these securities in accordance with its accounting policy for other-than-temporary impairment, and does not consider the balances presented in the table to be other-than-temporarily impaired.

	September 30, 2008

	Less Than 1 Year		1 Year or More		Total

	Market	Unrealized	Market	Unrealized	Market	Unrealized
(In millions)	Value	Loss	Value	Loss	Value	Loss

AAA/AA-RATED SECURITIES
U.S. Treasury	$293	(2)	-	-	293	(2)
U.S. Government agencies and sponsored entities	29,618	(328)	8,948	(241)	38,566	(569)
Asset-backed	14,385	(3,148)	4,955	(848)	19,340	(3,996)
State, county and municipal	1,173	(83)	254	(46)	1,427	(129)
Sundry	4,025	(362)	2,963	(337)	6,988	(699)

Total AAA/AA-rated securities	49,494	(3,923)	17,120	(1,472)	66,614	(5,395)

A/BBB-RATED SECURITIES
Asset-backed	472	(172)	250	(117)	722	(289)
State, county and municipal	637	(62)	63	(8)	700	(70)
Sundry	2,833	(566)	60	(19)	2,893	(585)

Total A/BBB-rated securities	3,942	(800)	373	(144)	4,315	(944)

BELOW INVESTMENT GRADE
OR NON-RATED SECURITIES
Asset-backed	137	(34)	8	-	145	(34)
State, county and municipal	19	-	2	-	21	-
Sundry	621	(90)	102	(14)	723	(104)

Total below investment grade or non-rated securities	777	(124)	112	(14)	889	(138)

Total	$54,213	(4,847)	17,605	(1,630)	71,818	(6,477)

NOTE 4: VARIABLE INTEREST ENTITIES AND SERVICING ASSETS
VARIABLE INTEREST ENTITIES
     The Company administers a multi-seller commercial paper conduit that arranges financing for certain customer transactions thereby providing customers with access to the commercial paper market. The Company provides liquidity facilities on all the commercial paper issued by the conduit. The conduit is a variable interest entity (“VIE”) and the liquidity agreements are considered variable interests; however, because the Company does not hold a majority of the expected losses or expected residual returns through its variable interests, the Company does not consolidate the conduit on the balance sheet. At the discretion of the administrator, the provisions of the liquidity agreements require the Company to purchase assets from the conduit at par value plus interest, including in situations where the conduit is unable to issue commercial paper. Par value may be different from fair value. Any losses incurred on such purchases would be initially absorbed by the third-party holder of a subordinated note in the conduit. The ability of the conduit to issue commercial paper is a function of general market conditions and the credit rating of the liquidity provider. This conduit has always been able to issue commercial paper. At September 30, 2008 and December 31, 2007, the conduit had total assets of $11.5 billion and $15.0 billion, respectively, and the Company had a maximum exposure to losses of $17.9 billion and $26.1 billion, respectively, including funded positions and committed exposure, related to its liquidity agreements.
     The Company provides liquidity to certain third party commercial paper conduits and other entities in connection with collateralized debt obligation (“CDO”) securitization transactions. The Company has also entered into derivative contracts with certain entities in connection with CDO securitization transactions that may require the Company to purchase assets at a specified price. These entities are VIEs and the Company’s liquidity facilities and derivative exposures are variable interests. The Company does not consolidate these entities because the Company does not hold a majority of the expected losses or expected residual returns through its variable interests. At September 30, 2008 and December 31, 2007, the Company had a maximum exposure to losses of $4.4 billion and $7.3 billion, respectively, related to these agreements.
     The Company holds an investment amounting to $3.0 billion at September 30, 2008, and $3.2 billion at December 31, 2007, in four investment funds managed by European Credit Management Ltd. (“ECM”). In January 2007, the Company purchased a majority interest in ECM. This purchase did not alter the Company’s conclusion that these funds are not subject to consolidation. At September 30, 2008 and December 31, 2007, the funds in which the Company held an investment had total assets of $14.2 billion and $20.0 billion, respectively. In March 2008, the Company entered into repo lending arrangements and a line of credit with one of these funds. The Company also entered into a default protection agreement with another repo lender to this fund. At September 30, 2008, these lending arrangements had a maximum loss exposure, before considering collateral the Company holds, of $125 million, all of which was funded. The total assets of this fund were $715 million at September 30, 2008.
     In the third quarter of 2007, the Company purchased and placed in the securities available for sale portfolio $1.1 billion of asset-backed commercial paper from Evergreen money market funds, which the Company manages. The Company recorded $57 million of valuation losses in 2007 and $761 million in the first nine months of 2008 on the assets purchased from these funds, which were included in securities gains (losses) in the consolidated results of operations. At September 30, 2008, the Company acquired $494 million of Lehman Brothers bonds held by certain Evergreen money market funds. In connection with this guarantee, the Company recorded $432 million of losses in the third quarter of 2008. This amount is part of the $761 million of valuation losses noted above. The Company was not required by contract to purchase or guarantee these or any other assets from the Evergreen funds. The Company does not consolidate the Evergreen money market funds because the Company does not absorb the majority of the expected future variability associated with the funds’ assets, including variability associated with interest rate, liquidity and credit risks.
     In June 2008, the Company provided financing to an Evergreen fund the Company manages, in connection with the liquidation of the fund. As a result of providing this financing, the Company became the primary beneficiary of the fund, which is a VIE, and accordingly consolidated the fund in June 2008. In connection with consolidation of this fund, the Company initially recorded $351 million of trading securities in the consolidated balance sheet and has recognized a total of $172 million in write-downs on these securities in the second and third quarters of 2008.
SERVICING ASSETS
     In connection with certain transactions where the Company securitizes and sells originated or purchased loans with servicing retained, servicing assets or liabilities are recorded based on the fair value of the servicing rights on the date the loans are sold. The Company also purchases certain servicing assets. The Company recognizes individual classes of servicing assets under either a fair value method or an amortized cost method.
     The fair values of originated residential mortgage servicing assets recorded under the fair value method are estimated using discounted cash flows with prepayment speeds and discount rates as the significant assumptions. At September 30, 2008, the weighted average prepayment speed assumption was 15.99 percent and the weighted average discount rate used was 11.51 percent.

     Servicing fee income for the nine months ended September 30, 2008, was $246 million and is included in other banking fees in the consolidated results of operations. Changes in the fair value and amortization of servicing assets are included in other banking fees. The change in the fair value of originated residential mortgage servicing assets and the change in the carrying amount of servicing assets which are recorded at amortized cost in the nine months ended September 30, 2008, are presented below.

	Nine Months Ended September 30, 2008

	Servicing Assets

	Fair Value	Amortized Cost

		Fixed Rate
	Originated	Commercial
	Residential	Mortgage-
(In millions)	Mortgages	Backed	Other	Total

Balance, December 31, 2007	$437	771	240	1,448
Fair value of servicing assets purchased, assumed or originated, or retained from securitizations	259	22	54	335
Servicing sold or otherwise disposed of	(14)	-	-	(14)
Change in fair value due to changes in model inputs and/or assumptions	18	-	-	18
Other changes in fair value, primarily from fees earned	(72)	-	-	(72)
Amortization of servicing assets	-	(109)	(39)	(148)
Impairment	-	(1)	-	(1)

Balance, September 30, 2008	$628	683	255	1,566

FAIR VALUE
September 30, 2008	$628	925	293	1,846
December 31, 2007	$437	991	261	1,689

NOTE 5: LOANS, NET OF UNEARNED INCOME

	September 30,	December 31,

(In millions)	2008	2007

COMMERCIAL
Commercial, financial and agricultural	$128,411	112,509
Real estate — construction and other	17,824	18,543
Real estate — mortgage	27,970	23,846
Lease financing	23,725	23,913
Foreign	32,344	29,540

Total commercial	230,274	208,351

CONSUMER
Real estate secured (a)	224,842	227,719
Student loans	10,335	8,149
Installment loans	26,433	25,635

Total consumer	261,610	261,503

Total loans	491,884	469,854
UNEARNED INCOME	(9,511)	(7,900)

Loans, net of unearned income	$482,373	461,954

(a) Includes deferred interest of $4.1 billion, $3.9 billion, $3.5 billion, $3.1 billion and $2.7 billion, at September 30, June 30 and March 31, 2008, and at December 31 and September 30, 2007, respectively.

NOTE 6: ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR UNFUNDED LENDING COMMITMENTS
     The allowance for loan losses and the reserve for unfunded lending commitments for the nine months ended September 30, 2008 and 2007, are presented below.

	Nine Months Ended
		September 30,

(In millions)	2008	2007

ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period	$4,507	3,360
Provision for credit losses	14,908	724
Provision for credit losses relating to loans transferred to loans held for sale or sold	75	8
Allowance relating to loans acquired, transferred to loans held for sale or sold	(193)	(76)

Total	19,297	4,016

Loan losses	(4,231)	(719)
Loan recoveries	285	208

Net charge-offs	(3,946)	(511)

Balance, end of period	$15,351	3,505

	Nine Months Ended
		September 30,

(In millions)	2008	2007

RESERVE FOR UNFUNDED LENDING COMMITMENTS (a)
Balance, beginning of period	$210	154
Provision for credit losses	44	32

Balance, end of period	$254	186

(a) Included in other liabilities on the consolidated balance sheet.

NOTE 7: GOODWILL AND OTHER INTANGIBLE ASSETS

	September 30,	December 31,

(In millions)	2008	2007

Goodwill	$18,353	43,122
Deposit base	492	619
Customer relationships	1,276	1,410
Tradename	90	90

Total goodwill and other intangible assets	$20,211	45,241

GOODWILL IMPAIRMENT
     The Company performed goodwill impairment testing for all eight of its reporting units at December 31, 2007, and at March 31, June 30 and September 30, 2008, in accordance with the policy described in Note 1. There was no indication of impairment in the first step of the impairment test in any reporting unit at either December 31, 2007, or March 31, 2008, and accordingly, the Company did not perform the second step. At both June 30 and September 30, 2008, there was an indication of impairment in four of the eight reporting units, and accordingly, the second step was performed on these reporting units. Based on the results of the second step, the Company recorded goodwill impairment charges of $18.8 billion and $6.1 billion in the third and second quarters of 2008, respectively, as shown in the table below.

					Corporate and	Capital
	General Bank			Investment Bank		Management	All Other
		Retail and	Wealth	Corporate	Investment	Asset	Reporting
(In millions)	Commercial	Small Business	Management	Lending	Banking	Management	Units	Total

Impairment
Second quarter	$(2,526)	-	-	(2,937)	(597)	-	-	(6,060)
Third quarter	(4,557)	(12,332)	(998)	-	-	(899)	-	(18,786)

Total	$(7,083)	(12,332)	(998)	(2,937)	(597)	(899)	-	(24,846)

Remaining goodwill	$-	11,633	-	-	-	231	6,489	18,353

     At June 30, 2008, the primary cause of the goodwill impairment in the three reporting units was the decline in the Company’s market capitalization, which declined 38 percent in the second quarter, to $33.5 billion. The decline was a function of both financial services industry-wide and company-specific factors. Although there was an initial indication of possible impairment in the General Bank Retail and Small Business reporting unit, which holds the Pick-a-Payment portfolio, the step two measurement indicated no impairment largely due to the value that the retail banking network contributes to that reporting unit.
     At September 30, 2008, the primary cause of the goodwill impairment in the four reporting units was the further and very significant decline in the Company’s market capitalization, which declined 77 percent in the third quarter, as well as the terms of the proposed merger with Wells Fargo.

NOTE 8: LONG-TERM DEBT

	September 30,	December 31,

(In millions)	2008	2007

NOTES AND DEBENTURES ISSUED BY
THE PARENT COMPANY
Notes
Floating rate, 0.67% to 4.571%, due 2008 to 2017	$16,163	15,514
Equity-linked and commodity-linked, due 2008 to 2012	548	792
3.625% to 5.80%, due 2009 to 2020	13,819	9,011
Floating rate, EMTN notes, due 2011 to 2014	3,508	3,649
Floating rate, Australian notes, due 2012	710	789
6.75%, Australian notes, due 2012	118	131
4.375%, EMTN notes, due 2016	1,048	1,090
Subordinated notes
4.875% to 6.375%, due 2008 to 2035	5,811	6,454
Floating rate, due 2015 to 2016	1,250	1,250
4.375% to 4.875%, EMTN notes, due 2018 to 2035	1,928	2,099
6.605%, due 2025	250	250
6.30%	-	200
Floating rate, hybrid trust securities, due 2037 to 2047	2,513	2,513
5.20%, income trust securities, due 2042	2,501	2,501
Subordinated debentures
6.55% to 7.574%, due 2026 to 2035	796	795
Hedge-related basis adjustments	543	406

Total notes and debentures issued by the Parent Company	51,506	47,444

NOTES ISSUED BY SUBSIDIARIES
Primarily notes issued under global bank note programs, varying rates and terms to 2040	26,155	23,562
Floating rate, 2.843% to 3.304%, due 2009 to 2011	2,650	5,133
4.125% to 4.75%, due 2009 to 2012	1,691	2,390
Floating rate, EMTN notes, due 2009 to 2011	4,127	4,316
6.00%, EMTN notes, due 2013	2,106	-
Subordinated notes
Bank, 3.149% to 9.625%, due 2008 to 2038	12,800	12,955
Floating rate, due 2013	417	417
6.75%, Australian notes, due 2017	157	175
Floating rate, Australian notes, due 2017	158	175
5.25%, EMTN notes, due 2023	1,323	1,477

Total notes issued by subsidiaries	51,584	50,600

OTHER DEBT
Auto secured financing, 2.98% to 9.05%, due 2008 to 2015	2,310	6,679
Collateralized notes	-	4,300
Junior subordinated debentures, floating rate, due 2026 to 2029	3,110	3,098
Advances from the Federal Home Loan Bank, 1.00% to 8.45%, due 2008 to 2031	64,942	41,888
Preferred units issued by subsidiaries	1,153	2,852
Capitalized leases	7	8
Mortgage notes and other debt of subsidiaries, varying rates and terms	8,348	3,870
Hedge-related basis adjustments	390	268

Total other debt	80,260	62,963

Total long-term debt	$183,350	161,007

NOTE 9: SHARE-BASED PAYMENTS
     The Company has stock option plans under which incentive and nonqualified stock options as well as restricted stock may be granted periodically to certain employees. The options typically are granted at an exercise price equal to the fair value of the underlying shares at the date of grant, vest based on continued service with the Company for a specified period, generally three years to five years following the date of grant or upon the occurrence of a change in control event as that term is defined in the plan, and have a contractual life of ten years. The restricted stock generally vests over three years to five years or upon the occurrence of a change in control event as that term is defined in the plan. During the vesting period the holder receives dividends and has full voting rights. Employee stock compensation expense for the three and nine months ended September 30, 2008 and 2007, is presented below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In millions)	2008	2007	2008	2007

Employee stock compensation expense
Restricted stock awards	$93	84	386	348
Stock option awards	21	26	96	94

Total employee stock compensation expense	114	110	482	442

Related income tax benefit	40	39	169	155
Retirement-eligible portion of total employee stock compensation expense	$-	1	109	94

     The stock compensation awards granted in the nine months ended September 30, 2008, vest over three to five years based only on continued service with the Company, with the exception of 720,000 shares of restricted stock awards to certain senior executives of the Company, which vest over three years if the Company achieves a specified return on average tangible common stockholders’ equity for 2008; otherwise these shares are forfeited. Additionally, two million shares of restricted stock awarded in the third quarter of 2008 to a senior executive of the Company vest over three years, are exercisable if the Company’s stock price is greater than or equal to certain per share amounts, ranging from $20 to $35, between the grant date and 2014; otherwise these shares are forfeited. For stock options, the exercise price is the closing price on the date of grant, with the exception of 852,000 and 994,000 options awarded to certain senior executives of the Company, for which the exercise price is approximately a 20 percent and 40 percent premium, respectively, above the closing price on the date of grant.
     Information on unrecognized compensation cost for restricted stock and stock options at September 30, 2008 and 2007, and for the nine months ended September 30, 2008 and 2007, is presented below.

	September 30,
(Dollars in millions)	2008		2007

Unrecognized compensation cost
Restricted stock	$486		551
Stock options	$124		168
Weighted average period for cost recognition	1.3	yrs	1.3

	Nine Months Ended
	September 30,
(In millions)	2008	2007

Fair value of restricted stock vested	$272	341
Intrinsic value of stock option awards exercised	36	294
Cash received from the exercise of stock options granted	69	410
Income tax benefit realized from stock options exercised	$11	89

     The Company awarded 11 million stock options in the three months ended March 31, 2008, with a weighted average grant date fair value of $6.82. The more significant assumptions used in estimating the fair value of these stock options include risk-free interest rate of 3.51 percent, expected dividend yield of 7.58 percent, expected volatility of the Company’s common stock of 44 percent and weighted average expected life of the stock options of 8.0 years. The Company calculated its volatility estimate from implied volatility of actively traded options on the Company’s common stock with remaining maturities of two years. In addition, in July 2008, the Company awarded 1.5 million stock options to a senior executive with a grant date fair value of $6.10. The significant assumptions included a risk-free interest rate of 3.53 percent, expected dividend yield of 2.20 percent, expected volatility of 89 percent and an expected life of 8.0 years. For the 2008 grants, the Company determined the estimated life based on historical stock option experience.

     At September 30, 2008, the Company had authorization to reserve 85 million shares of its common stock for issuance under its stock option plans.
     Stock award activity in the nine months ended September 30, 2008, is presented below.

	September 30, 2008

		Weighted-
		Average
(Options and shares in thousands)	Number	Price (a)

STOCK OPTIONS
Options outstanding, beginning of period	128,971	$41.09
Granted	12,268	32.20
Exercised	(3,259)	21.44
Expired	(6,678)	51.92
Forfeited	(838)	44.31

Options outstanding, end of period	130,464	$40.17

Options vested and expected to vest, end of period	128,862	$40.15

Options exercisable, end of period	105,330	$39.27

RESTRICTED STOCK
Unvested shares, beginning of period	19,914	$54.18
Granted	13,876	30.20
Vested	(9,143)	52.77
Forfeited	(860)	46.31

Unvested shares, end of period	23,787	$40.61

(a) The weighted average price for stock options is the weighted average exercise price of the options, and for restricted stock, the weighted average fair value of the stock at the date of grant.
NOTE 10: COMPREHENSIVE INCOME (LOSS)
     Comprehensive income (loss) is defined as the change in equity from all transactions other than those with stockholders, and it includes net income (loss) and other comprehensive income (loss). Comprehensive income (loss) for the three and nine months ended September 30, 2008 and 2007, is presented below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In millions)	2008	2007	2008	2007

COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$(23,698)	1,618	(33,277)	6,261
OTHER COMPREHENSIVE INCOME (LOSS)
Unamortized gains under employee benefit plans	6	16	17	47
Net unrealized gains (losses) on debt and equity securities	(1,151)	493	(2,968)	(690)
Net unrealized gains (losses) on derivative financial instruments	(69)	3	154	(8)

Total comprehensive income (loss)	$(24,912)	2,130	(36,074)	5,610

NOTE 11: BUSINESS SEGMENTS
     Business segment results are presented excluding merger-related and restructuring expenses, goodwill impairment charges, other intangible amortization, minority interest in consolidated subsidiaries, discontinued operations and the effect of changes in accounting principles. The Company believes that while these items apply to overall corporate operations, they are not meaningful to understanding or evaluating the performance of the Company’s individual business segments. The Company does not take these items into account as it manages business segment operations or allocates capital, and therefore, the Company’s segment presentation excludes these items. Provision for credit losses is allocated to each core business segment in an amount equal to net charge-offs, and the difference between the total provision for the core segments and the consolidated provision, amounting to $4.8 billion and $11.1 billion in the three and nine months ended September 30, 2008, respectively, is recorded in the Parent. The majority of the provision reflected in the Parent relates to loans in the General Bank segment. This methodology holds individual business segments responsible for confirmed net losses associated with operating the business and is consistent with the way in which management, including the chief operating decision maker, reviews segment results.
     The Company continuously updates segment information for changes that occur in the management of the Company’s businesses. In the first quarter of 2008, the Company updated its segment reporting to reflect BluePoint as a discontinued operation (see Note 1), which is included in the Parent, and realigned certain corporate overhead allocations resulting in a shift of such allocations from the four core business segments to the Parent. Segment information for 2007 has been restated to reflect these changes and the impact to previously reported 2007 segment earnings is a $207 million increase to the General Bank, a $21 million increase in Wealth Management, a $330 million increase in the Corporate and Investment Bank, a $77 million increase in Capital Management, and a $405 million decrease in the Parent. Losses from discontinued operations in 2007 excluded from segment earnings were $230 million. Certain amounts presented in periods prior to the third quarter of 2008 have been reclassified to conform to the presentation in the third quarter of 2008.

	Three Months Ended September 30, 2008

						Goodwill
						Impairment,
			Corporate			Net Merger-
			and			Related and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$3,763	194	1,043	388	(349)	(48)	4,991
Fee and other income	1,003	192	(416)	968	(1,014)	-	733
Intersegment revenue	50	2	(57)	4	1	-	-

Total revenue (a)	4,816	388	570	1,360	(1,362)	(48)	5,724
Provision for credit losses	1,340	8	525	1	4,755	-	6,629
Noninterest expense	2,127	246	1,154	2,145	390	19,483	25,545
Minority interest	-	-	-	-	(71)	(34)	(105)
Income taxes (benefits)	482	50	(423)	(287)	(2,149)	(320)	(2,647)
Tax-equivalent adjustment	10	-	17	-	21	(48)	-

Net income (loss)	857	84	(703)	(499)	(4,308)	(19,129)	(23,698)
Dividends on preferred stock	-	-	-	-	191	-	191

Net income (loss) available to common stockholders	$857	84	(703)	(499)	(4,499)	(19,129)	(23,889)

Lending commitments	$128,178	6,376	99,489	1,657	483	-	236,183
Average loans, net	318,573	22,765	109,323	3,223	24,601	-	478,485
Average core deposits	$292,653	14,690	27,497	54,734	2,735	-	392,309

	Three Months Ended September 30, 2007

			Corporate			Net Merger-
			and			Related and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$3,466	184	838	268	(172)	(33)	4,551
Fee and other income	935	184	176	1,444	194	-	2,933
Intersegment revenue	59	4	(52)	(8)	(3)	-	-

Total revenue (a)	4,460	372	962	1,704	19	(33)	7,484
Provision for credit losses	207	6	1	-	194	-	408
Noninterest expense	1,898	240	626	1,241	484	36	4,525
Minority interest	-	-	-	-	189	-	189
Income taxes (benefits)	849	46	114	169	(508)	(14)	656
Tax-equivalent adjustment	11	-	9	-	13	(33)	-

Net income (loss) from continuing operations	1,495	80	212	294	(353)	(22)	1,706
Discontinued operations, net of income taxes	-	-	-	-	(88)	-	(88)

Net income (loss)	$1,495	80	212	294	(441)	(22)	1,618

Lending commitments	$132,779	7,007	119,791	1,164	529	-	261,270
Average loans, net	295,188	20,996	82,979	2,142	28,496	-	429,801
Average core deposits	$290,099	17,180	37,208	31,489	3,033	-	379,009

	Nine Months Ended September 30, 2008

						Goodwill
						Impairment,
			Corporate			Net Merger-
			and			Related and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$10,922	575	3,211	977	(1,497)	(155)	14,033
Fee and other income	2,983	610	82	5,155	(2,155)	-	6,675
Intersegment revenue	162	10	(159)	(14)	1	-	-

Total revenue (a)	14,067	1,195	3,134	6,118	(3,651)	(155)	20,708
Provision for credit losses	2,834	15	1,160	1	11,017	-	15,027
Noninterest expense	6,236	744	2,867	6,328	1,560	26,035	43,770
Minority interest	-	-	-	-	153	(121)	32
Income taxes (benefits)	1,793	160	(384)	(79)	(5,857)	(477)	(4,844)
Tax-equivalent adjustment	31	-	57	2	65	(155)	-

Net income (loss)	3,173	276	(566)	(134)	(10,589)	(25,437)	(33,277)
Dividends on preferred stock	-	-	-	-	427	-	427

Net income (loss) available to common stockholders	$3,173	276	(566)	(134)	(11,016)	(25,437)	(33,704)

Lending commitments	$128,178	6,376	99,489	1,657	483	-	236,183
Average loans, net	316,217	22,374	105,708	2,889	26,548	-	473,736
Average core deposits	$293,361	16,732	30,932	48,844	2,627	-	392,496

	Nine Months Ended September 30, 2007

			Corporate			Net Merger-
			and			Related and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Consolidated

CONSOLIDATED
Net interest income (a)	$10,240	542	2,328	787	(289)	(108)	13,500
Fee and other income	2,716	582	2,806	4,457	346	-	10,907
Intersegment revenue	161	10	(145)	(27)	1	-	-

Total revenue (a)	13,117	1,134	4,989	5,217	58	(108)	24,407
Provision for credit losses	508	9	5	-	242	-	764
Noninterest expense	5,685	730	2,556	3,772	1,215	78	14,036
Minority interest	-	-	-	-	464	-	464
Income taxes (benefits)	2,495	144	857	527	(1,199)	(30)	2,794
Tax-equivalent adjustment	32	-	30	-	46	(108)	-

Net income (loss)	$4,397	251	1,541	918	(710)	(48)	6,349

Lending commitments	$132,779	7,007	119,791	1,164	529	-	261,270
Average loans, net	292,003	20,517	77,736	1,789	30,115	-	422,160
Average core deposits	$288,209	17,300	36,077	31,463	2,578	-	375,627

(a) Tax-equivalent.
(b) The tax-equivalent amounts included in each segment are eliminated herein in order for “Consolidated” amounts to agree with amounts appearing in the Consolidated Statements of Income.

NOTE 12: BASIC AND DILUTED EARNINGS PER COMMON SHARE
     The calculation of basic and diluted earnings (loss) per common share for the three and nine months ended September 30, 2008 and 2007, is presented below. For the three and nine months ended September 30, 2008, options to purchase an average 139 million and 119 million shares, respectively, were anti-dilutive. For the three and nine months ended September 30, 2007, options to purchase an average 37 million and 26 million shares, respectively, were anti-dilutive. Accordingly, these anti-dilutive options were excluded in determining diluted earnings (loss) per common share in both periods.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2008	2007	2008	2007

Net income (loss)	$(23,698)	1,618	(33,277)	6,261
Dividends on preferred stock	191	-	427	-

Net income (loss) available to common stockholders	$(23,889)	1,618	(33,704)	6,261

Basic earnings (loss) per common share	$(11.18)	0.86	(16.28)	3.31
Diluted earnings (loss) per common share (a)	$(11.18)	0.85	(16.28)	3.26

Average common shares — basic	2,137	1,885	2,070	1,890
Common share equivalents and unvested restricted stock	6	25	10	28

Average common shares — diluted	2,143	1,910	2,080	1,918

(a) Calculated using average basic common shares in 2008.

NOTE 13: MERGER-RELATED AND RESTRUCTURING EXPENSES

	Nine Months Ended
	September 30,
(In millions)	2008	2007

RESTRUCTURING EXPENSES — PROJECT RIGHT SIZE (a)
Personnel costs	$513	-
Occupancy and equipment	2	-

Total restructuring expenses — Project Right Size	515	-

MERGER-RELATED AND RESTRUCTURING EXPENSES — A.G. EDWARDS
Personnel costs	321	-
Occupancy and equipment	10	-
Advertising	24	-
System conversion costs	57	-
Other	165	3

Total merger-related and restructuring expenses — A.G. Edwards	577	3

MERGER-RELATED AND RESTRUCTURING EXPENSES — GOLDEN WEST
Personnel costs	4	(2)
Occupancy and equipment	27	2
Advertising	8	1
System conversion costs	25	20
Other	31	33

Total merger-related and restructuring expenses — Golden West	95	54

OTHER MERGER-RELATED AND RESTRUCTURING EXPENSES
Merger-related and restructuring expenses from other mergers, net	2	21

Total merger-related and restructuring expenses	$1,189	78

(a) Project Right Size is the Company’s expense reduction strategy announced in the second quarter of 2008.

NOTE 14: INCOME TAXES
     At January 1, 2008, the Company had $2.6 billion of gross unrecognized income tax benefits (“UTBs”), including $1.5 billion of UTBs attributed to income tax on timing differences and $830 million of UTBs, net of deferred federal and state income tax benefits, that would impact the effective tax rate if recognized. The tax on timing difference items relates to SILO leasing transactions as described below, for which the period of recognition of income or deductions differs for tax return and financial statement purposes. The income tax liability for the change in the period of deduction would not impact the effective income tax rate.
     A reconciliation of the change in the UTB balance from January 1, 2008 to September 30, 2008, is presented below.

					Unrecognized
					Income Tax
			Gross	Deferred	Benefits, Net
	Federal,	Accrued	Unrecognized	Federal and	of Deferred
	State and	Interest and	Income Tax	State Income	Federal and
(In millions)	Foreign Tax	Penalties	Benefits	Tax Benefits	State Benefits

Balance at January 1, 2008	$2,217	425	2,642	(257)	2,385
Additions for tax positions related to the current year	38	-	38	(13)	25
Additions for tax positions related to prior years	1,386	523	1,909	(194)	1,715
Reduction for tax positions related to prior years	(249)	(10)	(259)	13	(246)
Reductions for tax positions related to acquired entities in prior years, offset to goodwill	-	(4)	(4)	(1)	(5)
Reductions related to settlements with taxing authorities	(7)	(1)	(8)	1	(7)

Balance at September 30, 2008	3,385	933	4,318	(451)	3,867
Less: tax attributable to timing items included above	(2,582)	-	(2,582)	-	(2,582)
Less: UTBs included above that relate to acquired entities that would impact goodwill if recognized by December 31, 2008	(77)	(9)	(86)	25	(61)

Total UTBs that, if recognized, would impact the effective income tax rate as of September 30, 2008	$726	924	1,650	(426)	1,224

     On April 29, 2008, the U.S. Court of Appeals for the Fourth Circuit issued an opinion in the matter of BB&T Corporation v. United States of America that disallowed tax benefits associated with certain of BB&T’s LILO transactions (see Note 1 for a more detailed description of these leasing transactions). Although the BB&T decision involved LILOs, the Company believes some aspects of the decision could be extended to SILO transactions. Subsequently, on May 28, 2008, the United States District Court for the Northern District of Ohio issued an adverse decision regarding a SILO transaction entered into by two other large financial institutions.
     While the Company continues to believe its SILO transactions comply with applicable laws, under the principles established by FIN 48, the Company increased its projected December 31, 2008 UTBs by approximately $1.2 billion as a result of applying these decisions to the Company’s SILO transactions. Of the total increase, approximately $900 million represents the tax on timing differences that will impact deferred income tax on the balance sheet, in accordance with the applicable accounting for leveraged leases. The remaining $286 million will impact income tax expense, of which $272 million was recorded through September 30, 2008.
     On August 5, 2008, as part of an IRS initiative, a number of companies including Wachovia received a resolution offer from the IRS regarding SILO transactions. On October 3, 2008, the Company submitted a nonbinding acceptance to participate in the initiative. As discussions with the IRS evolve, management will continue to evaluate any potential effect on the Company’s financial condition and results of operations were the Company to enter into a final settlement agreement with the IRS. Such an agreement would have no effect on the Company’s LILO portfolio as all issues related to this portfolio were settled with the IRS in 2004.
     The IRS is currently examining the Company for tax years 2003 through 2005, certain non-consolidated subsidiaries for tax years 2001 through 2006 and A.G. Edwards for the period ending October 1, 2007. The Company and its subsidiaries are currently subject to examination by various state, local and foreign taxing authorities. While one or more of these examinations may be concluded by year end, management does not believe that a significant impact to the UTB balance will occur.
     With few exceptions, the Company is no longer subject to state, local or foreign income tax examinations by taxing authorities for years before 2000. The expiration of statutes of limitations for various jurisdictions is expected to reduce the UTB balance by an insignificant amount during the remainder of 2008.
     Management monitors changes in tax statutes and regulations and the issuance of judicial decisions to determine the potential impact to uncertain income tax positions. At September 30, 2008, management had identified no other potential subsequent events that are expected to have a significant impact on the UTB balance during the remainder of 2008.

     The reconciliation of federal income tax rates and amounts to the effective income tax rates and amounts for the nine months ended September 30, 2008 and 2007, is presented below.

	Nine Months Ended September 30,

	2008		2007

		Percent of		Percent of
		Pre-tax		Pre-tax
(In millions)	Amount	Income	Amount	Income

Income (loss) from continuing operations before income taxes (benefits)	$(38,121)		$9,143

Tax at federal income tax rate	$(13,342)	35.0%	$3,200	35.0%
Reasons for difference in federal income tax rate and effective income tax rate
Tax-exempt interest, net of cost to carry	(81)	0.2	(61)	(0.7)
State income taxes, net of federal tax benefit	(309)	0.8	85	0.9
Goodwill impairment	8,597	(22.6)	-	-
Life insurance, increase in cash surrender value	(6)	-	(154)	(1.6)
Tax credits, net of related basis adjustments	(203)	0.5	(112)	(1.2)
Change in the beginning-of-the-year deferred tax assets valuation allowance	896	(2.3)	-	-
Foreign income tax rate differential	(144)	0.4	(175)	(1.9)
Other items, net	(252)	0.7	11	0.1

Total income taxes (benefits)	$(4,844)	12.7%	$2,794	30.6%

NOTE 15: DERIVATIVES
DERIVATIVES USED FOR RISK MANAGEMENT
     The Company may designate a derivative as either an accounting hedge of the fair value of a recognized fixed rate asset or liability or an unrecognized firm commitment (“fair value” hedge), an accounting hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (“cash flow” hedge), or a foreign currency fair value or cash flow hedge (“foreign currency” hedge). Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded as other fee income in the results of operations. To the extent of the effectiveness of a hedge, changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income, net of income taxes. For all hedge relationships, ineffectiveness resulting from differences between the changes in fair value or cash flows of the hedged item and changes in fair value of the derivative are recognized as other fee income in the results of operations. Net interest settlements on derivatives designated as fair value or cash flow hedges are treated as an adjustment to the interest income or interest expense of the hedged assets or liabilities.
     Concurrent with entering into a transaction that qualifies as an accounting hedge, the Company formally documents the hedge relationship, the risk management objective and the strategy for entering into the hedge. This process and documentation include identification of the hedging instrument, hedged item, risk being hedged and the methodology for assessing effectiveness and measuring ineffectiveness.
     For cash flow hedges, the designated hedged risk is primarily the risk of changes in cash flows attributable to changes in the benchmark interest rate of the hedged item or forecasted transactions. For cash flow hedges, the Company uses regression analysis to make the initial assessment of the expectation of hedge effectiveness, and for each monthly period thereafter to reassess that the hedging relationship is expected to be highly effective during the period designated as being hedged. The Company also uses regression analysis to perform the retrospective evaluation of whether the derivative was effective during the hedged period. The regression analysis includes an evaluation of the quantitative measures of regression necessary to validate the conclusion of high effectiveness. The Company uses the hypothetical derivative method of measuring the hedge ineffectiveness, which is recorded on a monthly basis. Forward purchase commitments of loans and securities available for sale are considered all-in-one hedges for which the prospective and retrospective evaluations are performed through matching terms at inception and on a monthly basis.
     For fair value hedges, the designated hedged risk is primarily the risk of changes in fair value attributable to changes in the benchmark interest rate of the hedged item or transactions. For fair value hedges, the Company assesses the expectation of effectiveness at the inception of the hedge and at each monthly period thereafter by analyzing the price sensitivity of the hedging instrument relative to that of the hedged item for changes in fair value attributable to the hedged risk. On a monthly basis, the Company uses the cumulative dollar-offset approach to validate the effectiveness of the hedge on a retrospective basis. The Company measures ongoing ineffectiveness for fair value hedges by comparing the changes in fair value of the hedging instrument to the changes in fair value of the hedged item attributable to the hedged risk. Fair value hedges of warehoused residential mortgage loans are designated and de-designated on a daily basis, and the frequency of the prospective, retrospective and actual ineffectiveness tests follows the hedge period. Forward sale commitments of securities available for sale share the same issuer, coupon rate and contractual maturity date as the hedged item; therefore, the prospective and retrospective evaluations are performed through matching terms at inception and on a monthly basis.
     The Company discontinues hedge accounting prospectively when either it is determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; the derivative expires or is sold, terminated or exercised; the derivative is de-designated because it is unlikely that a forecasted transaction will occur; or management determines designation of the derivative as a hedging instrument is no longer appropriate. When hedge accounting is discontinued, the derivative is either terminated or reclassified as a trading account asset or liability. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted as an adjustment to yield over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transaction are still expected to occur, unrealized gains and losses accumulated in other comprehensive income are included in the results of operations in the same period when the results of operations are also affected by the hedged cash flow. The unrealized gains and losses are recognized in the results of operations immediately if the cash flow hedge was discontinued because a forecasted transaction is not expected to occur. For the nine months ended September 30, 2008, gains of $31 million were recognized in other fee income representing the ineffective portion of the net gains (losses) on derivatives that qualify as cash flow and fair value hedges. This amount includes the time value of options. In addition, net interest income in the nine months ended September 30, 2008, was decreased by $31 million, representing ineffectiveness of cash flow hedges caused by differences between the critical terms of the derivative and the hedged item, primarily differences in reset dates.
     Commitments to purchase certain securities or loans and certain commitments to sell loans are derivatives. At inception, these commitments may be designated in a hedge relationship; otherwise, they are recorded as either trading derivatives or economic hedges depending upon their purpose. In the normal course of business the Company enters into contracts that contain a derivative that is embedded in the financial instrument. If applicable, an embedded derivative is separated from the host contract and can be designated in a hedge relationship; otherwise, it is recorded as a freestanding derivative and recorded as either a trading derivative or an economic hedge depending upon its purpose. The Company enters into credit derivative agreements in connection with altering the risk profile of certain loans or pools of loans in the Company’s loan portfolio. These credit derivatives do not meet the criteria for designation as an accounting hedge and are recorded as either trading derivatives or economic hedges depending upon their purpose. The Company enters into interest rate lock commitments as part of its commercial and consumer mortgage lending activities. These loan commitments are initially recorded at fair value. Subsequent adjustments in the value of the loan commitment are primarily related to changes in interest rates, changes in the probability that a commitment will be exercised and the passage of time. The estimate of fair value specifically excludes the value of servicing cash flows and excess servicing.
     Derivatives used for risk management activity at September 30, 2008, are presented on the following page.

	September 30, 2008
						Average
		Notional	Gross Unrealized			Maturity in
(In millions)	Hedged items or Transactions	Amount	Gains	Losses (b)	Equity (c)	Years (d)
ASSET HEDGES (a)
Cash flow hedges
Interest rate swaps-receive fixed	First forecasted interest receipts on commercial loans

Pay 1 month LIBOR swaps	1 month LIBOR risk	$2,983	97	-	59	2.38
Pay 3 month LIBOR swaps	1 month LIBOR risk	17,910	346	(86)	157	3.82

Purchased interest rate floors-3 month LIBOR	First forecasted interest receipts on 1 month LIBOR commercial loans	9,000	-	(34)	(21)	1.85

Call options on Eurodollar futures	First forecasted interest receipts on 1 month LIBOR commercial loans	12,000	-	(5)	-	0.25

Fair value hedges
Interest rate swaps-pay fixed/ receive LIBOR	Individual fixed rate debt securities	691	3	(19)	-	10.67

Forward sale commitments	Individual fixed rate debt securities	2,800	38	-	-	0.10

Foreign currency forwards	Currency risk associated with foreign currency denominated securities classified as available for sale	8,919	4	(8)	-	0.02

Total asset hedges		$54,303	488	(152)	195	1.90

LIABILITY HEDGES (a)
Cash flow hedges
Interest rate swaps-pay fixed	First forecasted interest payments on long-term debt

Receive 1 month LIBOR swaps	1 month LIBOR risk	2,056	2	(199)	(122)	9.40
Receive 3 month LIBOR swaps	1 month LIBOR risk	6,488	-	(183)	(113)	2.47
Receive 3 month LIBOR swaps	3 month LIBOR risk	8,225	2	(21)	(10)	2.20
Receive 6 month LIBOR swaps	6 month LIBOR risk	7	-	-	-	4.72

Eurodollar futures	1 day LIBOR risk associated with the proceeds from first forecasted issuance of repurchase agreements that are part of a rollover strategy	-	-	-	-	0.25

Eurodollar futures	First forecasted interest payments on 3 month LIBOR long-term debt	82,375	73	(30)	19	0.25

Fair value hedges
Interest rate swaps-receive fixed/ pay floating (e)	Individual fixed rate long-term debt issuances	31,341	953	(219)	-	10.27

Foreign currency forwards	Currency risk associated with foreign currency denominated repurchase agreements and long-term debt	21,147	16	(110)	-	0.13

Currency swaps (e)	Currency risk associated with individual foreign currency denominated long-term debt	870	-	(33)	-	4.56

Total liability hedges		152,509	1,046	(795)	(226)	2.64

Total		$206,812	1,534	(947)	(31)	-

(a) Includes only derivative financial instruments related to interest rate risk and foreign currency risk management activities that have been designated and accounted for as accounting hedges.
(b) Represents the fair value of derivative financial instruments less accrued interest receivable or payable less unamortized premium or discount.
(c) At September 30, 2008, the net unrealized gain on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $16 million, net of income taxes. Of this net of tax amount, a $31 million loss represents the effective portion of the net gains (losses) on interest rate derivatives that qualify as cash flow hedges and a $47 million gain relates to terminated and/or redesignated derivatives. At September 30, 2008, $56 million of net gains, net of income taxes, recorded in accumulated other comprehensive income, is expected to be reclassified as interest income or expense during the next twelve months. The maximum length of time over which cash flow hedges are hedging the variability in future cash flows associated with the forecasted transactions is 17.59 years.
(d) Estimated maturity approximates average life.
(e) At September 30, 2008, such swaps are denominated in U.S. dollars, Euros, Pounds Sterling and Australian dollars in the notional amounts of $24.6 billion, $3.9 billion, $2.6 billion and $1.1 billion, respectively, and the hedged risk is the benchmark interest rate.

     Expected maturities of risk management derivative financial instruments at September 30, 2008, are presented below.

	September 30, 2008

	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount — swaps—receive fixed	$672	311	19,170	740	-	20,893
Notional amount — other	$12,000	5,000	4,000	-	-	21,000
Weighted average receive rate (a)	2.95%	4.72	4.63	4.02	-	4.56
Weighted average pay rate (a)	2.75%	2.71	2.85	2.60	-	2.84
Unrealized gain (loss)	$(5)	(9)	342	(10)	-	318

FAIR VALUE ASSET HEDGES
Notional amount — swaps—pay fixed	$-	-	305	70	316	691
Notional amount — other	$11,719	-	-	-	-	11,719
Weighted average receive rate (a)	-%	-	1.66	1.66	1.67	1.66
Weighted average pay rate (a)	-%	-	3.26	3.30	3.76	3.49
Unrealized gain (loss)	$33	1	(7)	(2)	(7)	18

CASH FLOW LIABILITY HEDGES
Notional amount — swaps—pay fixed	$5,061	8,364	532	1,584	1,235	16,776
Notional amount — other	$82,375	-	-	-	-	82,375
Weighted average receive rate (a)	2.80%	2.82	2.88	3.26	3.12	2.94
Weighted average pay rate (a)	5.15%	7.40	5.61	5.69	5.98	5.48
Unrealized gain (loss)	$(33)	(35)	(28)	(121)	(139)	(356)

FAIR VALUE LIABILITY HEDGES
Notional amount — swaps—receive fixed	$1,950	2,900	5,330	12,387	8,774	31,341
Notional amount — other	$21,147	-	712	158	-	22,017
Weighted average receive rate (a)	5.00%	5.56	4.94	4.71	5.20	4.98
Weighted average pay rate (a)	2.82%	2.77	3.63	3.11	3.91	3.37
Unrealized gain (loss)	$(82)	75	87	305	222	607

(a) Weighted average receive and pay rates include the impact of currently effective interest rate swaps only and not the impact of forward-starting interest rate swaps. All the interest rate swaps have variable pay or receive rates based on one-month to six-month LIBOR, Euros, Pounds Sterling, or Australian dollars and they are the pay or receive rates in effect at September 30, 2008.

     Activity related to risk management derivative financial instruments for the nine months ended September 30, 2008, is presented below.

	September 30, 2008

	Asset	Liability
(In millions)	Hedges	Hedges	Total

Balance, December 31, 2007	$50,047	152,993	203,040
Additions (a)	109,990	280,943	390,933
Maturities and amortizations (a)	(50,250)	(142,689)	(192,939)
Terminations	(55,232)	(133,636)	(188,868)
Redesignations and transfers to trading account assets	(252)	(5,102)	(5,354)

Balance, September 30, 2008	$54,303	152,509	206,812

(a) Foreign currency forwards are shown as either net additions or maturities. The foreign currency forwards are primarily short-dated contracts. At maturity of these contracts, a new foreign currency forward is typically executed to hedge the same risk as the maturing contracts.
NOTE 16: GUARANTEES

	September 30, 2008		December 31, 2007

		Maximum		Maximum
	Carrying	Risk of	Carrying	Risk of
(In millions)	Amount	Loss	Amount	Loss

Securities and other lending indemnifications	$-	37,652	-	59,238
Standby letters of credit	126	32,604	124	29,295
Liquidity agreements	643	25,821	14	36,926
Loans sold with recourse	44	6,244	44	6,710
Residual value guarantees	-	1,372	-	1,220
Written put options	2,124	12,900	2,001	15,273
Contingent consideration	-	11	-	101

Total guarantees	$2,937	116,604	2,183	148,763

NOTE 17: LITIGATION
     The following supplements and amends Wachovia’s discussion of certain matters previously reported in the “Legal Proceedings” sections of Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2007, Wachovia’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, and Wachovia’s Quarterly Report on Form 10-Q for the period ended June 30, 2008.
     Le Nature’s, Inc. On August 26, 2008, the U.S. District Court dismissed the case pending against Wachovia in the Southern District of New York. Plaintiffs have appealed that ruling. Plaintiffs also filed a case asserting similar allegations in the New York State Supreme Court for the County of Manhattan; Wachovia has filed a motion to stay this case pending final resolution of the federal action. In addition, the Bondholder case filed against Wachovia in California has been transferred by the U.S. District Court for the Northern District of California to the U.S. District Court for the Western District of Pennsylvania.
     Interchange Litigation. On October 14, 2008, Visa announced an agreement in principle to settle litigation commenced by Discover Card against it. Wachovia has certain obligations to Visa as a member bank and in connection with its previously disclosed Loss Sharing agreement with Visa. Wachovia has fully reserved for these obligations.
     Payment Processing Center. On August 14, 2008, Wachovia reached agreements to settle the Faloney and Harrison class action lawsuits. The settlements have received preliminary approval from the U.S. District Court for the Eastern District of Pennsylvania, with a fairness hearing scheduled for January 2009.
     Municipal Derivatives Bid Practices Investigation. Wachovia, along with numerous other financial institutions, has received a number of additional civil complaints from various municipalities filed in various state and federal courts. A number of the federal cases are in the process of being consolidated through the Multi-District Litigation procedures.
     Auction Rate Securities. On August 15, 2008, Wachovia announced it had reached settlements in principle with the Secretary of State for the State of Missouri (as the lead state in the North American Securities Administrators Association task force investigating the marketing and sale of auction rate securities), with the New York State Attorney General’s Office and with the SEC of their respective investigations of sales practice and other issues related to the sales of auction rate securities (“ARS”) by certain affiliates and subsidiaries of Wachovia. Without admitting or denying liability, the agreements in principle require that Wachovia purchase certain ARS sold to customers in accounts at Wachovia, reimburse investors who sold ARS purchased at Wachovia for less than par, provide liquidity loans to customers at no net interest until the ARS are repurchased, offer to participate in special arbitration procedures with customers who claim consequential damages from the lack of liquidity in ARS and refund refinancing fees to certain municipal issuers who issued ARS and later refinanced those securities through Wachovia. Wachovia, without admitting or denying liability, will also pay a total fine of $50 million to the state regulatory agencies and agree to entry of consent orders by the two state regulators and an injunction by the SEC. Wachovia intends to begin buying back the ARS in November 2008. In addition, Wachovia is a defendant in three new purported civil class actions relating to its sale of ARS. Baytide Petroleum v. Wachovia Securities, LLC, et al. was filed in the U.S. District Court for the Northern District of Oklahoma. The other two cases, Mayfield v. Wachovia Securities, LLC, et al. and Mayor and City of Baltimore v. Wachovia Securities, LLC, et al., were both filed in the U.S. District Court for the Southern District of New York and allege identical antitrust related claims.
     Golden West and Related Litigation. On October 14, 2008, the New York City Pension Funds was named the lead plaintiff in the Lipetz matter and an order is in place setting the timeframe for filing an amended complaint and response thereto. The plaintiff in Estate of Romain voluntarily dismissed its shareholder derivative case against Wachovia. A new shareholder derivative case, Arace v. Wachovia Corporation, et al., was filed on September 10, 2008, in the U.S. District Court for the Southern District of New York.
     Evergreen Ultra Short Opportunities Fund (the “Fund”) Investigation. The SEC and the Secretary of the Commonwealth, Securities Division, of the Commonwealth of Massachusetts are conducting separate investigations of Evergreen Investment Management Company, LLC (“EIMCO”) and Evergreen Investment Services, Inc. (“EIS”) concerning alleged issues surrounding the drop in net asset value of the Fund in May and June 2008. In addition, various Evergreen entities are defendants in three purported class actions, Keefe v. EIMCO, et al.; Krantzberg v. Evergreen Fixed Income Trust, et al.; and Mierzwinski v. EIMCO, et al., all filed in the U.S. District Court for the District of Massachusetts and related to the same events. The cases generally allege that investors in the Fund suffered losses as a result of (i) misleading statements in the Fund’s prospectus, (ii) the failure to accurately price securities in the Fund at different points in time and (iii) the failure of the Fund’s risk disclosures and description of its investment strategy to inform investors adequately of the actual risks of the fund.

     Merger Related Litigation. On October 4, 2008, Citigroup, Inc. (“Citigroup”) purported to commence an action in the Supreme Court in the State of New York captioned Citigroup, Inc. v. Wachovia Corp., et al., naming as defendants Wachovia, Wells Fargo, and the directors of both companies. The complaint alleged that Wachovia breached an exclusivity agreement with Citigroup, which by its terms was to expire on October 6, 2008, by entering into negotiations and an eventual acquisition agreement with Wells Fargo, and that Wells Fargo and the individual defendants had tortiously interfered with the same contract. In the complaint, Citigroup seeks $20 billion in compensatory damages and $40 billion in punitive damages. After significant procedural activity over the week of October 4-9, including a voluntary dismissal and re-filing of the action in amended form, the case was removed on October 9 to the U.S. District Court for the Southern District of New York. On October 10, Citigroup filed a motion to remand the case to the New York state court, and filed a new proposed amended complaint. The proposed amended complaint includes claims for breach of contract, tortious interference with contract, unjust enrichment, promissory estoppel, and quantum meruit. In the proposed amended complaint, which the court has not yet approved, Citigroup seeks $20 billion in compensatory damages, $20 billion in restitutionary and unjust enrichment damages, and $40 billion in punitive damages. On October 24, Wachovia and Wells Fargo filed a joint response to the motion to remand.
     On October 4, 2008, Wachovia filed a complaint in the U. S. District Court for the Southern District of New York, captioned Wachovia Corp. v. Citigroup, Inc. The complaint seeks declaratory relief, stating that the Wells Fargo merger agreement is valid, proper, and not prohibited by the exclusivity agreement. On October 5, Wachovia filed a motion for a preliminary injunction seeking to prevent Citigroup from interfering with or impeding its merger with Wells Fargo. On October 9, 2008, Citigroup issued a press release stating that Citigroup would no longer seek to enjoin the merger, but would continue to seek compensatory and punitive damages against Wachovia and Wells Fargo. On October 14, 2008, Wells Fargo filed a related complaint in the U. S. District Court for the Southern District of New York, captioned Wells Fargo v. Citigroup, Inc. The complaint seeks declaratory and injunctive relief, stating that the Wells Fargo merger agreement is valid, proper, and not prohibited by the exclusivity agreement. Citigroup has moved to dismiss the complaint.
     On October 8, 2008, a purported class action complaint captioned Irving Ehrenhaus v. John D. Baker, et al., was filed in the Superior Court for the County of Mecklenburg in the State of North Carolina. The complaint names as defendants Wachovia, Wells Fargo, and the directors of Wachovia. The complaint alleges that the Wachovia directors breached their fiduciary duties in approving the merger with Wells Fargo at an allegedly inadequate price, and that the Wells Fargo directors aided and abetted the alleged breaches of fiduciary duty. The action seeks to enjoin the Wells Fargo merger, or to recover compensatory or rescissory damages if the merger is consummated, as well as an award of attorneys’ fees and costs. Plaintiffs have asked the Court for expedited discovery and to set a hearing date for a preliminary injunction motion to enjoin the shareholder vote and the closing of the transaction.
     Data Treasury Litigation. Wachovia Bank, N.A. and Wachovia Corporation are among over 55 defendants named in two actions asserting patent infringement claims filed by Data Treasury Corporation in the U.S. District Court for the Eastern District of Texas. Data Treasury seeks a declaration that its patents are valid and have been infringed, and seeks damages and permanent injunctive relief. One of the cases is stayed pending re-examination of the patents by the U.S. Patent Office and the other case is currently in discovery.
     Outlook. Based on information currently available, advice of counsel, available insurance coverage and established reserves, Wachovia believes that the eventual outcome of the actions against Wachovia and/or its subsidiaries, including the matters described above, will not, individually or in the aggregate, have a material adverse effect on Wachovia’s consolidated financial position or results of operations. However, in the event of unexpected future developments, it is possible that the ultimate resolution of those matters, if unfavorable, may be material to Wachovia’s results of operations for any particular period.

NOTE 18: FAIR VALUE MEASUREMENTS AND FAIR VALUE OPTION
FAIR VALUE MEASUREMENTS
     The Company adopted SFAS 157, “Fair Value Measurements,” on January 1, 2008. SFAS 157 establishes a framework for measuring fair value, expands disclosures about fair value measurements and provides new income recognition criteria for certain derivative contracts. SFAS 157 nullifies the guidance included in EITF Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities,” that prohibited the recognition of gain or loss at the inception of a derivative contract unless the fair value was based on observable market data. SFAS 157 requires that a fair value measurement reflect assumptions market participants would use in pricing an asset or liability. In addition, SFAS 157 prohibits the use of “block discounts” for large holdings of unrestricted financial instruments where quoted prices are readily and regularly available in an active market, and requires a company to consider its creditworthiness when valuing derivatives and other liabilities recorded at fair value. For the nine months ended September 30, 2008, the impact of the Company’s own credit risk on its derivative liability position was insignificant.
     The provisions of SFAS 157 are applied prospectively with changes recorded in current earnings, except changes in fair value measurements that result from the initial application of SFAS 157 to existing derivative financial instruments measured under EITF 02-3, existing hybrid financial instruments measured at fair value and block discounts, all of which are recorded as an adjustment to beginning retained earnings on the date of adoption. Accordingly, the Company recorded a cumulative effect adjustment of $61 million ($38 million after-tax) as an increase to beginning retained earnings on January 1, 2008. Additionally, on the date of adoption, the Company recorded net gains in the first quarter 2008 results of continuing operations of $481 million related primarily to a change in methodology used to calculate the fair value of certain investments in private equity funds held in a wholly owned investment company subsidiary, as described in more detail in the Principal Investments section below.
     FASB Staff Position (“FSP”) No. 157-2, “Effective Date of FASB Statement No. 157,” delays the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except for items recognized or disclosed at fair value on a recurring basis. Under the provisions of FSP 157-2, the Company has not applied certain provisions of SFAS 157 to non-financial assets, such as real estate owned.
     SFAS 157 defines “fair value” as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market, or if none exists, the most advantageous market, for the specific asset or liability at the measurement date (referred to as an exit price). SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy under SFAS 157 are:
     Level 1 Quoted prices (unadjusted) in active markets for identical assets or liabilities at the measurement date.
     Level 2 Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
     Level 3 Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable.
     A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. SFAS 157 requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
DETERMINATION OF FAIR VALUE
     In determining fair value, the Company uses market prices of the same or similar instruments whenever such prices are available, even in situations where trading volume may be low when compared with prior periods as has been the case during the current market disruption. A fair value measurement assumes that an asset or liability is exchanged in an orderly transaction between market participants, and accordingly, fair value is not determined based upon a forced liquidation or distressed sale. Where necessary, the Company estimates fair value using other market observable data such as prices for synthetic or derivative instruments, market indices, industry ratings of underlying collateral or models employing techniques such as discounted cash flow analyses. The discount rate used will vary among different types of financial instruments, and particularly in the case of illiquid markets, is appropriately adjusted to reflect the illiquidity of the markets. The assumptions used in the models, which typically include assumptions for interest rates, credit losses and prepayments, are corroborated by and independently verified against market observable data where possible. Market observable real estate data is used in valuing instruments where the underlying collateral is real estate or where the fair value of an instrument being valued highly correlates to real estate prices. Where appropriate, the Company may use a combination of these valuation approaches.
     Where the market price of the same or similar instruments is not available, the valuation of financial instruments becomes more subjective and involves a high degree of judgment. Where modeling techniques are used, the models are subject to independent validation procedures in accordance with risk management policies and procedures. Further, pricing data is subject to independent verification.
     The following sections describe the valuation methodologies used by the Company to measure classes of financial instruments at fair value and specify the level in the fair value hierarchy where various financial instruments are generally classified. Valuation models, significant inputs to those models and any significant assumptions are included where appropriate.

Derivatives
     The Company enters into both exchange-traded and over-the-counter (“OTC”) derivatives. Exchange-traded derivatives are generally valued using quoted market or exchange prices and are accordingly classified within Level 1 of the fair value hierarchy.
     The majority of the Company’s derivatives, however, are not listed on an exchange and are instead executed over the counter. As no quoted market prices exist for such instruments, OTC derivatives are valued using internal valuation techniques. Valuation techniques and inputs to internally-developed models depend on the type of derivative and the nature of the underlying rate, price or index upon which the derivative’s value is based. Key inputs can include yield curves, credit curves, foreign-exchange rates, prepayment rates, volatility measurements and correlation of such inputs. Where model inputs can be observed in a liquid market and the model does not require significant judgment, such derivatives are typically classified within Level 2 of the fair value hierarchy. Examples of derivatives within Level 2 include generic interest rate swaps, foreign currency swaps, commodity swaps and option contracts. When instruments are traded in less liquid markets and significant inputs are unobservable, such derivatives are classified within Level 3. Examples of derivatives within Level 3 include complex and highly structured derivatives, credit default swaps referenced to subprime residential mortgage-backed securities (“RMBS”) and long-dated equity options where volatility is not observable. Additionally, significant judgments are required when classifying financial instruments within the fair value hierarchy, particularly between Levels 2 and 3, as is the case for certain derivatives. For example, while short-dated derivatives are typically classified within Level 2 of the fair value hierarchy, long-dated derivatives are classified within Level 3. The designation between short-dated and long-dated derivatives is subject to interpretation and can vary by type of derivative.
     Derivatives include accounting hedges, trading derivatives, economic hedges and interest rate locks in the Company’s mortgage business. Accounting hedges are included in other assets or other liabilities. Those derivatives that are held for trading purposes are considered trading derivatives and are included in trading account assets or liabilities. Economic hedges are included in other assets or other liabilities, and interest rate locks are included in other assets.
Securities and Trading Activities
     When available, the Company uses quoted market prices in active markets to determine the fair value of securities. Such instruments are classified within Level 1 of the fair value hierarchy. Examples include exchange-traded equity securities and some highly liquid government securities such as U.S. Treasuries.
     When instruments are traded in secondary markets and quoted market prices do not exist for such securities, the Company generally relies on internal valuation techniques or on prices obtained from independent vendors. Trading assets and liabilities are typically valued using trader prices that are subject to independent price verification procedures. The majority of fair values derived using internal valuation techniques are verified against multiple pricing sources, including prices obtained from independent vendors. Vendors compile prices from various sources and often apply matrix pricing for similar securities when no price is observable. The Company reviews pricing methodologies provided by the vendors in order to determine if observable market information is being used, versus unobservable inputs. When evaluating the appropriateness of an internal trader price compared to vendor prices, considerations include the range and quality of vendor prices. Vendor prices are used to ensure the reasonableness of a trader price; however, valuing financial instruments involves judgments acquired from knowledge of a particular market and is not perfunctory. If a trader asserts that a vendor price is not reflective of market value, justification for using the trader price, including recent sales activity where possible, must be provided to and approved by the appropriate levels of management. Similarly, while securities available for sale traded in secondary markets are typically valued using a vendor price, these prices are reviewed and, if deemed inappropriate by a trader who has the most knowledge of a particular market, can be adjusted. Securities measured with these internal valuation techniques are generally classified within Level 2 of the hierarchy and often involve using quoted market prices for similar securities, pricing models or discounted cash flow analyses using inputs observable in the market where available. Examples include corporate bonds and U.S. Government agency and Government-sponsored entity mortgage-backed securities and collateralized mortgage obligations.
     Where significant inputs are unobservable in the market due to limited activity or a less liquid market, securities valued using models with such inputs are classified in Level 3 of the fair value hierarchy. Securities classified within Level 3 include subprime RMBS and collateralized debt obligations (“CDOs”) backed by subprime RMBS, which the Company refers to as ABS CDOs. ABS CDOs are valued using the prices of similar instruments, the pricing of completed or pending third party transactions or the pricing of the underlying collateral within the CDO. Where prices are not readily available, management’s best estimate is used. Additional examples of securities classified within Level 3 include certain residual and retained interests in securitizations and collateralized loan obligations (“CLOs”) that are backed by leveraged loans. Subordinated and residual interests and CLOs for which there are no quoted market prices are valued using discounted cash flow analyses with credit losses, prepayments and discount rates as assumptions.
Principal Investments
     With the adoption of SFAS 157, the valuation methodology for investments in the Company’s principal investing business, included in other assets, changed significantly. Prior to adoption, for public equity investments, fair value was based on quoted market prices, net of applicable blockage discounts and other discounts relating to trading restrictions and liquidity. Public equity investments are now valued using quoted market prices and discounts will only be applied when there are trading restrictions that are an attribute of the investment. Accordingly, the Company recorded gains of $28 million after-tax ($45 million pre-tax) as a cumulative effect adjustment to beginning 2008 retained earnings, related to removal of blockage discounts previously applied in determining the fair value of certain public equity investments. These public equity investments are classified within Level 1 of the fair value hierarchy unless adjustments for restrictions are applied, which would result in a classification as either Level 2 or 3.

     Prior to adoption of SFAS 157, investments in non-public securities, both private direct investments and investments in funds, were recorded at the Company’s estimate of fair value, which was generally the original cost basis unless either the investee had raised additional debt or equity capital and the Company believed the transaction, taking into consideration differences in the terms of securities, was a better indicator of fair value; or the Company believed the fair value was less than the carrying amount. Under SFAS 157, private direct investments are valued using metrics such as security prices of comparable public companies, acquisition prices for similar companies and original investment purchase price multiples, while also incorporating a portfolio company’s financial performance and specific risk factors. For certain fund investments, where the best estimates of fair value were primarily determined based upon fund sponsor data, the Company now uses net asset value (“NAV”) provided by the fund sponsor as an appropriate measure of fair value. In some cases, such NAVs require adjustments based on certain unobservable inputs. Due to the absence of quoted market prices and the inherent lack of liquidity for these investments, significant management judgment is required, and as such, non-public securities are classified within Level 3 of the hierarchy. These changes in valuation methodology to reflect an estimated exit price, versus the prior methodology that was based primarily upon initial fair value and fund sponsor data, led to the Company’s recognition of a $466 million pre-tax gain related to adoption of SFAS 157 on January 1, 2008.
Mortgage Servicing Rights
     With the adoption of SFAS 156, “Accounting for Servicing of Financial Assets,” the Company elected to record a class of originated residential mortgage servicing assets at fair value on an ongoing basis. Mortgage servicing rights (“MSRs”), which are classified in other assets, do not trade in active markets with readily observable prices. Valuations of originated residential MSRs recorded at fair value are estimated using discounted cash flows with prepayment speeds and discount rates as significant assumptions. Accordingly, MSRs are included within Level 3 of the fair value hierarchy. See Note 4 for additional information on MSRs.
Loans and Loans Held For Sale
     The market value of loans and loans held for sale is determined based on quoted market prices for the same or similar loans when such information is available; otherwise the Company uses outstanding investor commitments, discounted cash flow analyses with market assumptions or the fair value of the collateral if the loan is collateral dependent. Loans held for sale are aggregated for purposes of calculating the market value, consistent with the strategy for sale of the loans. Such loans are classified within either Level 2 or Level 3 of the fair value hierarchy. Where assumptions are made using significant unobservable inputs, such loans held for sale are classified as Level 3.
ITEMS MEASURED AT FAIR VALUE ON A RECURRING BASIS
     The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2008, for each of the fair value hierarchy levels.

	September 30, 2008

(In millions)	Level 1	Level 2	Level 3	Netting (b)	Total

ASSETS
Cash trading instruments	$1,367	28,534	5,080	-	34,981
Derivatives	805	76,236	8,487	(64,509)	21,019

Total trading account assets	2,172	104,770	13,567	(64,509)	56,000
Securities	6,684	92,754	8,255	-	107,693
Loans	-	-	22	-	22
Loans held for sale	-	1,448	68	-	1,516
Other assets (a)	277	1,380	3,284	(3,001)	1,940

Total assets at fair value	$9,133	200,352	25,196	(67,510)	167,171

LIABILITIES
Cash trading instruments	2,067	2,888	11	-	4,966
Derivatives	633	72,386	9,002	(68,599)	13,422

Total trading account liabilities	2,700	75,274	9,013	(68,599)	18,388
Other liabilities (a)	30	1,186	32	(3,001)	(1,753)

Total liabilities at fair value	$2,730	76,460	9,045	(71,600)	16,635

(a) Other assets and other liabilities include accounting hedges and economic hedges that are entered into for certain risk management purposes. Other assets also include principal investments and mortgage servicing assets carried at fair value.
(b) Derivatives are reported net of cash collateral received and paid, and to the extent the criteria of FIN 39 are met, positions with the same counterparty are netted as a part of a legally enforceable master netting agreement between the Company and the derivative counterparty.

LEVEL 3 ITEMS MEASURED AT FAIR VALUE ON A RECURRING BASIS
     The determination to classify a financial instrument within Level 3 of the fair value hierarchy is based on the significance of the unobservable inputs to the overall fair value measurement. However, in addition to unobservable inputs, the valuation of Level 3 instruments typically includes observable inputs as well. Thus, the gains and losses reflected in the rollforward of balances in the tables on the following pages include changes in fair value that are due at least partially to observable factors that are part of the valuation methodology. Additionally, the Company uses derivatives classified within Level 1 or 2 of the fair value hierarchy to manage certain risk characteristics of Level 3 financial instruments. Because Level 1 and 2 instruments are not included in this discussion or in the rollforward, gains and losses may appear to reflect a certain degree of volatility when presented exclusive of related Level 1 and 2 derivatives that may be used to offset risk in Level 3 instruments.
     Additionally, certain instruments within Level 3 assets include derivatives related to private label RMBS and certain commercial mortgage-backed securities transactions. Included in derivative assets and liabilities is activity associated with the intermediation of ABS and commercial real estate (“CRE”) CDO securitizations, where the Company purchases credit default protection related to the securitization of specific RMBS and CRE reference obligations and then sells protection on the same exposure to various market participants, resulting in a significant amount of credit default exposure being economically hedged. Of the $8.5 billion of Level 3 derivative assets, $5.4 billion represents credit default exposure that is economically hedged with derivative liabilities on the same reference obligation. The remaining Level 3 derivative assets and liabilities are also subject to the Company’s established risk management practices.
     Total Level 3 assets were 3 percent of the Company’s total assets at both June 30, 2008, and September 30, 2008. During the nine months ended September 30, 2008, the Company purchased $2.6 billion of RMBS; recorded $1.8 billion of other-than-temporary impairment losses, which were primarily driven by interest rate changes, credit spread widening and reduced liquidity in applicable markets; and had net transfers of $641 million from Level 3 to Level 2 relating to securities available for sale. Additionally, the Company recorded $1.0 billion of net market disruption-related losses related to cash instruments within trading account assets.
     The following tables present the changes in the Level 3 assets and liabilities for the three and nine months ended September 30, 2008.

	Three Months Ended September 30, 2008
							Change in
							unrealized gains
			Included in	Purchases,			(losses) relating
			other	issuances and	Transfers in		to instruments
	Beginning	Included in	comprehensive	settlements,	and/or out	Ending	still held at the
(In millions)	balance	earnings	income (loss)	net	of Level 3	balance	reporting date

ASSETS
Cash trading instruments	$6,209	(474)	-	(663)	8	5,080	(500)
Securities	8,177	(1,258)	188	(446)	1,594	8,255	(1,137)
Loans	18	(4)	-	(1)	9	22	(4)
Loans held for sale	43	-	-	(22)	47	68	(14)
Other assets	$3,491	(163)	-	(44)	-	3,284	(117)

LIABILITIES
Cash trading instruments	$43	-	-	(32)	-	11	-
Derivatives, net (a)	1,220	60	-	(755)	(10)	515	3
Other liabilities	$76	13	-	(57)	-	32	8

(a) Total Level 3 derivative exposures are netted for presentation purposes.

	Nine Months Ended September 30, 2008
							Change in
							unrealized gains
			Included in	Purchases,			(losses) relating
			other	issuances and	Transfers in		to instruments
	Beginning	Included in	comprehensive	settlements,	and/or out	Ending	still held at the
(In millions)	balance	earnings	income (loss)	net	of Level 3	balance	reporting date

ASSETS
Cash trading instruments	$6,494	(1,048)	-	(716)	350	5,080	(863)
Securities	9,575	(2,301)	(246)	1,868	(641)	8,255	(1,523)
Loans	-	(7)	-	(2)	31	22	(7)
Loans held for sale	106	-	-	(85)	47	68	(15)
Other assets	$2,737	560	-	(13)	-	3,284	464

LIABILITIES
Cash trading instruments	$29	4	-	(65)	43	11	-
Derivatives, net (a)	605	125	-	(188)	(27)	515	246
Other liabilities	$32	57	-	(57)	-	32	(31)

(a) Total Level 3 derivative exposures are netted for presentation purposes.
     Gains and losses (realized and unrealized) included in earnings for the three and nine months ended September 30, 2008, for Level 3 assets and liabilities reported in net interest income, trading account profits (losses), principal investing, securities gains (losses) and other income are presented in the tables below.

	Three Months Ended September 30, 2008

		Trading
	Net	Account		Securities
	Interest	Profits	Principal	Gains	Other
(In millions)	Income	(Losses)	Investing	(Losses)	Income

Total gains (losses)	$7	(534)	(307)	(1,258)	120
Change in unrealized gains (losses) relating to
assets still held at September 30, 2008	$-	(508)	(355)	(1,137)	239

	Nine Months Ended September 30, 2008

		Trading
	Net	Account		Securities
	Interest	Profits	Principal	Gains	Other
(In millions)	Income	(Losses)	Investing	(Losses)	Income

Total gains (losses)	$14	(1,207)	255	(2,300)	256
Change in unrealized gains (losses) relating to
assets still held at September 30, 2008	$-	(657)	67	(1,522)	383

ITEMS MEASURED AT FAIR VALUE ON A NONRECURRING BASIS
     Certain assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value measurement in certain circumstances, for example, when there is evidence of impairment. These instruments are measured at fair value on a nonrecurring basis and include assets such as certain loans held for sale, which are measured at the lower of cost or market value (“LOCOM”), and certain loans that have been deemed impaired.
     Loans held for sale with a carrying amount of $1.7 billion were written down to their fair value of $1.2 billion, resulting in a loss of $469 million, which was included in results of operations for the nine months ended September 30, 2008. Certain of these positions are economically hedged with derivatives classified as trading account assets.

     When a loan held for investment is deemed impaired, a creditor measures impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, impairment may be measured based on the fair value of the loan or on the fair value of the underlying collateral if the loan is collateral dependent. Loans deemed to be impaired based on a fair value measurement totaled $6.6 billion with the portion deemed to be impaired included in the allowance for loan losses.
     The Company recorded goodwill impairment charges of $18.8 billion and $6.1 billion in the third and second quarters of 2008, respectively, which were primarily driven by the significant decline in the Company’s market capitalization. See Note 7 for additional information on goodwill impairment.
     The following table presents financial instruments still held on the balance sheet at September 30, 2008, by level within the fair value hierarchy for which a nonrecurring change in fair value was recorded during the three and nine months ended September 30, 2008. Because certain items, such as loans held for sale, are not measured at fair value on a recurring basis, certain carrying amounts may reflect fair value measurements at an earlier interim period and may no longer represent the fair value at September 30, 2008. Additionally, the carrying amount of any loans fully charged off is zero. Other assets include foreclosed properties, and related losses include charge-offs on loans prior to reclassification as foreclosed properties.

					Total gains (losses)

					September 30, 2008
	Fair Value Measurements				Three	Nine
					Months	Months
(In millions)	Level 1	Level 2	Level 3	Total	Ended	Ended

ASSETS
Loans	$-	4,738	1,819	6,557	(1,231)	(2,335)
Loans held for sale	-	1,114	74	1,188	(63)	(469)
Goodwill	-	-	11,864	11,864	(18,786)	(24,846)
Other assets	-	416	55	471	(174)	(240)
LIABILITIES
Other liabilities	$-	-	4	4	(4)	(4)

FAIR VALUE OPTION
     The Company adopted SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” on January 1, 2008. SFAS 159 permits companies to elect to carry certain financial instruments at fair value with corresponding changes in fair value reported in the results of operations. The election to carry an instrument at fair value is made at the individual contract level and can be made only at origination or inception of the instrument, or upon the occurrence of an event that results in a new basis of accounting. The election is irrevocable. On January 1, 2008, the Company recorded a cumulative effect adjustment of $60 million ($38 million after-tax) as a charge to beginning retained earnings as a result of the adoption of SFAS 159.
     The instruments for which the Company elected fair value and the resulting transition adjustment are presented below.

	As of		As of
	January 1,		January 1,
	2008, prior to	Transition	2008, after
	adoption of	adjustment	adoption of
(In millions)	SFAS 159	gain (loss)	SFAS 159

Trading account assets	$6,807	(60)	6,747
Loans held for sale	16	-	16

Pretax cumulative effect of adoption of fair value option		(60)
Income taxes		22

Cumulative effect of adoption of fair value option		$(38)

     The total transition adjustment is attributable to certain securities available for sale elected for fair value option and represents the unrealized loss at December 31, 2007, reclassified from accumulated other comprehensive income to retained earnings effective January 1, 2008. The intent of the Company’s election was to provide an alternative to hedge accounting. Following election of the fair value option, these securities available for sale were reclassified to trading account assets as required by SFAS 159. Election of fair value and the consequent move to trading account assets did not change the intent of the Company to hold the elected securities as originally intended when they were reported as securities available for sale. During the third quarter of 2008, $4.3 billion of the securities carried at fair value were sold as a part of the Company’s overall strategy to de-leverage the balance sheet and preserve capital. The remaining securities carried at fair value continue to be managed as they had been managed within securities available for sale.

     On January 1, 2008, certain purchased distressed nonperforming residential real estate loans held for sale were also elected to be carried at fair value with corresponding changes in fair value reported in the results of operations. As these loans held for sale were carried at LOCOM prior to adoption and were in a loss position, no transition adjustment was required. This election was intended to decrease earnings volatility.
     As the adoption of SFAS 159 provides the Company with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without the need to apply complex hedge accounting provisions, the Company has chosen to elect fair value option for certain financial assets and liabilities on a prospective basis and will continue to evaluate opportunities for election going forward.
     During the nine months ended September 30, 2008, the Company elected fair value for certain newly originated residential mortgage loans held for sale. These elections were made due to the short holding period of such loans. Securities elected upon adoption included certain seasoned mortgage-backed securities and were elected due to their predictable price risk as interest rates change, in connection with the Company’s risk management strategy.
     Also, during the nine months ended September 30, the Company elected fair value for certain letters of credit that are hedged with derivative instruments to better reflect the economics of the transactions. These letters of credit are included in trading account assets or liabilities. Additionally, certain residential mortgage loans held for sale carried at fair value were transferred to the loan portfolio, where they continue to be carried at fair value with unrealized gains and losses reported in the results of operations.
     Prospectively, the Company plans to elect fair value for certain newly originated loans and loans held for sale, certain purchased securities and certain debt issuances with related unrealized gains and losses reported in the results of operations.
     The following tables present gains and losses due to changes in fair value for items measured at fair value pursuant to election of the fair value option for the three and nine months ended September 30, 2008.

	Three Months Ended September 30, 2008

	Trading
	Profits	Other
(In millions)	(Losses)	Income	Total

Trading account assets	$(21)	-	(21)
Loans	-	(4)	(4)
Loans held for sale	$-	10	10

	Nine Months Ended September 30, 2008

	Trading
	Profits	Other
(In millions)	(Losses)	Income	Total

Trading account assets	$(36)	-	(36)
Loans	-	(7)	(7)
Loans held for sale	$-	3	3

     The above amounts do not include interest and dividends earned during the period. Such interest and dividends are recorded in interest income or interest expense on an accrual basis. Additionally, amounts do not reflect associated hedges.
     For the nine months ended September 30, 2008, the estimated change in fair value of loans and other receivables for which the fair value option was elected that was attributable to changes in instrument-specific credit risk was insignificant.
     As of September 30, 2008, the aggregate fair value of loans and long-term receivables for which the fair value option was elected was exceeded by the aggregate unpaid contractual principal amount by $25 million. The aggregate fair value of loans carried at fair value that are 90 days or more past due as of September 30, 2008, was $3 million, and the contractual principal amount of such loans exceeded the fair value by $20 million. The aggregate fair value of loans that were in nonaccrual status as of September 30, 2008, was $8 million and the contractual principal amount of such loans exceeded the fair value by an insignificant amount.
     The aggregate carrying amount of items not eligible for the fair value option is $23.7 billion, which represents the Company’s lease financing receivables, which are included in loans on the balance sheet.